AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE PRELIMINARY OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

AMENDMENT NO. 1 TO

PRELIMINARY OFFERING CIRCULAR

DATED SEPTEMBER 29, 2025

CENTRAL RORO, LLC

829 N 1st Ave Suite 201

Phoenix AZ 85003

800-617-8981

www.atarihotels.com

$8,668,000 Minimum Offering Amount

$75,000,000 Maximum Offering Amount

Central RoRo, LLC is a Delaware limited liability company that we refer to in this offering circular as the “Company.” The Company is offering a minimum of $8,668,000 of its units of membership interest, or “Units,” or 17,336 Units, and a maximum of $75,000,000 of Units, or 150,000 Units, which we refer to in this offering circular as the “Minimum Offering Amount” and “Maximum Offering Amount,” respectively. This offering of the Company’s Units pursuant to this Offering Statement on Form 1-A of which this offering circular forms a part, is referred to as the “Offering.” The Company has a holding company structure, meaning that it will operate its business through majority or wholly owned subsidiaries, or through current affiliates that will become the Company’s majority or wholly owned subsidiaries upon the closing of an acquisition thereof. See “Risk Factors — Risk Related to Our Holding Company Structure” on page 6 for more information. As a result of the Company’s holding company structure, we sometimes refer to ourselves and our majority owned subsidiaries or our affiliates which will become majority owned subsidiaries upon the closing of a Company securities offering, together as “we,” “us,” “our” and similar references as dictated by the context. See “Notes on Offering Circular Presentation” on page ii for information regarding the presentation of this offering circular and certain capitalized terms used in this offering circular.

The Company’s first intended majority-owned subsidiary is our affiliate, Main & Main RoRo Property Owner, LLC, a Delaware limited liability company referred to in this offering circular as “Main & Main.” We will acquire a majority of Main & Main’s units of membership interest upon the initial closing of this Offering, which will occur only if we raise the Minimum Offering Amount. Through Main & Main, we intend to use the net proceeds of this Offering to develop, construct, and eventually operate an Atari-branded hotel and attached entertainment complex in the Roosevelt Row Arts District in Phoenix, Arizona.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses set forth in “Use of Proceeds” of page 37 for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023 (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units following the initial closing of this Offering pursuant to Main & Main’s Third Amended and Restated Operating Agreement, which we refer to as the “Main & Main Operating Agreement.” See “Use of Proceeds,” “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” on pages 41 and 74 for more information. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●

Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” on page 21 for more information. You should also note that there are risks associated with the indebtedness we expect to incur to complete the Phoenix, Arizona-based Atari Hotel’s construction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” and “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” on page 8 for more information. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

The Company and Main & Main are managed by Central RoRo Manager, LLC, an Arizona limited liability company, which we refer to as our “Manager,” according to the Amended and Restated Operating Agreement of the Company, which we refer to as the “Operating Agreement,” and the Main & Main Operating Agreement, respectively. See “Our Manager” on page 69 for more information about our Manager. You should note that there are conflicts of interest between us and our Manager, and that there are risks associated with such conflicts. See “Risk Factors — Risks Related to Conflicts of Interest” on page 18 for more information. Potential Investors should also note that we have zero to very limited ability to remove our Manager under our operating agreements and a certain line of credit with the Commerce Bank of Arizona CBAZ, do not expect to receive or make any cash distributions in the foreseeable future, and that our Manager, who holds sole management authority over the Company, Main & Main, and our business, does not hold any equity in either Main & Main or the Company but is entitled to a significant carried interest in Main & Main pursuant to the Main & Main Operating Agreement. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business,” “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all,” “Risk Factors — Risks Related to this Offering and Ownership of Our Units — We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price,” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement” on pages 24, 21, 22 and 23 for more information

We are offering our Shares on a best efforts basis, meaning there is no guarantee that we will receive any proceeds from the sale of our Shares in this Offering. We have engaged DealMaker Securities LLC, a registered broker-dealer which we refer to as “Broker,” and member of the Financial Industry Regulatory Authority, or “FINRA,” and its affiliates to provide broker-dealer compliance services, technology, and marketing support in connection with this Offering. See “Plan of Distribution” on page 27 for more information.

Until we close on the Minimum Offering Amount of $8,668,000, which we refer to as the “Initial Closing,” all Offering proceeds will be held in a third-party escrow account, the “Escrow Account,” managed by Enterprise Bank & Trust, which we refer to as the “Escrow Agent.” This Offering will terminate on the earlier of (i) the date we raise the Maximum Offering Amount, or (ii) the date that is one year from the qualification date of this Offering by the SEC, provided, however, that we may terminate this Offering at any time prior to the deadline identified in this offering circular, if doing so is in the best interest of our business. Any money tendered by potential investors but not closed upon as a result of any termination of the Offering, including as a result of (ii) above, will be promptly returned by the Escrow Agent without any interest or deduction. We will also amend or supplement this offering circular as appropriate in accordance with federal securities law. While our Offering of Units will be continuous and ongoing within the meaning of Rule 251(d)(3) of Regulation A, closings of the Offering, each of which is referred to in this offering circular as a “Closing” and together the “Closings,” may take place from time to time, over the term of the Offering after the Minimum Offering Amount is raised, in order to maximize economic efficiencies for the duration of the Offering. In any event, we intend to hold a Closing at least every four weeks following the Initial Closing. An executed subscription agreement for any particular investor in this Offering will be accepted or rejected by our Manager within 15 days of being received by the Company. See “Plan of Distribution” for more information.

There is no market for our Units, and none may develop in the future. Our Units have limited voting rights as described in our operating agreements. Furthermore, there are certain restrictions on the transfer of our Units, and a holder thereof is not permitted to assign, pledge, mortgage, hypothecate, give, sell, or otherwise dispose of or encumber all or a portion of its units unless certain conditions are fulfilled. See “Description of Our Units and the Units of Main & Main” on page 73 for more information.

Securities	Price to Public	Broker-Dealer Commissions (1)	Proceeds to the Company (2)
Per Unit	$500.00	$22.50	$477.50
Total Minimum	$8,668,000.00	$390,060.00	$8,277,940.00
Total Maximum	$75,000,000.00	$3,375,000.00	$71,625,000.00

(1)

We will pay Broker a maximum cash commission of 4.5% on (i) the sale of our Units. The amounts set forth in this column exclude $61,500 in additional underwriting compensation we will pay to Broker and its affiliates in connection with the services they are providing in this offering. See “Plan of Distribution” for more information. In any event, the amount of compensation we will pay to Broker and its affiliates in connection with this Offering will not exceed $3,436,500; provided that such amount is subject to increase upon any later amendment to this Offering in which we increase the number of Shares being offered herein.

(2)

The amounts in this column represents the proceeds we will receive from the sale of Units in this Offering minus Underwriting Compensation, but does not account for the payment processing expenses, out-of-pocket expenses, or other related service fees. The figures also do not account for other expenses payable by our company in connection with this offering, including costs related to accounting, legal services, printing, due diligence, software, marketing, and selling efforts.

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act,” and, as such, may elect to comply with certain reduced reporting requirements for this offering circular and future filings after the Offering.

By participating in this Offering, you are purchasing the Company’s Units, and not the Main & Main Units. See “Plan of Distribution” on page 27 for more information.

The purchase of the securities offered through this offering circular involves a high degree of risk. You should carefully read the entire offering circular, including the section entitled “Risk Factors” beginning on page 6, before buying any Units.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering circular follows the offering circular format described in Part II (a)(1)(i) of Form 1-A.

The approximate date of commencement of proposed sale to the public is October 31, 2025.

*	THE “ATARI” NAME AND LOGO ARE THE EXCLUSIVE INTELLECTUAL PROPERTY OF ATARI INTERACTIVE, INC. AND ARE USED IN CONNECTION WITH HOTEL AND ENTERTAINMENT PROJECTS SOLELY PURSUANT TO A LIMITED LICENSE. CENTRAL RORO, LLC, MAIN & MAIN RORO PROPERTY OWNER, LLC, AND AH ENDEAVORS LLC ARE THE CURRENT LICENSEES; APART FROM THIS LICENSING RELATIONSHIP, THEY HAVE NO AFFILIATION WITH ATARI INTERACTIVE, INC. THIS INVESTMENT OPPORTUNITY IS NEITHER SPONSORED NOR ENDORSED BY ATARI INTERACTIVE, INC. OR ANY OF ITS AFFILIATES, AND IT CONFERS NO EQUITY OR OTHER OWNERSHIP INTEREST IN ATARI INTERACTIVE, INC., NOR IS IT GUARANTEED BY ATARI INTERACTIVE, INC. OR ITS AFFILIATES.

FOR INVESTORS OUTSIDE THE UNITED STATES: We have not done anything that would permit possession or distribution of this offering circular in any jurisdiction where action for that purpose is required other than the United States. You are required to inform yourselves about and observe any restrictions relating to this Offering and the distribution of this offering circular.

i

NOTES ON OFFERING CIRCULAR PRESENTATION

Central RoRo, LLC, the Company, is the issuer in this Offering. The Company has a holding company structure, meaning that it will operate its business through majority or wholly owned subsidiaries, or through current affiliates that will become the Company’s majority or wholly owned subsidiaries upon the closing of an acquisition thereof, if any. See “Description of Business” for more information. Upon the Initial Closing of this Offering, the Company will acquire a majority ownership stake in Main & Main, through which the Company will develop, construct, and operate the Phoenix, Arizona-based Atari Hotel business and any other Atari-brand hotels which the Company is licensed to develop, build, and operate, if any.

Throughout this offering circular, we refer to Central RoRo as the “Company,” and to Main & Main RoRo Property Owner, LLC as “Main & Main.” We also refer to the Company and Main & Main together, as “we,” “us,” “our,” etc., due to the Company’s holding company structure and the fact that Main & Main is the subsidiary through whom we will initially conduct our operations with respect to the Phoenix, Arizona-based Atari Hotel, unless dictated otherwise by context, for example, that:

●	disclosure regarding this Offering, the Units, the “Plan of Distribution,” and our agreement with Broker and its affiliates, refer to the Company, and

●	disclosure regarding the acquisition of the Land Parcel, and the development, construction, and eventual operation of the Phoenix, Arizona-based Atari Hotel, refer to Main & Main. See “Description of Business” and “Risk Factors — Risks Related to Our Holding Company Structure” for more information.

You should rely only on the information contained or incorporated by reference in this offering circular prepared by us or to which we have referred you. We have not authorized anyone to provide you with any information other than the information contained in this offering circular and take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the Units offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. For the avoidance of doubt, this offering circular is not an offer to sell any Main & Main Units, and investors in this Offering will only receive Units by investing in this Offering. The information contained in this offering circular is current only as of its date, regardless of the time of delivery of this offering circular or any sale of Units. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by federal securities law.

The industry and market data used throughout this offering circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

Except as stated otherwise in this offering circular, we own the trademarks, service marks, and trade names that we use in connection with the operation of our business. This offering circular may also contain trademarks, service marks, and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this offering circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this offering circular are listed without the TM, SM, and ® symbols, but we will assert, to the fullest extent under applicable law, our applicable rights, if any, in these trademarks, service marks and trade names. All other trademarks are the property of their respective owners.

No information contained in this offering circular, nor in any prior, contemporaneous, or subsequent communication, should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding, or disposition of the securities offered in this offering circular. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230, published by the U.S. Treasury Department

THE “ATARI” NAME AND LOGO ARE THE EXCLUSIVE INTELLECTUAL PROPERTY OF ATARI INTERACTIVE, INC. AND ARE USED IN CONNECTION WITH HOTEL AND ENTERTAINMENT PROJECTS SOLELY PURSUANT TO A LIMITED LICENSE. CENTRAL RORO, LLC, MAIN & MAIN RORO PROPERTY OWNER, LLC, AND AH ENDEAVORS LLC ARE THE CURRENT LICENSEES; APART FROM THIS LICENSING RELATIONSHIP, THEY HAVE NO AFFILIATION WITH ATARI INTERACTIVE, INC. THIS INVESTMENT OPPORTUNITY IS NEITHER SPONSORED NOR ENDORSED BY ATARI INTERACTIVE, INC. OR ANY OF ITS AFFILIATES, AND IT CONFERS NO EQUITY OR OTHER OWNERSHIP INTEREST IN ATARI INTERACTIVE, INC., NOR IS IT GUARANTEED BY ATARI INTERACTIVE, INC. OR ITS AFFILIATES. SEE "Risk Factors - Risks Related to Our Business and Industry - We will hold a limited license to the Atari brand for use in the Phoenix, Arizona-based Atari Hotel and do not have any affiliation with Atari Interactive, Inc.," AND "Risk Factors - Risks Related to Our Business and Industry - If we fail to comply with its obligations in the agreements under which it will license intellectual property and other rights from third parties or otherwise experience disruptions to its business relationships with any licensor, it could lose license rights that are important to the business" FOR MORE INFORMATION.

Throughout this prospectus, we refer to the following terms:

●	“Atari Hotel,” “Atari Entertainment Complex,” “City of Atari,” and the “Phoenix, Arizona-based Atari Hotel,” which refers to the Phoenix, Arizona-based Atari Hotel and Phoenix Atari Entertainment Complex together, unless context dictates otherwise, will include 19 suites, 72 hotel rooms, and more than 60,000 square-feet immersive entertainment and video game experiences, food and beverage, and other retail offerings with nationally and internationally known brands offering apparel, products, collectibles, and video-games, which will be developed and constructed on an approximately 46,000 square-foot parcel of land in the Roosevelt Row Arts District in Phoenix, Arizona.

●	“AH Endeavors” means AH Endeavors LLC, an Arizona limited liability company owned by Jason Merck and Jordan Taylor, our Manager’s co-managers. Under a certain Assignment and Assumption Agreement dated February 14, 2025, between AH Endeavors and Breakout 1976 LLC, a now-dissolved Delaware limited liability company formerly owned by our Manager’s co-managers, AH Endeavors became the successor in interest to and assignee of all rights, title, and interest in and to the assets of Breakout 1976 LLC, together with all associated obligations. These rights and obligations include those set forth in the Option and License Agreement with Atari, under which Atari granted Breakout 1976 a transferable license to use its intellectual property in connection with the Phoenix, Arizona-based Atari Hotel and to expand the licensed Atari trademark through that project. For purposes of this offering circular and the related offering statement, we will not refer to this assignee-assignor relationship and instead will act as if the Option and License Agreement was entered into by and between Atari and AH Endeavors.

●	“CBAZ” means the Commerce Bank of Arizona, Scottsdale Branch, which extended the CBAZ LOC to Main & Main as partial financing for the Land Purchase Agreement’s $10,500,000 purchase price for the Land Parcel.

●	“CBAZ LOC” means the $3,000,000 line of credit extended to Main & Main by the Commerce Bank of Arizona, Scottsdale Branch, as partial financing for the Land Purchase Agreement’s $10,500,000 purchase price for the Land Parcel.

●	“Central RoRo,” the “Company,” and similar references refer to Central RoRo, LLC., a Delaware limited liability company organized to aggregate and facilitate indirect retail investment in the units of membership interests of Main & Main RoRo Property Owner, LLC.

●	“Closing” or “Closings” means each closing on amounts raised in the Offering after the Initial Closing.

●	“Code” refers to the Internal Revenue Code.

●	“Escrow Agent” refers to Enterprise Bank & Trust which will manage the third-party escrow account containing proceeds derived from the Offering.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“FINRA” means the Financial Industry Regulatory Authority.

●	“Initial Closing” refers to the initial closing we intend to conduct once the minimum offering amount has been raised.

●	“Intel” refers to Intel Corporation.

●	“JMJT” refers to JMJT Roosevelt 2 LLC, a Delaware limited liability company and our affiliate.

●	“JOBS Act” means the Jumpstart Our Business Startups Act.

●	“Land Parcel” or the “Phoenix, Arizona-based Land Parcel” means the 46,000-square-foot plot of land located at 840 N Central Ave, Phoenix, AZ 85004, in the heart of the arts and cultural district of Phoenix known as Roosevelt Row and is in close proximity to two of the country’s largest gaming states, California and Texas.

●	“Land Purchase Agreement” means the Land Purchase Agreement between JMJT, an affiliate of the Company and Main & Main, and Audacy Atlas, LLC, which JMJT assigned to Main & Main on December 8, 2023, which sets forth the terms and conditions of Main & Main’s acquisition of the Land Parcel. The Land Parcel is collateral for the CBAZ LOC, which Main & Main used to partially finance the Land Purchase Agreement’s $10,500,000 purchase price. See “Our Corporate Structure and Operating History” for more information.

●	“Leaseback Agreement” means the leaseback agreement by and between Audacy Atlas, LLC and Main & Main, which was entered into as a condition of the Land Parcel Purchase Agreement.

●	“Main & Main” refers to Main & Main RoRo Property Owner, LLC, a Delaware limited liability company that intends to operate the Phoenix, Arizona-based Atari Hotel, which is also managed by our Manager.

●	“Main & Main Operating Agreement” means the Amended and Restated Operating Agreement of Main & Main RoRo Property Owner, LLC.

●	“Main & Main Units” mean the units of membership interests of Main & Main which are not for sale in this offering circular but which the Company will acquire with the net proceeds of this Offering immediately after the Initial Closing and each subsequent closing of the Offering until it is either completed or terminated, whichever occurs first.

●	“Main & Main Unitholders” means the holders of the Main & Main Units.

●	“Manager” and “Shared Manager” refer to Central RoRo Manager, LLC, an Arizona limited liability company, and the Manager of Main & Main.

●	“Maximum Offering Amount” means 150,000 Units ($75,000,000), the Maximum number of Units we must sell to perform an Initial Closing.

●

“Broker” refers to the DealMaker Securities LLC, though which we will be offering our Units and of which we have also engaged as our broker-dealer of record to assist in the offering of our Units, on a best efforts basis, in those states it is registered to undertake such activities. For the avoidance of doubt, Broker does not purchase any securities from the issuer with a view to sell those for the issuer as part of the distribution of the security.

●	“Minimum Investment Amount” means one (1) Unit ($500), the minimum number of Units a person must buy to participate in this Offering.

●	“Offering” refers to our offering of a minimum of $8,668,000 (the “Minimum Offering Amount”), and up to a maximum of $75,000,000 (the “Maximum Offering Amount”), of Units of membership interest in the Company.

●	“Operating Agreement” means the Operating Agreement of Central RoRo, LLC, the Company.

●	“Option and License Agreement” means the agreement between Atari Interactive, Inc. and AH Endeavors, as the same may be amended from time to time, pursuant to which AH Endeavors holds a transferrable license to use the Atari intellectual property in the Phoenix, Arizona-based Atari Hotel and to expand the licensed Atari trademark through the Phoenix, Arizona-based Atari Hotel project.

●	“Original Members” refers to QOZB Affiliate and RoRo Affiliate, the original members of Main & Main whose investment therein financed Main & Main’s purchase of the Land Parcel.

●	“QOZB Affiliate” refers to Main & Main QOZB, LLC, a Delaware limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on October 24, 2023, which is also an affiliate of the Company and Main & Main.

●	“RoRo Affiliate” means Main & Main RoRo, LLC, an Arizona limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on September 21, 2023, which is another affiliate of the Company and Main & Main.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Unit(s)” means the Unit(s) of the Company being offered for sale in this Offering at $500 per Unit.

●	“Unitholder(s)” means the holders of the Company’s Unit(s) being offered for sale in this Offering.

●	“We,” “Us,” “Our,” and similar terms and their lowercase versions refers to the Company and Main & Main due to our holding company structure. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this offering circular constitute forward-looking statements. Forward-looking statements relate to our expectations, beliefs, projections, future plans, and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular which relate to our business and the Phoenix, Arizona-based Atari Hotel which we intend to construct and operate, including in the “Risk Factors” section and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	our dependence upon external sources for the financing of our operations;

●	our ability to market its future services successfully and profitably;

●	the acceptance of our future services by the target market;

●	the amount and nature of competition from other Phoenix, Arizona-based hotels;

●	our success in establishing and maintaining collaborative and licensing arrangements;

●	our ability to obtain and enforce intellectual property and to protect our trade secrets, others could use our technology to compete with us, which could create undue competition and pricing pressures;

●	our ability to obtain and maintain regulatory approvals and comply with applicable laws and regulations;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings, and other estimated financial information;

●	our ability to secure additional funding necessary for the expansion of its business;

●	the growth of and competition trends in the hotel and immersive entertainment industry;

●	our expectations regarding the popularity, demand for, and market acceptance of, the Phoenix, Arizona-based Atari Hotel products and of our services;

●	our ability to maintain strong relationships with its customers, clients, and service suppliers;

●	our expectation regarding the use of proceeds from this Offering; and

●	fluctuations in general economic and business conditions in the markets in which we operate.

Although the forward-looking statements in this offering circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this offering circular or otherwise make public statements updating our forward-looking statements.

v

OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. It is not complete and does not contain all the information that you should consider before deciding whether to invest in our Units. You should read this entire offering circular carefully, including the “Risk Factors” section, our audited financial statements and the notes thereto, each included elsewhere in this offering circular. You should also note that immediately following the Initial Closing on the Minimum Offering Amount of $8,668,000, the Company will acquire a minimum of 15,701 Main & Main Units, at $500 per unit, for a total price of at least $7,850,500, which will result in the Company owning more than 50% of the issued and outstanding Main & Main Units. Potential Investors should note that an investment in this Offering is an investment in the Units of the Company and not, for the avoidance of doubt, the Main & Main Units being purchased by the Company with the net proceeds of this Offering. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information. See also “Notes on Offering Circular Presentation” for information about capitalized terms used in this section but not defined.

Our Business

We are in the hotel and immersive entertainment business, which includes hotel development and construction, the offering of hotel rooms and related amenities, and immersive experiences revolving around gaming, technology, food and beverage, nostalgia, and pop culture. Our business specifically focuses on the development, construction, and operation of various Atari-branded hotels, if any, either directly through the Company, or indirectly through majority or wholly owned subsidiaries, including the Phoenix, Arizona-based Atari Hotel which will be the first Atari-branded hotel that we will develop, build, and operate. The structure of any additional Atari-branded hotel arm of our business is dictated by economic efficiencies, deal deadlines, and the best interests of our Unitholders. While we cannot guarantee that we will develop, build, and construct any additional Atari-branded hotels, we expect to pursue and exercise any opportunities to do so, including the opportunity to develop, build, and operate an Atari-branded hotel in the Denver, Colorado area pursuant to amendment no. 4 to the License and Option Agreement. See “Interest of Management and others in certain transactions” and “Corporate Structure and Operational History” for more information. For the avoidance of doubt Main & Main will become our majority owned subsidiary following the Initial Closing of this Offering. See “Our Corporate Structure and Operational History” for more information.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023 (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing of this Offering. See “Use of Proceeds,” “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●

Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. You should also note that there are risks associated with the indebtedness we expect to incur to complete the Phoenix, Arizona-based Atari Hotel’s construction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” and “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

The Phoenix Atari Hotel

Through Main & Main, we will develop and build the Phoenix, Arizona-based Atari Hotel on the 46,000 square-foot Land Parcel located at 840 N Central Ave Phoenix, AZ 85004. The Phoenix, Arizona-based Atari Hotel is intended to be the first Atari Hotel. We cannot guarantee that we will develop, build, and construct any additional Atari-branded hotels. Assuming the success of this Offering and our business model and structure, we expect to pursue and exercise any opportunities to do so, including, without limitation, the opportunity to develop, build, and operate an Atari-branded hotel in the Denver, Colorado area pursuant to amendment no. 4 to the License and Option Agreement. See “Interest of Management and others in certain transactions” and “Corporate Structure and Operational History” for more information.

The location of the first Atari-branded hotel will be in the heart of the arts and cultural district of Phoenix, known as Roosevelt Row, and is near two of the country’s largest gaming states, California and Texas. For these reasons, we believe the Phoenix, Arizona-based Atari Hotel will attract people of all ages and demographics, providing spaces and rooms that will cater to gamers, families, business travelers, collectors, entertainment seekers, and foodies alike while embracing the legacy of Phoenix and its diverse and growing population and emerging tech culture. Once construction is complete, we will operate the Phoenix, Arizona-based Atari Hotel and offer various hotel and gaming-related services throughout the property, including lodging, food and beverage, retail gift and souvenir shops, event hosting, and immersive gaming experiences.

The Phoenix, Arizona-based Atari Hotel and attached Atari Entertainment Complex, referred to together as the “City of Atari” and the “Atari Hotel,” will include 19 suites, 72 hotel rooms, and more than 60,000 square feet of immersive entertainment and video game experiences, food and beverage, and other retail offerings with nationally and internationally known brands offering apparel, products, collectibles, and video-games. Our intention is that the City of Atari will utilize the latest technologies and artificial intelligence to immerse guests in nostalgic and pop-culture-centric experiences focused on the history of videogames, movies, and music of the 1980s and 1990s; current and future video game brands; and a futuristic aesthetic inspired by Atari and other brands like “Bladerunner” and “Tron.” We believe that the Phoenix, Arizona-based Atari Hotel will attract people of all ages and demographics, providing spaces and rooms that will cater to gamers, families, business travelers, collectors, entertainment seekers, and foodies alike while embracing the legacy of Phoenix, Arizona, and its diverse and growing.

Intellectual Property

Under the Option and License Agreement with Atari Interactive, Inc., our affiliate holds a transferable license to use the Atari brand, logo, and game titles for Atari-branded hotels in specified markets (e.g., Phoenix, Arizona and Denver, Colorado). We plan to sub-license these rights for the Phoenix, Arizona-based Atari Hotel within 30 days following the Initial Closing of this Offering, in exchange for $4,000,000 cash consideration. We will also assume certain additional licensing fee obligations for any subsequent Atari-branded hotels. The license rights become perpetual once each hotel is completed and launched by a specified date. For example, the Phoenix-based Atari Hotel must be completed by December 31, 2029, or the license rights for that market will revert to Atari Interactive, Inc. We expect similar requirements for other Atari-branded hotels. See “Interest of Management and Others in Certain Transactions” for more information.

Investment Reward Program

We have established a tiered investment reward program with escalating benefits for investors in this Offering. The reward program is progressive, which means that an investment of an amount required to achieve one tier will also entitle the investor to the benefits and rewards of each preceding tier. The reward program has seven tiers, with investment amount requirements ranging from $500 to $250,000. See “Investment Reward Program” for more information.

Market Opportunity and Customers

Companies such as Disney and Great Wolf Lodge have blended immersive entertainment with lodging accommodations for many years. However, we intend that the Phoenix, Arizona-based Atari Hotel will focus its immersive entertainment offerings on technology-based experiences, AI, and video gaming, with corresponding decorations and themes in common areas as well as in the hotel’s private rooms and suites. We also plan to provide experiences in the property’s many venues and rooms that embrace and leverage the gaming industry, which has quickly become the largest entertainment vertical in the world.

Competition and Competitive Strengths

Commercial real estate is highly competitive, and we may face competition from many sources, including from other income producing real estate both in the immediate vicinity and the geographic markets where we will construct Atari-branded hotels, including the Phoenix, Arizona-based Atari Hotel. If so, this would increase the number of hotel rooms available and may decrease occupancy and rooms rates at our hotels. We will also compete with other hotels in the downtown Phoenix market as well as other regional destination style hotels, restaurants and bars in the area as well as the pop-up and long-term immersive experiences throughout the Phoenix market. See “Risk Factors — Risks Related to Our Business and Industry” and “Description of Business — Our Competition and Competitive Strengths” for more information.

We believe that the Phoenix, Arizona-based Atari Hotel, and any future geographic markets in which we may develop, build, and operate an Atari-branded hotel, will have an advantage over other hotels in such markets and neighboring markets given the exclusive Atari license such hotels may utilize, which, in any case, grants the sole ability to utilize the Atari brand in a given market, including the Phoenix hotel market. However, our realization of the above competitive strength, the success of our business and of any future Atari-branded hotel development, construction, and operation project, is dependent on the construction and operation of the Phoenix, Arizona-based Atari Hotel, and, pursuant to a certain amendment no. 4 to the Option and License Agreement dated May 29, 2024, the breaking of ground on construction of the Phoenix, Arizona-based Atari Hotel on or before June 30, 2026, with an option to further extend the term of the Option and License Agreement until December 31, 2026, in exchange for payment of a $50,000 extension fee. However, if we require no more than nine months of additional time to break ground on the Phoenix, Arizona-based Atari Hotel’s construction due to city permitting delays or acts of god and has secured required capital for the project, Atari’s approval of such additional time will not be unreasonably withheld. See “Interest of Management and Others in Certain Transactions — Option and License Agreement” and “Description of Business — Our Competition and Competitive Strengths” for more information.

Growth Strategies

We expect to grow the Atari-branded hotel business, and our Phoenix, Arizona-based Atari Hotel business, through advanced and modern marketing techniques, influencer programs, and brand and operator partnerships while creating an immersive environment that will stand apart from existing hotels around the world. We also expect to develop an Atari-centric hotel loyalty program to drive repeat customer growth. See “Description of Business — Our Business — Future Point-Based Loyalty Program” for more information.

Effect of Seasonality

We expect seasonality to having a significant effect on the business of our Atari-branded hotels due to climactic patterns and decreases or increases in temperature due to the city’s climatic patterns. With respect to the Phoenix, Arizona-based Atari Hotel, we believe that the cooler months from November to April attract more visitors to Phoenix who are seeking refuge from colder climates, and that such season represents a peak season the Phoenix hotel market, where we can expect higher occupancy rates in their hotel and increased patronage of their immersive entertainment offerings. Conversely, Phoenix’s extremely hot summers may deter tourists, potentially reducing the demand for outdoor activities and impacting hotel occupancy rates.

Despite the foregoing effect, our focus on offering unique, indoor immersive entertainment experiences could counterbalance the typical seasonal downturns experienced by the broader hotel industry. By providing engaging indoor activities, we believe we can draw visitors looking for entertainment options that are not affected by the outside temperature, which would help stabilize demand throughout the year.

Corporate Information

We were organized as a Delaware limited liability company on August 16, 2023. Main & Main was organized as a Delaware limited liability company on October 24, 2023. Both the Company and Main & Main are managed by Central RoRo Manager, LLC, an Arizona limited liability company formed on August 16, 2023. Our Manager is a project-specific manager that is owned and controlled by Jason Merck and Jordan Taylor, the co-managers of our Manager. See “Our Corporate Structure and Operational History” for more information.

Our principal executive offices are located at 829 N 1st Ave, Suite 201, Phoenix, AZ 85003. Our telephone number is 800-617-8981. Our website address is www.atarihotels.com. The information on or accessible through our website is not part of this offering circular.

SUMMARY OFFERING TERMS

Securities Being Offered:	A minimum of 17,336 Units for minimum gross proceeds of $8,668,000 and up to a maximum of 150,000 Units for total gross proceeds of up to $75,000,000.

Offering Price:	$500 per Unit.

Minimum Subscription:	There is a $500 minimum subscription amount in this Offering.

Units Outstanding Before the Offering:	0 Units.

Units Outstanding After the Offering if All of the Units Being Offered Are Sold:	150,000 Units.

Broker-Dealer:	DealMaker Securities LLC

Certain Uses of Proceeds:

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023; (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing of this Offering. See “Use of Proceeds,” “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. We intend to finance this $125,000,000 cost as follows:

●    Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●    Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. You should also note that there are risks associated with the indebtedness we expect to incur to complete the Phoenix, Arizona-based Atari Hotel’s construction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” and “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information.

Risk Factors:	Investing in our Units involves risks. See the section entitled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities. Due to the Company’s holding company structure and our relationship with Main & Main, whose units will be the Company’s only asset upon the Initial Closing of the offering. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information. There are also various risks associated with our relationship with our Manager. See “Risk Factors — Risks Related to Conflicts of Interest” for more information.

Investment Reward Program:	We have established a tiered investment reward program with escalating benefits that relate to the Phoenix, Arizona-based Atari Hotel for investors in this Offering. The reward program is progressive, such that the investment of an amount required to achieve one tier will also entitle the investor to the benefits and rewards of each preceding, lower-ranked tier. See “Investment Reward Program” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — A portion of the offering proceeds will be used for non-cash investment rewards, which may not enhance the value of your investment” for more information.

Commissions:

We have agreed to pay Broker a cash commission of 4.5% on the sale of our Units in this Offering, among other fees and expenses payable to Broker or its affiliates in connection with this Offering. See “Plan of Distribution” for more information.

Escrow Agent:

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest bearing escrow account with Enterprise Bank & Trust, our Escrow Agent, and will not be commingled with the operating account of the Company, until, if and when there is a closing with respect to the Offering.

When the Escrow Agent has received instructions from the Company and Broker that a closing will occur and the investor’s subscription is to be accepted (either in whole or part), the Escrow Agent will disburse such investor’s subscription proceeds in its possession to the account of the Company. See “Plan of Distribution” for more information.

Transfer Agent	The transfer agent and registrar for our common stock is DealMaker Shareholder Services, a division of Novation Solutions Inc. O/A DealMaker.

Restrictions on Investment Amount:	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Termination of the Offering:

Until we raise and close on the Minimum Offering Amount of $8,668,000, which we refer to as the “Initial Closing,” all Offering proceeds will be held in a third-party escrow account, the “Escrow Account,” managed by our Escrow Agent. This Offering will terminate on the earlier of (i) the date we raise the Maximum Offering Amount, or (ii) the date that is one year from the qualification date of this Offering with the Securities and Exchange Commission, provided, that in any case, funds tendered by potential investors but not closed upon, including as a result of roman numeral two (ii) above, will be promptly returned to such potential investors by the Escrow Agent without any interest or deduction. After we perform the Initial Closing, we intend to perform a closing every four to eight weeks following the Initial Closing of this Offering, if at all, at which the Escrow Agent will release to the Company any funds then held in the Escrow Account and we will issue the Units being offered hereby. Any closing is referred to in this offering circular as a “Closing” and, collectively, the “Closings.” While our Offering of Units will be continuous and ongoing within the meaning of Rule 251(d)(3) of Regulation A, Closings may take place from time to time over the term of the Offering after the Minimum Offering Amount is raised, as determined by our Manager in order to maximize economic efficiencies for the duration of the Offering. Notwithstanding the foregoing, the Company may amend, rescind, or terminate this Offering and cause the Escrow Agent to return any investments which have not been closed upon, if any, at any time and we will amend or supplement this offering circular as appropriate. An executed subscription agreement for any particular investor in this Offering will be accepted or rejected by the Manager within 15 days of being received by the Company. If the Offering is terminated without closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest. Any costs and expenses associated with the Offering being terminated will be borne by the Company. See “Plan of Distribution” for more information.

Secondary Market Public Trading:	Prior to this Offering, there has not been a public market for our Units. Following the completion of this Offering, we may apply for the listing of our Units on a secondary market trading platform. We cannot offer any assurance that our Units will be listed or quoted on any marketplace following this Offering.

Concurrent Offerings:

We may conduct private placements of our Units to accredited investors, as defined in Rule 501(a) of Regulation D under the Securities Act, concurrently with this Offering, pursuant to Rule 506(c) of Regulation D. Proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should note that there are risks associated with conducting concurrent offerings. See “Risk Factors — Risks Related To This Offering and Ownership of Our Units — We may conduct a concurrent offering of our Units under Rule 506(c) of Regulation D, which could be integrated with this Offering of our Units pursuant to Rule 152 of the Securities Act if we fail to ensure compliance with the requirements of Regulation A and Regulation D, or fail to comply with any safe harbor from integration under Rule 152” for more information.

RISK FACTORS

An investment in our Units involves a high degree of risk. In addition to other information contained elsewhere in this offering circular, you should carefully consider the following risks before acquiring our Units offered by this offering circular. The occurrence of any of the following risks could materially and adversely affect the business, prospects, financial condition, or results of operations of the Company, and the market price of our Units, if any, could decline, which could cause you to lose all or some of your investment. Prospective investors should obtain their own legal and tax advice prior to making an investment in the Units and should be aware that an investment in the Units may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the interests. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” for more information.

FOR PURPOSES OF THIS RISK FACTOR SECTION, UNLESS THE CONTEXT DICTATES OTHERWISE, WE REFER TO THE COMPANY AND MAIN & MAIN TOGETHER, AS “WE,” “US,” “OUR,” ETC. DUE TO THE COMPANY’S HOLDING COMPANY STRUCTURE AND OUR RELATIONSHIP WITH MAIN & MAIN, WHOSE UNITS WILL BE THE COMPANY’S ONLY ASSET UPON THE INITIAL CLOSING OF THE OFFERING. SEE “RISKS RELATED TO OUR HOLDING COMPANY STRUCTURE” FOR MORE INFORMATION.

Risks Related to Our Holding Company Structure

There are risks posed by our holding company structure.

We have a holding company structure, and as such, the Company’s only assets upon the initial closing of this Offering, and thereafter, will be the Main & Main Units which the Company will acquire via its investment of the net offering proceeds from this Offering into Main & Main. As a holding company, the Company has no material business operations and does not expect to receive any distributions from Main & Main, or to make any distributions to the holders of its Units, until the Phoenix, Arizona-based Atari Hotel begins to generate revenue. As such, the Company and its Unitholders will depend on the appreciation in value of the Phoenix, Arizona Atari Hotel and the future potential resale of the Main & Main Units and Units, respectively, in order to realize any return on their investments. As such, the risks posed to the Company and its Unitholders are the same as the risks associated with Main & Main that affect the value of Main & Main’s assets since the value of Main & Main’s assets will dictate the value of the Company’s investments in the Main & Main Units, and in turn, the value of the Units. As such, the occurrence of any material adverse effects on Main & Main due to the below risks will have a downstream material adverse effect on the Company’s results of operations, business, and financial condition and could have the effect of materially reducing the value of our Units sold in this Offering or causing the same to become worthless.

An investment in this Offering is an investment in the Company’s Units, and not in Main & Main directly, the assets of Main & Main, or the Main & Main Units.

An investment in this Offering is specifically an investment in the Units of the Company, and not directly in Main & Main, Main & Main’s underlying assets, or the Main & Main Units which will be held by the Company. As such, the nature of your indirect investment in Main & Main via your purchase of our Units poses the following types of risks:

●	Market Perception and Sentiment. The value of the Company’s Units is significantly influenced by investors’ perception of the Company, which may not always align with the financial condition and operational status of Main & Main. Market sentiment can be swayed by broader economic indicators, industry trends, or speculative forces, leading to potential discrepancies between the intrinsic value of Main & Main’s assets and the market value of the Units.

●	Indirect Exposure. Investors in the Units have indirect exposure to the successes and failures of Main & Main. While this might buffer investors from immediate impacts of any negative developments within Main & Main, it also means that positive gains realized by Main & Main might not directly or fully translate to increased value of the Units due to the holding structure and any associated costs or liabilities that the Company might bear.

●	Operational Risks. Operational risks at Main & Main, such as management decisions, project failures, or unforeseen operational hurdles, could detrimentally affect Main & Main’s valuation and, by extension, the value of the Company’s Units. Investors have no direct say in the operational decisions of Main & Main, adding a layer of risk stemming from potentially divergent interests between the Company’s management and Main & Main’s operational team.

●	Financial Performance and Distribution Risks. Neither Main & Main nor the Company intend to make any distributions until after the Atari hotel begins operating and generating revenue, if at all. Thus, the value of our Units and the ability of the holders thereof to obtain a favorable return on their investment will depend on the appreciation in value of the Main & Main Units, via the appreciation in value of the Phoenix, Arizona-based Atari Hotel, the development of an active public trading market for the Units, or the future potential resale of the Main & Main Units and Units, respectively.

As a result of the above risks, even if Main & Main’s performance is favorable, the value of your Units could materially differ, or become worthless, as a result of external market influences which are out of the Company’s control.

Risks Related to Our Business and Industry

We are a newly formed entity with no prior operating history, which makes our future performance difficult to predict.

We are newly formed entities that have little to no prior operating history. You should consider an investment in this Offering in light of the risks, uncertainties and difficulties frequently encountered by other newly formed companies with similar objectives. Our success in this market depends on:

●	increase awareness of our brand within the themed hotel market;

●	attract, integrate, motivate, and retain qualified personnel to manage day-to-day operations; and

●	build and expand operations structure to support the business.

We will be dependent upon our ability to finance our operations via the sale of our Units for the foreseeable future. Our failure to successfully raise operating capital could result in bankruptcy or other events that would have a material adverse effect on us and our investors. Although our Manager has experience in acquiring, developing, and operating real estate, there can be no assurance that the performance of those activities will be applicable to the development of an Atari-branded hotel or reflective of our future performance. There can be no assurance that we will succeed in our endeavors or that we will successfully complete our operations via the sale of our Units in this Offering. If we do not succeed in such financing efforts, the value of the Main & Main Units may decrease, which would cause a decrease in the value of your Unit holdings via a decrease in the value of the Company’s only assets, the Main & Main Units.

We may not be able to obtain adequate cash to fund the Phoenix, Arizona-based Atari Hotel business.

We require access to at least $50,000,000 in additional cash financing to carry out our business plans even if we raise the Maximum Offering Amount in this Offering. We expect to acquire such funds through a construction financing facility in place prior to breaking ground on the Atari Hotel. Further, any budget shortfalls created because we did not raise the Maximum Offering Amount in this Offering are expected to be met through the planned construction financing facility. See “ — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” below for more information. If we are not successful in selling our Units in this Offering, or are unable to enter a construction financing facility, then we will need to find other financing avenues. We can give no assurance that we will be able to do so on acceptable terms, if at all. If we do not find adequate replacement financing, our business plan may be delayed, and our costs may increase, which could lead to a decrease in the value of our Units as a result of a material adverse change in our results of operations, financial condition, and business. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023; (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing. See “Use of Proceeds,” “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●

Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information.

We anticipate that our future construction financing facility will be with recourse, adding a layer of financial obligation directly tied to our ability to repay. As we contemplate securing future debt financing, we will evaluate several factors, including the cost of construction through debt, the estimated market value of our assets, and the ability of those assets to generate cash flow sufficient to service our debts. Additionally, there are no restrictions or requirements with respect to our debt-to-equity ratio, which may be adjusted without any approval. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Future Construction Financing Facility” for more information.

Our future substantial reliance on additional debt financing even if we raise the Maximum Offering Amount in this Offering poses various risks, each of which could have a material adverse impact on our business, results of operations, and financial condition:

●	If we are not successful in selling our Units in this Offering and are unable to enter a construction financing facility, then we will need to find other financing avenues. We can give no assurance that we would be able to do so on acceptable terms, if at all. If we do not find adequate replacement financing, our business plan may be delayed, and our costs may increase, which could cause a material adverse change in our results of operations, financial condition, and business which would likely cause a decrease in the value of our Units.

●	The success of our future construction financing facility, assuming an Initial Closing or more occurs, is dependent upon the availability of attractive construction loan terms, as well as our ability to identify, structure, consummate, leverage, and manage such loans. In general, the availability of favorable lending opportunities and, consequently, the ability to secure a construction loan on favorable terms will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the availability of the construction lending options in the commercial real estate market and the supply of capital for such opportunities. We cannot make any assurances that we will be successful in identifying and putting in place a favorable construction loan facility that satisfies our needs and budget or that such a loan, once made, will be repaid in a timely fashion in accordance with its terms. Our inability to enter a construction loan facility could cause a material adverse effect on our business, results of operations, and financial condition due to our inability to complete the hotel without adequate construction financing.

●	In the future, negative rating actions by credit agencies, such as downgrades, may heighten the cost of accessing capital by increasing interest rates applicable to us due to interest expense increases and increases in the cost of acquiring necessary capital. We cannot guarantee that we will not experience a downgrade prior to the making of any future credit facility, whether due to deteriorating macroeconomic conditions, a downturn in the hotel and entertainment industry, failure to successfully execute our business strategy related to the development and construction of the Phoenix, Arizona-based Atari Hotel, or the adverse impact on our results of operations or liquidity position from any of the foregoing or otherwise. As a result of such impact, your Units may decrease in value or become worthless, especially if such credit increases cause an inability to carry out our business with respect to future Atari-branded hotel.

Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

We may be unable to satisfy our obligations under the existing $3,000,000 secured revolving line of credit from Commerce Bank of Arizona and any future credit facilities or generate sufficient cash flow to satisfy our debt service obligations, each of which could have a material adverse effect on our business, financial condition, and results of operations, potentially reducing the value of our Units or causing such Units to become worthless.

Our ability to make principal and interest payments on and to refinance the CBAZ LOC and any future indebtedness will depend on our ability to generate future cash flows and is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond us and our control. If we do not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund its other liquidity needs, then our business, financial condition, and results of operations could be materially adversely affected.

If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on the CBAZ LOC and any future debts, it may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures, or seek additional equity. The terms of our debt agreements, including the CBAZ LOC, may also restrict it from affecting any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict its business operations. Further, changes in the credit and capital markets, including market disruptions and interest rate fluctuations, may increase the cost of financing, make it more difficult for us to obtain favorable terms, or restrict our access to these sources of future liquidity. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness, including the CBAZ LOC, would likely result in a reduction of our credit rating, which could harm its ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance or restructure its debt obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition, and results of operations, as well as on our ability to satisfy its debt obligations.

Additionally, our CBAZ LOC and any future credit facilities may contain covenants requiring it to, among other things, provide financial and other information and notice upon the occurrence of certain events affecting us or the business thereof. These covenants may also place restrictions on our ability to incur additional indebtedness, enter into certain transactions involving the sale of any assets or a material amount thereof, engage in mergers or acquisitions, or engage in transactions with affiliates. If we fail to satisfy one or more of the covenants under the CBAZ LOC or its future credit facilities, it would be in default thereunder and may be required to repay such debt with capital from other sources or otherwise not be able to draw down against its facility. Under such circumstances, we may have difficulty locating another lender that would be willing to extend credit to us, and other sources of capital may not be available to us on reasonable terms or at all.

Additionally, our inability to satisfy our debt obligations could result in the acceleration of all amounts owed under the CBAZ LOC and any future credit facilities. If we are unable to repay accelerated amounts owed under such credit facilities, then the lender thereunder may have the right to obtain ownership of the Phoenix, Arizona-based Atari Hotel as collateral for the credit facility. If we lose ownership of the Phoenix, Arizona-based Atari Hotel, the value of our Units, could become worthless. A substantial reduction in the value of our only assets would have a material and substantial adverse impact on the value of the Units being offered in this Offering and may cause such Units to become worthless, thereby materially limiting your ability to obtain a favorable return on investment through the ownership thereof.

Higher interest rates could significantly increase the interest costs on our Commerce Bank of Arizona Line of Credit and any other future floating-rate indebtedness.

The interest payments for our borrowings under the CBAZ LOC and future credit facilities are and are expected to be based on floating rates. Consequently, an upsurge in interest rates would diminish our cash flow available for other corporate purposes, including the development, construction, and operation of the Phoenix, Arizona-based Atari Hotel. Moreover, rising interest rates might restrict our ability to refinance existing indebtedness and augment interest costs on any refinanced indebtedness. We may also enter into certain agreements, such as floating-to-fixed interest rate swaps, caps, floors, and other hedging contracts, to hedge against the cash flow effects of interest rate fluctuations for floating rate debt. Despite these measures, we may not hedge all of its floating rate indebtedness, and any hedges it undertakes may not entirely neutralize its interest rate risk. Additionally, these agreements carry the risk of non-performance by counterparties or potential unenforceability.

We, by holding the Units as our principal asset, are directly exposed to the downstream risks associated with our management of its debt financing, including the CBAZ LOC and interest rate fluctuations. Should rising interest rates lead to increased financing costs or constrain our ability to effectively manage or refinance our debt, our financial stability and growth prospects could be jeopardized. This, in turn, would likely impact the valuation and financial performance of, and consequently affect the value of our Units. As a result, our ability to attract investment, fund operations, and realize returns on its holdings could be adversely affected, presenting a significant risk to our shareholders and their investment in the Units.

We may be unable to enter into an agreement with Intel Corporation for the provision of the Phoenix, Arizona-based Atari Hotel’s computer and electronics systems, and even if it does, we cannot guarantee that such agreement will be favorable to us in price or scope.

We may be unable to enter into an agreement with Intel Corporation, or “Intel,” for the provision of the products and services specified in the “Intel Memo,” a non-binding memorandum of understanding between Intel and AH Endeavors, an Arizona limited liability company owned by Jason Merck and Jordan Taylor, our Manager’s co-managers, within 180 days following the initial closing of this Offering, if at all. See “Description of Business — Our Business - Intel-powered Computer and Electronics Systems” for more information. Even if we do enter into such an agreement, we cannot guarantee that the terms will be favorable in price or scope. Although Intel Corporation is one of several companies that could provide the products and services specified in the Intel Memo, we believe that an agreement with Intel for such services and property will be the most favorable due to an existing relationship between Intersection Development, the developer for the Phoenix, Arizona-based Atari Hotel, and Intel Corporation. Failure to secure a favorable agreement with Intel could adversely affect our ability to complete the Phoenix, Arizona-based Atari Hotel due to increases in costs or delays in construction or furnishing thereof. Any increased cost or delays in the construction or furnishing of the hotel could adversely affect our business operations and financial performance. As such, you should consider the uncertainty and potential adverse outcomes related to our dependence on a future formal agreement with Intel, if any.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank Corp., or Signature, and Silvergate Capital Corp. were each swept into receivership. Although the Department of the Treasury, the Federal Reserve, and the FDIC ensured that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder.

Although we were not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature, or any other financial institution currently in receivership, if we enter into any such instruments and were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers, or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions and third parties, such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions, and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC , and Federal Reserve Board have announced a program to provide immediate loans to financial institutions secured by certain government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our potential partners, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as customers. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor, or supplier, or the failure of any partner to make payments when due, any breach or default by a partner, vendor, or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

The hospitality industry is cyclical and adverse global economic conditions or low levels of economic growth could adversely affect our revenues and profitability as well as cause a decline in or limitation of their future growth.

Consumer demand for our services is closely linked to global and regional economic conditions and is sensitive to business and personal discretionary spending levels. Changes in consumer demand and general business cycles can subject and have subjected revenues to significant volatility. Adverse general economic conditions, health and safety concerns, risks or restrictions affecting or reducing travel patterns, lower consumer confidence, high unemployment, or adverse political conditions can result in a decline in consumer demand for hotel accommodations, which can lower the revenues and profitability of the Phoenix, Arizona-based Atari Hotel business. In addition, a portion of the expenses associated with managing, franchising, licensing, owning, or leasing hotels is fixed. These costs include personnel costs, interest, property taxes, insurance, and utilities, all of which may increase at a greater rate than our revenues and/or may not be able to be reduced at the same rate as declining revenues. Where cost-cutting efforts are insufficient to offset declines in revenues, we could experience a material decline in margins and reduced or negative cash flows. If we are unable to decrease costs significantly or rapidly if and when demand related to the Phoenix, Arizona-based Atari Hotel decreases, a decline in its revenues could have a particularly adverse impact on its net cash flow and profits. Economic downturns generally affect the results derived from owned properties more significantly than those derived from managed and leased portions of the property due to the proportion of fixed costs associated with operating an owned property and the greater exposure owners have to the properties’ performance. As a result, changes in consumer demand and general business cycles can subject our revenues, earnings, and results of operations to significant volatility. Uncertainty regarding the future rate and pace of economic growth in different regions of the country makes it difficult to predict future profitability levels.

In addition to general economic conditions, new hotel room supply is an important factor that can affect the hospitality industry’s performance. Excessive growth in lodging supply could result in returns that are substantially below expectations or result in losses, which could materially and adversely affect our revenues, profitability, and future growth prospects.

Our efforts to develop, build, and then maintain, repair, and renovate the Phoenix, Arizona-based Atari Hotel as necessary could be delayed or become more expensive, which could reduce revenues or impair its ability to compete effectively.

If not maintained in the future, the condition of the Phoenix Atari branded hotel once it is completed could negatively affect the hotel’s ability to attract guests or result in higher operating and capital costs. These factors could reduce revenues or profits from the hotel. There can be no assurance that any planned renovations, when needed, will occur or, even if completed, will result in improved performance. In addition, these efforts are subject to a number of risks, including the following: construction delays or cost overruns; delays in obtaining, or failure to obtain, zoning, occupancy, and other required permits or authorizations; government restrictions on the size or kind of development; changes in economic conditions that may result in weakened or lack of demand for improvements that we make or negative project returns; and lack of availability of rooms or meeting and events spaces for revenue-generating activities during construction, modernization or renovation projects. If the Phoenix, Arizona-based Atari Hotel is not built to meet guest preferences or brand standards, or if the opening thereof is delayed, then our results of operations and financial results could be negatively affected.

Future terrorist activity and/or international instability could adversely impact our real estate acquisition plans and financial operations.

A terrorist attack against the United States, an increase in terroristic threats or suspected activity, and/or an increase in domestic or international instability, whether or not located in the United States, could significantly affect our business by slowing, delaying or halting construction of the Phoenix, Arizona-based Atari Hotel, increasing the cost of such development, and/or reducing the sales and/or usages of the hotel due to fears of an attack, thereby adversely affecting our results of operations, and financial condition.

We might become subject to risks arising from litigation.

We or our affiliates might become involved in litigation. Litigation can be costly, and the results of litigation are often difficult to predict. We may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts that we believe are owed. We might have little or no control over the timing of litigation, which presents challenges to their strategic planning as well. If we are subject to litigation, it could redirect efforts and funds that would have otherwise been allocated to the development, construction, or operation of the hotel which could cause a material adverse change in our business, results of operations, and financial condition.

The performance of the Phoenix, Arizona-based Atari Hotel will fluctuate with general and local economic conditions.

The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels and other economic events may decrease demand for real estate, which can result in a greater likelihood of defaults under the existing leases and lower rent and lower occupancy levels. As a result, these factors may adversely affect the value of the Phoenix, Arizona-based Atari Hotel, the value of the Units and distributions paid to holders of the Units according to our operating agreement. See “Description of Our Units and Significant Governance Matters — Distribution Policy” for more information.

We are subject to risks related to corporate social responsibility.

We, along with the hospitality industry generally will be facing scrutiny related to environmental, social and governance activities and the risk of damage to our reputation and the value of the Atari hotel if we fail to act responsibly or comply with regulatory requirements in a number of areas, such as safety and security, responsible tourism, environmental stewardship, supply chain management, climate change, diversity, equity and inclusion, philanthropy and support for local communities. In particular, our stakeholders may increasingly be interested in our approach to managing climate-related risks and opportunities and may have a direct impact on our revenue. Our failure to adequately keep up with developments associated with corporate social responsibility could result in damage to our reputation, which could cause a material adverse effect on our financial condition, business, and results of operations.

We are both dependent on key personnel.

Jordan Taylor and Jason Merck, the co-managers of our Manager have a significant role in our success. The loss of services of Jordan Taylor and Jason Merck or a limitation in their availability could adversely affect the financial condition and cash flow of our Phoenix, Arizona-based Atari Hotel project, and increase the costs and delays due to the loss of either Mr. Taylor or Mr. Merck’s industry connections. Further, such a loss could be negatively perceived in the securities markets. The occurrence of the foregoing could cause a material adverse effect on our results of operations, business, and financial condition as well as a decrease in the value of your investment in us.

Labor shortages could restrict our ability to operate the hotel or grow the business or result in increased labor costs that could adversely affect their results of operations.

If we are unable to attract, retain, train, manage, and engage skilled individuals, our ability to staff and operate the hotel could be diminished, which could reduce customer satisfaction, and its ability to manage the hotel business could be adversely affected. In addition, the inability of our lessees or partners to attract, retain, train, manage, and engage skilled employees for the restaurants, retail gift stores, or experiences could adversely affect the reputation of our Atari brand. Because payroll costs are a major component of the operating expenses at hotels, a shortage of skilled labor could also require higher wages that would increase labor costs, which could adversely affect our results of operations and the results of the hotel. Additionally, an increase in minimum wage rates could increase costs and reduce profits for us and our partners, which could, in turn, lower demand from other partners or lessees to partner with the hotel. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Because we operate in a highly competitive industry, our revenues or profits could be harmed if we are unable to compete effectively.

The segments of the hospitality industry in which we operate are subject to intense competition. Their principal competitors are other operators of luxury, full-service and focused-service hotels, including other major hospitality chains with well-established and recognized brands and hotels in Phoenix. They will also potentially compete against smaller hotel chains, independent and local hotel owners and operators, home and apartment-sharing services, and timeshare operators. If they are unable to compete successfully, their revenues or profits may decline.

We will also face competition for individual guests, group reservations, and conference business at the hotel. We will compete for these customers based primarily on Atari brand name recognition and reputation, as well as location, rates for hotel rooms, food and beverage and other services, property size and availability of rooms and conference and meeting space, accommodations, and technology, quality of the accommodations, customer satisfaction, amenities, and the ability to earn and redeem loyalty program points. Our competitors may have greater commercial, financial, and marketing resources and more efficient technology platforms, which could allow them to improve their properties and expand and improve their marketing efforts in ways that could affect our ability to compete for guests effectively, or they could offer a type of lodging product that customers find attractive but that we may not offer.

If the Phoenix, Arizona-based Atari Hotel cannot compete successfully in these areas, its operating margins could contract, its market share could decrease, and its earnings could decline. Further, new lodging supplies in the Phoenix market could negatively impact the hotel industry and hamper the ability to maintain or increase room rates or occupancy in such markets. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Any deterioration in the quality or reputation of the Atari brand or theme could have an adverse effect on our reputation, business, financial condition or results of operations.

The Atari brand will be among our most important assets. Our ability to attract and retain guests depends, in part, on public recognition of the Atari brand and its associated reputation. If the Atari brand or theme becomes obsolete or consumers view it as unfashionable, unsustainable or lacking in consistency and quality, we might be unable to attract guests to the Phoenix, Arizona-based Atari Hotel and may further be unable to attract or retain partners.

Changes in ownership or management practices, perceptions of our ESG practices, perception of guest or employee health or safety, the occurrence of accidents or injuries, cyber-attacks, security breaches, natural disasters, crime, failure of suppliers, lessees or business partners to comply with relevant regulations and contractual requirements relating to a variety of issues including environmental, human rights and labor, individual guest, owner or employee notoriety or similar events at the hotel can harm its reputation, create adverse publicity and cause a loss of consumer confidence in our business. Because of the global nature of the Atari brand and the particularities of the business and Phoenix, Arizona hotel location, events occurring in that location could negatively affect the reputation and operations of otherwise successful operations. In addition, the expansion of social media has compounded the potential scope of negative publicity by increasing the speed and expanse of information dissemination. Many social media platforms publish content immediately and without filtering or verifying the accuracy of that content. A negative incident or the perception of the occurrence of a negative incident at our hotel could have far-reaching effects, including lost sales, customer boycotts, loss of development opportunities, and employee difficulties. Such incidents could in the future subject us to legal actions, including litigation, governmental investigations or penalties, along with the resulting additional adverse publicity. A perceived decline in the quality of the Atari brand or damage to our reputation could adversely affect our business, financial condition and results of operations.

Adverse incidents at the Phoenix, Arizona-based Atari-Hotel, or adverse publicity could harm our brand and reputation, as well as adversely affect our market share, business, financial condition, or results of operations.

The Atari brand and its reputation are among our most important assets. The reputational value is based, in part, on the external perceptions of Atari, the quality of the to-be-built Phoenix Atari branded hotel and services, and corporate and management integrity. They may experience harm to their reputation, loss of consumer confidence, or a negative impact on the hotel’s results of operations as a result of an incident involving the potential safety or security of the guests, customers, or colleagues; adverse publicity regarding safety or security of travel destinations around the globe or at their competitors’ properties, or in respect of their third-party vendors or owners and the industry; or any media coverage resulting therefrom.

Additionally, the hotel’s reputation could be harmed if it fails, or is perceived to fail, to comply with various regulatory requirements or if it fails to act responsibly or is perceived as not acting responsibly in a number of areas such as health, safety, and security; data security; diversity and inclusion; group events with controversial groups or speakers; sustainability; responsible tourism; environmental stewardship; supply chain management; climate change; human rights; philanthropy and support for local communities; and corporate governance. We will be managing a broad range of corporate responsibility matters, taking into consideration their expected impact on the sustainability of the hotel business over time and the potential impact of the Phoenix, Arizona-based Atari Hotel business on society and the environment. Despite the efforts, consumer travel preferences may shift due to sustainability-related concerns or costs. In addition, stakeholder expectations regarding such matters are evolving, and they might experience engagement from stakeholders of differing views on these matters. Adverse incidents with respect to their corporate responsibility efforts could impact the value of our Atari brand or their reputation, the cost of their operations, and relationships with investors and stakeholders, all of which could adversely affect their business and results of operations.

The continued expansion in the use and influence of social media has compounded the potential scope of negative publicity that could be generated, lead to litigation or governmental investigations, or damage their reputation. Adverse incidents may occur in the future. Negative incidents could lead to tangible adverse effects on the Phoenix, Arizona-based Atari Hotel business, including lost sales, boycotts, reduced enrollment and/or participation in the hotel’s loyalty program, disruption of access to digital platforms, loss of development opportunities, or reduced colleague retention and increased recruiting difficulties. Any decline in the reputation or perceived quality of the Atari brand or corporate image could adversely affect their market share, business, financial condition, or results of operations.

We are exposed to risks and costs associated with protecting the integrity and security of personal data and other sensitive information.

We will face various risks and costs associated with the collection, handling, storage, and transmission of sensitive information, including costs related to compliance with U.S. and foreign data collection and privacy laws and other contractual obligations. This includes risks associated with the compromise of their systems collecting such information. Many jurisdictions, including the European Union, the U.K., China, and certain states within the U.S., have enacted laws that impose specific requirements on the handling of personal data. We collect internal and customer data, including credit card numbers and other personally identifiable information for a range of critical business purposes, such as managing their workforce, providing requested products and services, maintaining guest preferences to enhance customer service, and for marketing and promotional purposes. They could be exposed to fines, penalties, restrictions, litigation, reputational harm, or other expenses, or other adverse effects on their business, due to failure to protect personal data and other sensitive information or failure to maintain compliance with various U.S. and foreign data collection and privacy laws, with credit card industry standards, or with other applicable data security standards.

Furthermore, U.S. states and the federal government have enacted additional laws and regulations to protect consumers against identity theft. These laws and similar laws in other jurisdictions have increased the costs of doing business, and our failure to implement appropriate safeguards or to detect and provide prompt notice of unauthorized access as required by some of these laws could subject them to potential claims for damages and other remedies. If we are required to pay any significant amounts in satisfaction of claims under these laws, or if they were forced to cease their business operations for any length of time as a result of their inability to comply fully with any such law, our business, operating results, and financial condition could be adversely affected.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering may have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018, entitled: Credit Cards and Investments — A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The growth of internet reservation channels could adversely affect our business and profitability.

A significant percentage of hotel rooms for individual guests are booked through internet travel intermediaries, to whom we shall commit to paying various commissions and transaction fees for sales of the rooms through their systems. Search engines and peer-to-peer inventory sources also provide online travel services that compete with their business. If these bookings increase, these hospitality intermediaries may be able to obtain higher commissions or other significant concessions from them. These hospitality intermediaries may also reduce bookings at the hotel by de-ranking the hotels in search results on their platforms, and other online providers may divert business away from the hotel. Although we expect that our contracts with many hospitality intermediaries will limit transaction fees for the Phoenix hotel, there can be no assurance that they will be able to renegotiate these contracts upon their expiration with terms as favorable as the provisions that existed before the expiration, replacement, or renegotiation. Moreover, hospitality intermediaries generally employ aggressive marketing strategies, including expending significant resources for online and television advertising campaigns to drive consumers to their websites. As a result, consumers may develop brand loyalties to the intermediaries’ brands, websites, and reservations systems rather than directly to the Phoenix, Arizona-based Atari Hotel brand and systems. If this happens, the Phoenix, Arizona-based Atari Hotel’s business and profitability may be significantly affected over time as shifting customer loyalties divert bookings away from the hotel’s websites, which may increase costs for the hotel in its operations system. Internet travel intermediaries also have been subject to regulatory scrutiny, particularly in Europe. The outcome of this regulatory activity may affect our ability to compete for direct bookings through their own internet channels.

In addition, although internet travel intermediaries have traditionally competed to attract individual leisure consumers or transient businesses rather than group businesses for meetings and events, in recent years, they have expanded their business to include marketing to group businesses and also to corporate transient businesses. If that growth continues, it could both divert group and corporate transient business away from the hotel and also increase their cost of sales for group and corporate transient business. Consolidation of internet travel intermediaries, or the entry of major internet companies into the internet travel bookings business, also could divert bookings away from our websites and increase the hotels’ cost of sales.

Misalignment with public and consumer tastes and preferences for entertainment, travel and consumer products could negatively impact demand for the Phoenix, Arizona-based City of Atari-themed hotel and affect the profitability of the business.

The Phoenix, Arizona-based Atari Hotel will include more than 60,000 square feet of immersive entertainment, video gaming experiences, food and beverage, and retail. The City of Atari will immerse guests into a combination of nostalgic and pop-culture-centric experiences focused on the history of gaming, movies, and music of the 1980s and 1990s, as well as futurism inspired by Atari and other brands like Bladerunner and Tron, combined with current and future video gaming-themed brands and experiences, utilizing the latest technologies and AI.

We will create entertainment via such Atari themes and its success depends substantially on consumer tastes and preferences that change in often unpredictable ways. The success of the business depends on the ability to consistently create compelling content, which may be distributed, among other ways, through internet or cellular technology, theme park attractions, hotels and other recreational activities, daily excursions, and retail souvenir products. Such distribution must meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. The success of theme parks, resorts, and experiences depends on the demand for public or out-of-home entertainment experiences. Demand for certain out-of-home entertainment experiences, such as going to play at arcade centers, has not returned to pre-pandemic levels, and COVID-19 may continue to impact consumer tastes and preferences. The success of our business therefore depends on our ability to successfully predict and adapt to changing consumer tastes and preferences. Moreover, we must often invest substantial amounts in content production and acquisition, acquisition of arcade rights, themed hotels, and other facilities or customer-facing platforms before they know the extent to which these services will earn consumer acceptance, and these services may be introduced into a significantly different market or economic or social climate from the one they anticipated at the time of the investment decisions. If our entertainment offerings as well as the methods to make such offerings and services available to consumers, do not achieve sufficient consumer acceptance, the hotel’s revenue may decline or fail to grow to the extent they anticipate when making investment decisions and thereby further adversely affect the profitability of the Phoenix hotel business. Further, consumers’ perceptions of the hotel’s position on matters of public interest, including our efforts to achieve certain of our environmental and social goals, may differ widely and present risks to the hotel’s reputation and brand. Consumer tastes and preferences impact, among other items, revenue from advertising sales (which are based in part on ratings for the programs in which advertisements air), affiliate fees, subscription fees, the license of rights to other distributors, themed hotel room charges and merchandise, souvenirs, food and beverage sales, sales of licensed consumer products or sales of the other services within the hotel. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Extreme weather, climate change, and sustainability-related concerns could have a material adverse effect on our business and results of operations.

We will face risks associated with extreme weather and climate change, including the impacts of physical climate change effects, changes in laws and regulations related to climate change and sustainability, and changing consumer preferences. Natural disasters and extreme weather in locations where we will own the hotel or from areas of the world that might provide a large number of guests may lead to a significant decline in travel and reduced demand for lodging. The prevalence of these events may continue to increase as a result of climate change. Natural disasters, extreme weather, and other physical impacts of climate change (including rising sea levels, extreme hot or cold weather, water shortages, fire, and droughts) have in the past and could in the future lead to increases in related insurance, energy, or other operating costs, and physical damage to the hotels that might not be covered by insurance and might prevent or limit the operations of the property. Significant costs could be involved in improving the efficiency and climate resiliency of the to-be-built Phoenix Atari branded hotel and otherwise preparing for, responding to, and mitigating the physical effects of climate change or sustainability-related concerns. Compliance with future climate-related legislation and regulation and the current or future voluntary efforts to achieve science-based emissions reduction targets or other sustainability initiatives could also be difficult and costly. Growing public recognition of the dangers of climate change and other sustainability-related concerns may affect customers’ travel choices, including their frequency of travel. As a result, the Phoenix hotel might experience reduced demand, significantly increased operating and compliance costs, operating disruptions or limitations, constraints on room occupancy growth, and even physical damage to the hotel, all of which could adversely affect our profits and growth.

Financial distress experienced by strategic partners or other counterparties could have an adverse impact on us.

We intend to operate and lease portions of the hotel to create free and ticketed opportunities for customers to experience the latest in artificial reality, virtual reality, and AI technologies. Certain spaces will also be leased out to companies that offer products for sale, such as clothing, collectibles, digital assets, games (both digital and analog), as well as art and cultural offerings. We intend to curate these experiences based on the overall experience inside the hotel, focusing on existing brands, new IPs, and the ever-evolving world of technology. As a result of this endeavor, we anticipate becoming a party to numerous contracts of varying durations with different entities/vendors. Certain of our agreements will be comprised of a mixture of firm and non-firm commitments, varying tenures, and varying renewal terms, among other terms. There can be no guarantee that, upon the expiration of such contracts, we will be able to renew such contracts on terms as favorable to it, or at all.

We would also be exposed to the risk of loss in the event of non-performance by such potential strategic partners or other counterparties. Some of these counterparties may be highly leveraged and subject to their own operating, market, and regulatory risks, and some are experiencing or may experience, in the future, severe financial problems that may have a significant impact on their ability to perform their contractual obligations to us. Any material nonperformance from their potential contract counterparties due to inability or unwillingness to perform or adhere to contractual arrangements could have a material adverse impact on our business, results of operations, financial condition, and ability to make cash distributions to our stockholders if such non-performance impacts our ability to operate the hotel or provide satisfactory services to its customers.

We may be subject to claims for infringing the intellectual property rights of others, which could be costly and result in the loss of significant intellectual property rights.

We cannot be certain that we will not infringe the intellectual property rights of others. We may, in the future, be subject to litigation and other claims in the ordinary course of our business based on allegations of infringement or other violations of the intellectual property rights of others. Regardless of their merits, intellectual property claims can divert the efforts of our personnel and are often time-consuming and expensive to litigate or settle. In addition, to the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue, modify, or rename certain products or services that are found to be in violation of another party’s rights. We may have to seek a license (if available on acceptable terms or at all) to continue offering products and services, which may significantly increase our operating expenses.

We will hold a limited license to the Atari brand for use in the Phoenix, Arizona-based Atari Hotel and do not have any affiliation with Atari Interactive, Inc.

The “Atari” name and logo are the exclusive intellectual property of Atari Interactive, Inc. and are used in connection with hotel and entertainment projects solely pursuant to an exclusive license that we will acquire from an affiliate of our company upon the Initial Closing. This license grants us the exclusive rights to utilize the Atari brand and Atari-owned game titles throughout the property and in its content and marketing materials, including iconic titles such as Pong, Centipede, and Breakout, for use inside an entertainment property and attached hotel in Phoenix, Arizona. Central Roro, LLC, Main & Main Roro Property Owner, LLC, and AH Endeavors LLC are the current licensees; apart from this licensing relationship, they have no affiliation with Atari Interactive, Inc. This investment opportunity is neither sponsored nor endorsed by Atari Interactive, Inc. or any of its affiliates, and it confers no equity or other ownership interest in Atari Interactive, Inc., nor is it guaranteed by Atari Interactive, Inc. or its affiliates. If we fail to comply with our obligations under the license agreement, or if the license is otherwise terminated or not renewed, we could lose the rights to use the Atari intellectual property, which would materially and adversely affect our business, financial position, and future prospects, and investors could lose the entirety of their investment.

If we fail to comply with its obligations in the agreements under which it will license intellectual property and other rights from third parties or otherwise experience disruptions to its business relationships with any licensor, it could lose license rights that are important to the business.

Upon the Initial Closing, we will acquire the exclusive Atari license from an affiliate of our company. See “Interest of Management and Others in Certain Transactions” for more information. Pursuant to that license, we will hold the exclusive rights to utilize the Atari brand and Atari-owned game titles throughout the property and in its content and marketing materials, acquiring the exclusive rights to the iconic Atari brand and all game titles (including, for example, titles such as Pong, Centipede, and Breakout) for use inside of an entertainment property and attached hotel in Phoenix, Arizona, the 5th-largest city in the United States.

We will be a party to this license agreement and expect to enter into additional license agreements in the future with respect to other video game brands. We expect these license agreements to impose various diligence, milestone payment, royalty, and other obligations on them. If we fail to comply with their obligations under these agreements, or they are subject to bankruptcy or similar proceedings, we may be required to make certain payments to the licensor, they may lose the exclusivity of their license, or the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license. The licensor of the Atari intellectual property rights or any future licensor may take any of these actions, including terminating a license agreement. Additionally, the milestone and other payments associated with these licenses will make it less profitable for us to provide their intended services. If the licensor were to terminate a license agreement for whatever reason, if possible, it would materially and adversely affect our business, financial position, and future prospects, and investors would likely lose the entirety of their investment.

If disputes over intellectual property and other rights that we will license prevent or impair their ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the themed hotel.

Insurance may not cover damage to or losses involving the hotel or other aspects of the business, and the cost of such insurance could increase.

We will require comprehensive property and liability insurance policies for its leased and owned portions of the hotel, with coverage features and insured limits that we believe are customary. We also require its lessees to maintain similar levels of insurance. However, market forces beyond its control may limit the scope of the insurance coverage we or our lessees can obtain or our ability to obtain coverage at reasonable rates. Certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes, floods, terrorist acts, pandemics, or liabilities resulting from incidents involving the security of information systems, may be subject to high deductibles, low limits, or may be uninsurable, or the cost of obtaining the insurance may be unacceptably high. As a result, we may not be successful in obtaining insurance without increases in cost or decreases in coverage levels or may not be successful in obtaining insurance at all. For example, over the past several years, following severe and widespread damage caused by natural disasters, coupled with continued large global losses, the property, liability, and other insurance markets have seen significant cost increases. Further, in the event of a substantial loss, the insurance coverage we or our lessees carry may not be sufficient to pay the full market value or replacement cost of any lost investment or, in some cases could result in certain losses being totally uninsured. As a result, our revenues and profits could be adversely affected, and for the portion it owns or leases, we could lose some or all of the capital that it has invested in the property, and it could remain obligated for guarantees, debt, or other financial obligations.

Failure to comply with marketing and advertising laws, including regarding direct marketing, could result in fines or place restrictions on their business.

We will rely on a variety of direct marketing techniques, including telemarketing, email and social media marketing, and postal mailings, and it is subject to various laws and regulations in the U.S. and internationally that govern marketing and advertising practices. Any further restrictions in laws and court or agency interpretations of such laws, such as the Telephone Consumer Protection Act of 1991, the Telemarketing Sales Rule, the CAN-SPAM Act of 2003, various U.S. state laws, such as the California Privacy Rights Act, international data protection laws, such as the E.U. General Data Protection Regulation, or the “GDPR,” and laws limiting the cross-border transfer of data that govern these activities or new laws that become effective in the future could adversely affect current or planned marketing activities and cause us to change its marketing strategy. If this occurs, we may not be able to develop adequate alternative marketing strategies, which could affect our ability to maintain relationships with its customers and acquire new customers. We will also obtain access to names of potential customers from travel service providers or other companies and market to some individuals on these lists directly or through other companies’ marketing materials. If access to these lists were prohibited or otherwise restricted, our ability to develop new customers and introduce them to products could be impaired.

Governmental regulation may adversely affect the operation of the hotel.

In many jurisdictions, the hospitality industry is subject to extensive foreign or U.S. federal, state, and local governmental regulations, including those relating to the service of alcoholic beverages, the preparation and sale of food and those relating to building and zoning requirements. We will also be subject to licensing and regulation by U.S. state and local departments relating to health, sanitation, fire, and safety standards and to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions status, and citizenship requirements. These requirements are complex and subject to frequent revision, with changes at the U.S. federal level often accompanying new U.S. presidential administrations. We or our third-party owners may be required to expend funds to meet U.S. federal, state, and local regulations in connection with the construction, continued operation, or development of the property. Our failure to meet the requirements of applicable regulations and licensing requirements, or publicity resulting from actual or alleged failures, could have an adverse effect on its results of operations and financial condition. For example, if we fail to comply with any of the requirements of the ADA, we might be subject to fines, penalties, injunctive action, reputational harm, guest, advocacy group, or employee lawsuits, and other business effects that could materially and negatively affect our performance and results of operations.

There may be deficiencies with our internal controls that require improvements, and if we are unable to evaluate internal controls adequately, we may be subject to sanctions.

As a Tier 2, Regulation A issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We do not know whether our internal control procedures are effective, and therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Risks Related to Conflicts of Interest

We are dependent on our Manager and its affiliates and key personnel who will provide services to us under our operating agreements or otherwise, and we may not find suitable replacements if our Manager and its affiliates and key personnel decides to terminate its relationship with us pursuant to the operating agreement, or any other agreement to which such services are provided is terminated, or if key personnel leave or otherwise become unavailable to us, which could have a material adverse effect on our performance.

We do not expect to have any employees and are completely reliant on the Manager to provide it with project management and advisory services. We expect to benefit from the personnel, relationships, and experience of our Manager and its key personnel and expect to benefit from the same highly experienced personnel and resources it needs for the implementation and execution of the Atari-brand hotel development. The Manager will also have significant discretion as to the implementation of the Atari hotel development project. Accordingly, it is believed that our success will depend to a significant extent upon the efforts, experience, diligence, skill, and relationships of the executive officers and key personnel of the Manager. The executive officers and key personnel of the Manager will run all of the operations from the purchase of the land where it is planned to build the Atari-brand hotel, through the construction of the hotel to the day-to-day management of hotel operations once the hotel is up and running. Our success will depend on their continued service. In addition, we offer no assurance that the Manager will remain the Manager or that we will continue to have access to the Manager’s principals and professionals. If the Operating Agreement is terminated and no suitable replacement manager is found, our ability to execute business plans will be negatively impacted.

The ability of the Manager and its officers and other personnel to engage in other business activities, including managing other similar companies, may reduce the time the Manager spends managing our business and may result in certain conflicts of interest.

Our officers also serve or may serve as officers or employees of AH Endeavors and JMJT, as well as other Manager-sponsored vehicles, and other companies unaffiliated with the Manager but affiliated with the co-managers of our Manager. These other business activities may reduce the time these people spend managing the business. Further, if there are turbulent conditions in the real estate markets or distress in the credit markets or other times when we will need focused support and assistance from the Manager, the attention of the Manager’s personnel and executive officers and the resources of the Manager may also be required by other Manager-sponsored vehicles. In such situations, we may not receive the level of support and assistance that they might receive if they were internally managed or if they were not managed by the Manager. In addition, these people may have obligations to other entities, the fulfillment of which might not be in our best interests or any of the investors’. Our officers and the Manager’s personnel may face conflicts of interest in allocating sales, financing, leasing, and other business opportunities among the real properties owned by the various companies and by us. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Our operating agreements contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our operating agreements provides that our Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our operating agreement, or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law. Further, we have partially waived the duty of loyalty in that our Manager is permitted to own and manage interests that are competitive with us and such people are under no obligation to present any business opportunity to us.

There are conflicts of interest among us and the Manager and its affiliates.

We do not have any directors or executive officers. Instead, each of our operations is managed by the Manager and its employees and members. All the agreements and arrangements between such parties, including those relating to compensation, are not the result of arm’s-length negotiations. Some of the conflicts inherent in our transactions with the Manager and its affiliates, as well as the limitations on such parties adopted to address these conflicts, are described below. The Manager and its affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have a negative impact on our financial performance and, consequently, on distributions to investors and the value of our Units.

Our operating agreement provides us with broad powers and authority which may exacerbate the existing conflicts of interest among your interests and those of the Manager, its executive officers, and its other affiliates. Potential conflicts of interest include, but are not limited to, the following:

●	The Manager or an affiliate of the Manager may sell or license certain properties to us. The Manager will be setting the purchase price that we will pay for such a property, which price may be higher than appraised values or comparable property prices;

●	the Manager, its executive officers and its other affiliates may continue to offer other real estate investment opportunities, including equity offerings similar to this Offering, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

●	the Manager, its executive officers, and its other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits or fees or other compensation from any other business owned and operated by the Manager, its executive officers and/or its other affiliates for their own benefit;

●	We might engage the Manager or affiliates of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with third party on an arm’s length basis; and

●	The Manager, its executive officers and its other affiliates are not required to devote all of their time and efforts to our affairs.

Our Manager’s liability is limited under our Operating Agreement and the Operating Agreement, and each of us has agreed to indemnify the Manager against certain liabilities. As a result, we may experience poor performance or losses for which the Manager would not be liable.

Pursuant to our Operating Agreement and the Operating Agreement, Our Manager will not assume any responsibility on our behalf other than to render the services called for thereunder. Under the terms of the operating agreement, our Manager, its officers, investors, members, Managers, directors and personnel, any person controlling or controlled by our Manager, and any person providing services to our Manager will not be liable to us, any subsidiary of ours, or our investors, members or partners or any subsidiary’s investors, members or partners for acts or omissions performed in accordance with and pursuant to the operating agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the operating agreement.

Accordingly, we and our investors will only have recourse and be able to seek remedies against our Manager to the extent it breaches its obligations pursuant to our Operating Agreement or the Main & Main Operating Agreement. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. We have agreed to reimburse, indemnify and hold harmless our Manager, its officers, investors, members, Managers, directors and personnel, any person controlling or controlled by our Manager, and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from, acts or omissions of such indemnified parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s duties, which have a material adverse effect on us. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.

Risks Related to this Offering and Ownership of Our Units

Investment in the Units is speculative, and each investor assumes the risk of losing their entire investment.

An investment in the Units is speculative and, by investing, each potential investor in this Offering assumes the risk of losing your entire investment. The Company has had no operations as of the date of this offering circular and will be solely dependent upon the efforts of our Manager and the operating results of the Phoenix, Arizona-Based Atari Hotel, all of which are subject to the risks described in this offering circular.

Accordingly, only investors who are able to bear the loss of their entire investment and who otherwise meet the investor suitability standards should consider purchasing the Units.

There is currently no public trading market for our Units.

There is currently no public trading market for our Units, and none is expected to be developed or sustained. If an active public trading market for our Units does not develop or is not sustained, it may be difficult or impossible for you to resell your Units at any price. Even if a public market does develop, the market price could decline below the amount you paid for your Units.

If a market ever develops for our Units, the market price and trading volume may be volatile.

If a market develops for our Units, the market price of our Units could fluctuate significantly for many reasons, including reasons unrelated to our performance, the underlying assets or us, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our Units may decline as well.

In addition, fluctuations in our operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including the vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

This Offering is being conducted on a commercially reasonable efforts basis and we may not be able to execute our growth strategy if we are unable to raise this capital.

We are offering the interests on a “commercially reasonable efforts” basis, and we can give no assurance that all of the offered interests will be sold. If you invest in our interests and more than the minimum number of offered Units are sold, but less than all of the offered Units are sold, the risk of losing your entire investment will be increased. If substantially less than the maximum number of Units offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using the working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our Units may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Units is fixed and will not vary based on the underlying value of our assets at any time. Our Manager has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our Units has not been based on appraisals of any assets we own or may own, or of the Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our Units may not be supported by the current value of us and our assets at any particular time.

Investors lack voting rights with respect to the day to day management of the business, and our Manager may take actions that are not in the best interests of investors.

Investors should be aware that they possess limited voting rights regarding the daily management of our business, and that Our Manager holds substantial authority to make decisions independently of investor input, which could potentially include actions that may not align with the interests of all investors in this Offering. As such, you may not necessarily agree with such decisions or decisions may not be in the best interests of all of the investors as a whole but only a limited number, and you will have limited ability to direct our business and influence such decisions.

Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all

The operating agreements of the Company and Main & Main contain provisions prohibiting removal of our Manager if either Jordan Taylor or Jason Merck, the co-managers of our Manager, have given personal guarantees as a condition of any debt financing of the Company or Main & Main, separately or concurrent. As such, until we repay the CBAZ LOC, our Manager cannot be removed or replaced as Manager of Main & Main. See “Our Corporate Structure and Operational History — Our Operating History” for more information. After the release of the personal guarantees of our Manager’s co-managers, unless and until either co-manager extends another personal guarantee which satisfies the provision of the Main & Main Operating Agreement, our Manager may be removed from its position as Manager of the Company and Main & Main only for good cause by the holders holding 75% of the issued and outstanding units thereof, respectively. Notwithstanding the foregoing, we intend to enter into a construction credit facility that could have a negative covenant prohibiting the removal of our Manager while the facility is effective. If that is the case, we may not remove our Manager as manager of the Company or Main & Main until the facility is terminated.

As such, our Unitholders have zero to a significantly limited ability to remove our Manager as manager of the Company or Main & Main and may continue to have zero to limited ability to remove the Manager for the foreseeable future. Investors herein would, therefore, not be able to remove our Manager merely because they did not agree, for example, with how our Manager was operating. Moreover, the lack of ability to remove our Manager may cause our Units to be undervalued by analysts, which could negatively impact your ability to obtain a return on your investment in such Units.

We may issue additional units in the future, which would reduce investors’ ownership percentage and may dilute our Unit’s value.

We may issue additional Units after this Offering, and such issuances may result in substantial dilution in the percentage of our Units held by our then-existing Members. We may value any units issued in the future on an arbitrary basis. The issuance of Units for future services, acquisitions, or other corporate actions may dilute the value of the Units held by our investors and might adversely affect any trading market for our Units.

We may conduct concurrent offerings of our Units under Rule 506(c) of Regulation D, which could be integrated with this Offering of our Units pursuant to Rule 152 of the Securities Act if we fail to ensure compliance with the requirements of Regulation A and Regulation D, or fail to comply with any safe harbor from integration under Rule 152.

The integration of this Offering and any concurrent offering under Regulation D, pursuant to Rule 152 of the Securities Act, poses significant legal, regulatory, and operational risks. Under securities law, if such offerings are deemed to be integrated, that is, treated as a single offering, our ability to rely on exemptions from registration under the Securities Act may be jeopardized. In such an event, failure to meet the safe harbor provisions under Rule 152 could force us to register the combined offering, subjecting us to increased disclosure requirements, heightened regulatory scrutiny, and significant legal and administrative expenses. Such integration, if it occurs, may delay or disrupt the planned financing, adversely affect our ability to raise capital on favorable terms, and have a material adverse impact on our business, financial condition, and value of our Units.

We may use the net proceeds of this Offering in ways with which you may not agree.

While we currently intend to use the proceeds of this Offering for the purposes described in our “Use of Proceeds” tables, we have broad discretion over how these proceeds are to be used and may spend the proceeds in ways with which you may not agree. See “Use of Proceeds,” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. You must rely on our judgment regarding the application of the net proceeds from this Offering. The proceeds may be used for corporate purposes or in a manner that does not immediately improve our profitability or increase the price of our Units, subject to the requirement that our business purpose is the acquisition of real estate and development of Atari themed hotel.

We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price.

We do not anticipate having available funds for distribution until after the Phoenix, Arizona-based Atari Hotel begins to operate and generate revenue. Once that occurs, we expect to make distributions of distributable cash to our Unitholders on at least an annual basis, at our Manager’s sole discretion in the following order: (i) by Main & Main to the Main & Main Unitholders; and (ii) thereafter, by the Company to its Unitholders. See “Description of Our Units and Significant Governance Matters — Distribution Policy” for more information. Before the Phoenix, Arizona-based Atari Hotel is complete, we do not expect to make any distributions to our respective Unitholders, which would include you as a holder of our Units if you invested in this Offering. Further, any credit agreements that we may enter with institutional lenders may restrict our ability to make distributions of distributable cash. Whether we pay cash dividends in the future will be at the discretion of our Manager and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our Manager decides are relevant. Until such time as our Manager determines that we can make distributions pursuant to our operating agreements, if at all, any return on your investment in our Units must come from increases in the fair market value and trading price thereof, if any. See also “ — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement” and “ — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business” for more information.

If the Phoenix, Arizona-based Atari Hotel is not completed or operated as planned, or later closes before you redeem your rewards, we may not be able to deliver certain investment rewards.

Our ability to deliver certain rewards depends entirely on the successful construction, grand opening, and continued operation of the Phoenix, Arizona-based Atari Hotel. Should we fail to complete the hotel, fail to open it, or if it opens and subsequently ceases operations, you will permanently lose any reward that is dependent on the successful construction, grand opening, and continued operation of the hotel. In any such circumstance, all of your hotel-dependent rewards will be automatically canceled, and you will not receive any monetary or other compensation for this loss.

The values we assign to your investment rewards may differ materially from their actual or perceived worth.

The dollar values assigned to each tier of rewards under our investment reward program reflect our own good-faith, internal estimates of the fair-market value of the underlying reward, calculated as of the date of this offering circular. No third-party appraisals were obtained, and no independent opinion as to valuation was sought or intended to be sought with respect to any reward. Accordingly, the stated values may differ, potentially materially, from the actual value a holder could realize in an arm’s-length transaction, from the cost the Company ultimately incurs to deliver the benefit, or from any value an investor might personally ascribe to the benefit.

All investment rewards are non-transferable and may be forfeited under certain circumstances.

Benefits under the investment reward program may not be sold, assigned, or transferred. Failure to comply with the procedures for claiming certain rewards, such as providing required information or responding to communications within specified timeframes, may result in forfeiture of those rewards, and you will not be compensated for such forfeiture.

A portion of the offering proceeds will be used for non-cash investment rewards, which may not enhance the value of your investment.

A portion of the net proceeds from this offering will be allocated to fund the Company’s investment reward program, which provides non-cash, non-transferable benefits to investors based on the amount of their investment. These rewards include, but are not limited to, event access, collectibles, loyalty points, and club memberships related to the planned Phoenix, Arizona-based Atari Hotel.

The total cost of the investment reward program will depend on the mix of investment amounts. The cost could be as high as approximately $600,000 if all investors invest in increments exceeding $50,000 and thereby qualify for the highest tier of rewards. Conversely, the cost could be $0 if no investor invests more than $10,000. Based on the Company’s internal calculations, assuming the sale of the Maximum Offering Amount, the Company expects that the investment reward program will cost approximately $100,000. Any amounts allocated to the reward program will be deducted from the proceeds otherwise available for investment the Main & Main Units.

After completion of the Phoenix, Arizona-based Atari Hotel, distributions the Company may receive from Main & Main, if any, may be less than estimated and the Company may experience a decline in realized revenues from time to time as a result of such difference which could adversely affect the value of the Units and the distributions you could receive.

The Phoenix, Arizona-based Atari Hotel may not achieve the revenues that we anticipate. Since the Company’s revenues are tied to distributions on the Main & Main Units, if the distributions the Company receives from Main & Main are less than estimated, the value of the Units and the distributions you may receive could decline. The Company’s revenues could decrease in the future as a result of the non-acceptance of the hotel brand or services, general economic downturns, any other event having a negative effect on discretionary spending, or any other event that changes the desirability of the hotel as a destination compared to other alternative accommodations. If Main & Main is unable to successfully operate the hotel in the future, then cash distributions to the Unitholders may be materially and adversely affected.

Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement.

Our Manager does not own any Units or Main & Main Units but has sole management authority over us and Main & Main, and is entitled to (i) an asset management fee equal to 1% of Main & Main’s gross revenues on an annual basis, (ii) reimbursement for certain costs by Main & Main, and (iii) is entitled to receive a significant percentage of any distributions of distributable cash by Main & Main on the Main & Main Units, pursuant to the formula set forth in Main & Main’s distribution policy. Specifically, after withholding any amounts reasonably necessary for operations, fees, and reserves, including the asset management fee, the Manager may determine the amount of cash and other property of the Company that is available for distribution to the Main & Main Unitholders, which is referred to as the “Net Distributable Cash” (defined below), if any, and in its sole discretion, may cause the Main & Main to distribute such Net Distributable Cash to the Main & Main Unitholders. Subject to applicable laws and the other terms and conditions of the Main & Main Operating Agreement, any such distributions of Main & Main’s Net Distributable Cash will be made first in satisfaction of tax liability, if any, and various preferred returns, including to the Original Members alone, a preferred return of invested capital; and then to all the Main & Main Unitholders together, including the Company, a preferred return of invested capital; and then to all of the Main & Main Unitholders, including the Company, a preferred return on investment, which we refer to in this offering circular as the “Preferred Returns.” After payment of the Preferred Returns, any Main & Main distributions will be distributed:

●	80% to the Main & Main Unitholders pro rata in accordance with their respective unitholdings, and 20% to the Manager, as a carried interest, until the Main & Main Unitholders have received an IRR (defined below) of 15%, at which point

●	Net Distributable Cash will be distributed 70% to the Main & Main Unitholders pro rata in accordance with their respective unit holdings, and 30% to the Manager.

The above economic rights held by our Manager have certain implications, including, that reservations for the asset management fee owed to our Manager will reduce, forever, any amounts of cash that may be distributable to the Company as a Main & Main Unitholder, and then you, as a Unitholder, and after any necessary reservation and payment of any tax liability of the Main & Main Unitholders and the Preferred Returns, our Manager is entitled to between 20% and 30% of all distributions to the Main & Main Unitholders, forever reducing the amount of distributable cash that you may have received as a Unitholder via your indirect ownership of the Main & Main Units. The effect of the Manager’s significant economic interest in our business pursuant to the Main & Main Operating Agreement is such that our Units, as a result of our holding company structure, could be viewed less favorable by the market and industry analysts than the securities of our competitors. If such negative sentiment develops around our Manager’s Economic interest, then such sentiment could cause a decrease in the value of our Units, which would impact your ability to obtain a favorable return on your investment solely through the appreciation of our Units. See also “ — We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price” and “ — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business” for more information.

We may terminate this Offering at any time during the offering period, provided that any money tendered by potential investors but not closed upon will be promptly returned by the Escrow Agent without any interest or deduction.

This Offering will terminate on the earlier of (i) the date we raise the Maximum Offering Amount, or (ii) the date that is one year from the qualification date of this Offering with the SEC, provided, that any money tendered by potential investors but not closed upon as a result of (ii) will be promptly returned by the Escrow Agent without any interest or deduction. If we conduct an Initial Closing and subsequent closings after that, however, we reserve the right to terminate this Offering at any time, regardless of the number of Units we may have sold, subject to the deadline referenced in (ii). In the event that we terminate this Offering at any time after an Initial Closing but prior to the sale of all of the Units offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by us and no such funds will be returned to subscribers.

Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business.

Except as otherwise set forth in our Operating Agreements, our Manager, will have the sole right and authority to make all decisions with respect to our management (subject to the requirement that our business purpose be the acquisition of real estate and development of Atari themed hotel). No person should purchase our Units unless such a person is willing to entrust virtually all aspects of our management to our Manager. Our Manager may cause us to retain other persons, either directly or by way of contracting with other entities, for compensation to provide services to us relating to the hotel. Our Manager may make decisions governing our actions, which you may disagree with, or which may be contrary to your personal interests.

The return on an investment in our Units may be reduced if we are required to register as an investment company under the Investment Company Act of 1940.

We are not registered and do not intend to register as an investment company under the Investment Company Act of 1940. If we become obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	prohibitions on transactions with affiliates; and

●	requirements to comply with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

Main & Main RoRo Property Owner, LLC, is the owner of the Land Parcel where the Phoenix, Arizona-based Atari Hotel will be built as well as the developer, builder and operator of the planned Phoenix, Arizona-based Atari Hotel. As such, Main & Main is an operating company and not an investment company as that term is defined under the Investment Company Act of 1940.

Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. “Investment securities” excludes (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies; and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

As of the date of the SEC’s qualification of this Offering, there are 15,700 Main & Main Units issued and outstanding. See “Security Ownership of Management and Certain Securityholders” for more information. In this case, the Minimum Offering Amount of $8,668,000, or 17,336 Units, will be sufficient, after deduction of fees and offering expenses (see “Use of Proceeds” for more information) to result in Main & Main becoming a majority-owned subsidiary of the Company via the Company’s acquisition of the net Offering proceeds of at least $7,850,500 in the Main & Main Units, at $500 per unit, for a total of 15,701 Main & Main Units, immediately following the Initial Closing. As such, the Main & Main Units will not be considered investment securities under the Investment Company Act because Main & Main will be the Company’s majority-owned subsidiary, which is not an investment company or exempt from the definition of an investment company under Sections 3(c)(1) or 3(c)(7) of the Investment Company Act. In the future, if we are no longer the majority owner of the operating entity, we will be required to register as an investment company under the Investment Company Act. Such registration requirements, if not intentionally triggered, could have a material adverse impact on the Company’s business, results of operations, and financial condition.

Possible changes in federal/local tax laws or the application of existing federal/local tax laws may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in the Company would be limited to prospective effect. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed, or made, as the case may be.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes for the plaintiff(s) in any action under these agreements.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by any holder of Units or by us, or by an investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the Units are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the Units or to the transferor with regard to ownership of the Units, that were in effect immediately prior to the transfer of the Units, including but not limited to the subscription agreement.

There are limitations on the transfer of our Units, which are designed to protect our structure and compliance with various regulatory frameworks.

Our Unitholders are restricted from assigning, pledging, mortgaging, hypothecating, giving, selling, or otherwise disposing of or encumbering their Unit holdings in part or whole unless they meet several conditions. These conditions include obtaining our Manager’s approval for the transfer, which remains at our Manager’s discretion and may come with additional conditions; ensuring the transfer is documented through a written agreement approved by our Manager and signed by all parties involved, including our Manager; and making certain that the transfer does not contravene the Securities Act’s registration requirements, does not necessitate the our registration under the Investment Company Act of 1940, and does not result in us being taxed as a corporation. These restrictions have significant implications for our Unitholders: (i) they restrict liquidity and flexibility, making it harder for Unitholders to quickly liquidate their investment or use their units as collateral; and (ii) the need for Manager approval adds uncertainty since our Manager has the discretion to approve or deny transfers, which may not always align with the expectations and interests of our Unitholders. While these restrictions protect our interests and regulatory standing, they have the effect of severely limiting the ability of our Unitholders to transfer their Unit holdings and realize any profit therefrom.

The requirements of complying on an ongoing basis with Regulation A of the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Regulation A of the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources. The requirements of Regulation A may also make it more expensive for us to obtain manager liability insurance, if any, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, as a result of the disclosure of information in this offering circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

If we become subject to regulations governing investment companies, broker-dealers, or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers,” and “investment advisers” are permitted to conduct their business activities. We believe we will conduct our business in a manner that does not make us an investment company, broker-dealer, or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer, or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay distributions to holders of the Units.

DILUTION

Dilution means a reduction in value, control, or earnings of the Units. You will experience the following forms of dilution if you invest in this Offering:

●	Upon the Initial Closing, the Company will issue at least 17,366 Units for gross proceeds of $8,668,000. After deduction of offering expenses, the Company will invest the $7,850,500 in net Offering proceeds into Main & Main in exchange for 15,701 Main & Main Units. As such, you will experience an immediate dilution of your equity ownership percentage in the Phoenix, Arizona-based Atari Hotel business, and will indirectly own less thereof due to our holding company structure than if you had invested in Main & Main directly.

●	The “Original Members” of Main & Main, consisting of Main & Main RoRo QOZB, LLC, a Delaware limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, referred to as “QOZB Affiliate,” and Main & Main RoRo, LLC, an Arizona limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, referred to as “RoRo Affiliate,” which are affiliates of the Company and Main & Main, received 8,000 and 7,700 Main & Main Units, respectively, at approximately $487.41 per Main & Main Unit, for an aggregate of $7,652,379. See “Our Corporate Structure and Operational History” for more information. The price at which you are paying for the Main & Main Units indirectly due to the Company’s purchase thereof with the net Offering proceeds is approximately $552. Because the Original Members have been issued Main & Main Units at a price per unit that is technically lower than the indirect price of the Main & Main Units which your investment in this Offering is being used to purchase, investors in this offering circular will experience economic dilution upon their purchase of our Units. See “Description of Our Units and Significant Governance Matters — Distribution Policy” for more information.

●

Pursuant to the Main & Main Operating Agreement, our Manager is entitled to receive an asset management fee equal to 1% of Main & Main’s gross revenues on an annual basis, and reimbursement for the costs incurred in (i) managing the operations of Main & Main; (i) managing the operation of the Phoenix, Arizona-based Atari Hotel; (iii) and relating to this Offering. Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with this Offering. See “Plan of Distribution — Fees and Expenses” and “Use of Proceeds” for more information. After our distribution, through Main & Main, of an amount of funds in satisfaction of certain preferred returns owed to the Original Members, and then to the Main & Main Unitholders together, which includes, indirectly, the holders of our Units as beneficial owners of the Main & Main Units, our Manager is entitled to a significant percentage of any distributable cash, as that term is defined under Main & Main’s Operating Agreement. See “Description of Our Units and Significant Governance Matters — Distribution Policy” for more information. The economic rights held by our Manager have certain implications, including, that reservations for the asset management fee owed to our Manager will dilute, forever, any amounts of cash that may be distributable to the Company as a Main & Main Unitholder, and then you, as a Unitholder, and after any necessary reservation and payment of any tax liability of the Main & Main Unitholders and the Preferred Returns, our Manager is entitled to between 20% and 30% of all distributions to the Main & Main Unitholders, forever reducing the amount of distributable cash that you may have received as a Unitholder via your indirect ownership of the Main & Main Units. The effect of the Manager’s significant economic interest in our business pursuant to the Main & Main Operating Agreement is such that our Units could be viewed less favorable by the market and industry analysts than the securities of our competitors. If such negative sentiment develops around our Manager’s Economic interest, then such sentiment could cause a decrease in the value of our Units, which would impact your ability to obtain a favorable return on your investment solely through the appreciation of our Units. See “Risk Factors — Risks Related to This Offering and Ownership of Our Units — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement,” “Risk Factors — Risks Related to This Offering and Ownership of Our Units — We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price,” and “Risk Factors — Risks Related to This Offering and Ownership of Our Units — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business” for more information.

PLAN OF DISTRIBUTION

We are offering our Units at $500 per Unit, for a minimum of $8,668,000, or 17,336 Units, and up to a maximum of $75,000,000 or 150,000 Units for sale in this Offering. The minimum amount you may invest in the Offering is $500, and any additional purchases must be made in increments of at least $500. However, we reserve the right to waive this minimum at our discretion.

We will process all investments in this Offering on a first-come first-served basis up to the Maximum Offering Amount. Our management determined the price of our Units in this Offering without the input of an investment bank or other third party, based on consideration of the information set forth in this Offering Circular, our history and business prospects and the history of and prospects for our industry, the Company’s prospects for future earnings and the present state of our business and business plan, the general condition of the market at the time of this Offering, the recent market prices of and demand for publicly traded securities of generally comparable companies, and other factors deemed relevant to the Company.

Regulation A Rule 251(a)(2) limits us to an aggregate of $75,000,000 in any rolling twelve-month period during the three years following qualification of this Offering, meaning that the maximum dollar amount of additional Units we may offer under Regulation A will increase over time as prior sales fall outside the applicable twelve-month look-back period. Following SEC qualification of this offering circular and the offering statement of which it forms a part, which is referred to herein as the Offering Circular and Offering Statement, respectively, and as additional capacity becomes available, we may file one or more post-qualification amendments under Rule 252(f)(2)(ii) to seek qualification of such additional Units for sale in this Offering. However, we will not sell any such additional Units until the SEC qualifies each corresponding amendment. Prospective investors should also note that we may file offering circular supplements from time to time to raise the price per share in this Offering by up to 20% above the most recently qualified price; provided that any increase exceeding 20% or any fundamental change to the information in a qualified offering circular will require a post-qualification amendment that must be filed with and qualified by the SEC.

The Offering will remain open for a period of three years following the date of its qualification by the SEC, unless we terminate the Offering prior to such date, which we can do in our sole and absolute discretion. At least every 12 months after this Offering has been qualified by the SEC, we will file a post-qualification amendment to include the Company’s recent financial statements in accordance with the requirements of Regulation A. The Offering relates to a number of securities that we reasonably expect to offer and sell within three years, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions. While this Offering will be continuous and ongoing within the meaning of Rule 251(d)(3) of Regulation A, closings may take place from time to time over the term of this Offering in order to maximize economic efficiencies for the duration of this Offering. In any event, we intend to hold a Closing every four to eight weeks following the Initial Closing.

We intend to market this Offering using both online and offline means. Online marketing may take the form of contacting potential investors through electronic media, television advertising and posting our Offering Circular or “testing the waters” materials on an online investment platform. All advertising will direct investors to our offering page. This Offering Circular will be furnished to prospective investors via download from the Company’s website available at invest.atarihotels.com, on a landing page that relates to this Offering.

In compliance with Regulation A Rule 252(f), we will amend the Offering Circular and the Offering Statement of which it forms a part during the term of this Offering whenever doing so is necessary to correct information contained in therein or herein that has become false or misleading in light of existing circumstances, disclose that material developments have occurred, or disclose that there has been a fundamental change in the information initially presented in the Offering. Such amendments, if any, will not only correct any misleading information and provide material updates to the extent necessary, but will also provide updated financial statements, will be filed as an exhibit to the Offering Statement, and will be requalified by the SEC before we are able to continue selling our Units in this Offering.

Subscription Process

You will be required to complete a subscription agreement available through our offering page at invest.atarihotels.com to invest in this Offering. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, excluding your principal residence. Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. See “— Investment Limitations” for more information. If your subscription agreement is not complete or there is other missing or incomplete information, the Broker will attempt to contact you to obtain any missing information. Your subscription agreement will be rejected if it is incomplete. The subscription agreement for our Units provides that all contractual matters arising out of the agreement will be governed by Delaware Limited Liability Company Act. See “Description of Our Units and the Units of Main & Main” for more information.

We may accept or reject your subscription agreement and investment funds at our sole discretion, at any time and from time to time. However, we will not issue your Units until and unless we conduct a Closing. If we accept your subscription agreement and investment, we will send you confirmation of our acceptance. Until we conduct a Closing, your investment funds will be held in our escrow account, your subscription agreement will remain revocable, and your investment funds will be refundable. Once a Closing has occurred, your subscription agreement will become irrevocable, your investment funds will no longer be refundable, and we will issue your Units. If we (i) reject your subscription for our Units, (ii) accept your subscription for our Units but do not perform a closing thereafter, or (iii) terminate the Offering before a Closing occurs following your subscription for our Units, your investment funds will be promptly returned by our Escrow Agent without interest or deduction.

Sales and other promotional materials presented in connection with this Offering may include information relating to this Offering, our past performance, property brochures, articles and publications, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Units, these materials will not give a complete understanding of this Offering, our company or our Units and are not to be considered part of this Offering Circular or the Offering Statement of which it forms a part. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our Units.

Investment Limitations

If you are not an accredited investor as that term is defined in Rule 251(d) of Regulation D under the Securities Act, we will not sell any Units to you in this Offering if the aggregate purchase price you seek to pay is more than 10% of the greater of your annual income or net worth. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A of the Securities Act for more information. The only investor exempt from this 10% limitation is an “accredited investor.” If you meet one of the following tests you should qualify as an accredited investor:

●	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

●	You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase Units in the Offering;

●	You are a natural person who has passed the requisite examination to obtain a General Securities Representative license (Series 7), Private Securities Representative license (Series 82), or an Investment Representative license (Series 65), and you continue to maintain such license in good standing;

●	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

●	You are an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a limited liability company, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Units in this Offering, with total assets in excess of $5,000,000;

●	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, or a private business development company as defined in the Investment Advisers Act of 1940;

●	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

●	You are an entity owning investments, as that term is defined under the Investment Company Act of 1940, in excess of $5,000,000, and you were not formed for the specific purpose of investing in the Units in this Offering;

●	You are a trust with total assets in excess of $5,000,000, your purchase of Units in the Offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Units in this Offering;

●	You are a family office as defined in the Investment Advisors Act of 1940 with total assets in excess of $5,000,000, or a client of such family office, your purchase of Units in the Offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Units in this Offering; or

●	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

To calculate your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units in this Offering.

Investor Suitability Determination

You should note that an investment in our Units involves significant risks and is only suitable for persons who have adequate financial means, desire for a long-term investment, and will not need liquidity from their investment. Because FINRA views our Units as interests in a direct participation program, no FINRA-member, or person associated with a member, will participate in a public offering of Units except in compliance with Rule 2310 of the FINRA Rules.

Neither Broker nor any of its affiliates have investigated the desirability or advisability of an investment in our Units nor have they approved, endorsed, or passed upon the merits of purchasing our Units. Under no circumstance will any of the above parties solicit any investment in our Units, recommend an investment in our Units or any other of our securities or provide investment advice to you or make any securities recommendations to you, and neither of them is distributing any offering circulars or making any oral representations concerning this offering circular or this Offering.

There is an established suitability standard for an initial purchaser or subsequent transferee of our Units, which will apply if our Units are not listed on a national securities exchange at the time of sale or resale, if any. The suitability standard requires that a purchaser of Units be an accredited investor or otherwise the purchaser cannot invest more than 10% of the greater of their:

●	net worth; or

●	gross annual income.

Broker does not certify that each purchaser meets the above standard but does have reasonable grounds to believe the purchaser meets the standard through information collected from the purchaser at the point of investment.

DealMaker Securities, LLC

We have engaged DealMaker Securities, LLC, referred to as “Broker,” as the broker-dealer of record to assist in the offering of our Units, together with its affiliated service provider, Novation Solutions Inc. O/A “DealMaker”, a technology provider. Broker has been engaged to provide operational processing, compliance, and administration of the Company’s best efforts offering. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. Neither Broker nor its affiliates have investigated the desirability or advisability of investment in our Units, nor approved, endorsed or passed upon the merits of purchasing our Units. Under no circumstance will Broker recommend any of our securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering, other than what is available through the offering page at invest.atarihotels.com. Based on Broker’s and its affiliates’ anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement or Offering Circular presented to prospective investors in our Units. All inquiries regarding this Offering should be made directly to our company.

Pursuant to FINRA Rule 5110, the aggregate compensation, including cash fees, advances not refunded, non-cash items, and any other amount paid to Broker or its affiliates for services in connection with this Offering, will not exceed $3,436,500 assuming this Offering is fully subscribed. Broker will monitor all fees to ensure compliance with this limitation. A description of the services Broker and its affiliates will provide us in connection with this Offering follows, and the fees we will pay in exchange for those services, is set forth below.

Administrative and Compliance Related Functions

Broker will provide the following administrative and compliance-related functions pursuant to our agreement:

●	Providing the Company with access to tools for reviewing investor information, including identity verification, performing Anti-Money Laundering and other compliance background checks, and information on an investor to assist the Company in its determination of whether to accept such Investor into this Offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each subscription agreement to assist the Company in confirming such investor's participation in the Offering and providing information to the Company for its decision on whether to accept the Subscription Agreement for the Investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager;

●	Providing ongoing advice to the Company on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Performing limited due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

●	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

●	Providing white-labeled platform customization to capture investor acquisition through DealMaker’s analytic and communication tools;

●	Consulting with the Company on question customization for investor questionnaire;

●	Consulting with the Company on selection of webhosting services;

●	Consulting with the Company on completing template for the Offering campaign page;

●	Advising the Company on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to the Company on preparation and completion of this Offering Circular;

●	Advising the Company on how to configure our website for the Offering working with prospective investors;

●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for this Offering;

●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

●	Working with Company personnel and counsel in providing information to the extent necessary.

For these services, we agreed to pay Broker a one-time $27,500 advance against accountable expenses for the provision of compliance services and pre-offering analysis, a commission equal to 4.5% of the gross proceeds from the sale of our Units in this Offering. If fully subscribed, the underwriting compensation paid to Broker would be $3,402,500.

Technology Services

Pursuant to our agreement, DealMaker will create and maintain the online subscription processing platform for this Offering. After the qualification of our offering statement and this Offering Circular, we will conduct this Offering through DealMaker’s subscription processing platform on our website, accessible via invest.atarihotels.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate.

For technology services, we will pay DealMaker a one-time $10,000, and monthly payments of $2,000 for three months (up to $6,000) advances of accountable expenses for infrastructure for a self-directed electronic roadshow. We will also pay DealMaker $2,000 per month for account management and software access fees, commencing on qualification of this Offering, not to exceed $18,000. The maximum compensation payable to DealMaker for services associated with the Offering is $34,000.

Escrow Agent

We have entered into a tri-party Escrow Services Agreement with Enterprise Bank & Trust, who we refer to as the “Escrow Agent,” and our Broker. Your investment funds will be held in an account by the Escrow Agent pending closing or termination of the Offering. While funds are held the escrow account and prior to a closing of the sale of Units in bona fide transactions that are fully paid and cleared, our escrow account and escrowed funds will be held for the benefit of the investors, neither we nor any selling security holder is entitled to any funds received into the escrow account, and no amounts deposited into the escrow account shall become our property, or the property of any selling shareholder or any other entity, or be subject to any of our debts, liens or encumbrances of any kind or any of a selling shareholder or any other entity. Additionally, no interest shall be paid on balances in our escrow account.

Transfer Agent

DealMaker Shareholder Services, a division of DealMaker, will serve as our “Transfer Agent” of our Units and will maintain unitholder information on a book-entry basis. The Company will not issue Units in physical or paper form. Instead, the Units will be recorded and maintained on the Company’s register of unitholders kept by the Transfer Agent. Upon confirmation that your investment funds have cleared and that a Closing will take place we will instruct our Transfer Agent to issue your Units to you. The Transfer Agent will then notify you when the Units are ready to be issued or transferred and the Transfer Agent has set up an account for you.

Concurrent Offerings

We may conduct private placements of our Units to accredited investors, as defined in Rule 501(a) of Regulation D under the Securities Act, concurrently with this Offering, pursuant to Rule 506(c) of Regulation D. Proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should note that there are risks associated with conducting concurrent offerings. See “Risk Factors — Risks Related To This Offering and Ownership of Our Units — We may conduct a concurrent offering of our Units under Rule 506(c) of Regulation D, which could be integrated with this Offering of our Units pursuant to Rule 152 of the Securities Act if we fail to ensure compliance with the requirements of Regulation A and Regulation D, or fail to comply with any safe harbor from integration under Rule 152” for more information.

INVESTMENT REWARD PROGRAM

We have adopted a tiered investment-reward program that will remain open until the termination of this Offering. Rewards available under this program accrue cumulatively: when an investor attains a higher tier, the investor also receives every benefit available in the preceding tiers, provided that an investor cannot earn the same tier more than once.

The rewards described below are a gesture of goodwill for investing in the Offering and do not depend on continued ownership of any Units. Investors therefore retain all earned rewards even if they later dispose of their Units. The table below summarizes the rewards available at each cumulative investment level, followed by the general terms and conditions that govern the program.

Investment Tier	Cumulative Investment	Est. Total Value (1)	Reward		Est. Individual Value (1)
Breakout Champion	$500	$0.00	-	Inclusion in hotel loyalty program (2) (3)	$0.00
			-	Personalized digital certificate of ownership (PDF, printable) (4)	$0.00
Adventure Seeker	$2,500	$0.00	-	Quarterly virtual Q&A sessions with hotel developers (5)	$0.00
			-	Hotel event pre-sale access (2) (6)	$0.00
Epic Champion	$10,000	$50.00	-	Invitation to the annual VIP gala at the hotel (2) (7)	$0.00
			-	Virtual tour of the hotel prior to grand opening (2) (8)	$0.00
Ultimate Explorer	$25,000	$100.00	-	Exclusive t-shirt (9)	$15.00
			-	Serialized collectible (10) (11)	$85.00
			-	Digital brick in the hotel lobby and common areas (12) (13)	$0.00
Mythical Legend	$50,000	$250.00	-	Physical brick in the gaming-arena walkway with collaborative design (14) (15)	$250.00

(1)	All reward valuations are based on internal estimates and assume the Phoenix, Arizona-based Atari Hotel is completed and operating. Actual value may vary by region and market conditions. If we do not complete or open the hotel, or if it opens but later shuts down before you redeem a reward or before you realize the full benefit of such reward, every reward listed in the table will become worthless, and you will not be compensated for that loss. See “ — Terms and Conditions,” “ — Basis of Reward Valuation,” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — The values we assign to your investment rewards may differ materially from their actual or perceived worth” for more information.

(2)	Certain rewards will only be available if the Phoenix, Arizona-based Atari Hotel is built and opens for business. See “ — Terms and Conditions” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — If the Phoenix, Arizona-based Atari Hotel is not completed or operated as planned, or later closes before you redeem your rewards, we may not be able to deliver certain investment rewards” for more information.

(3)	The personalized digital certificate of ownership will be delivered to each eligible investor at the email address provided at the time of their subscription for our Units, within 90 days of a Closing on their investment.

(4)	See “Business Description — Future Point-Based Loyalty Program” for more information.

(5)	Beginning at the end of the fiscal quarter following the Initial Closing of this offering, Jason Merck, Jordan Taylor, and other key development personal, if any, will hold quarterly virtual question and answer sessions where eligible investors will have the opportunity to ask them questions regarding the development, construction, and operation of the Phoenix, Arizona-based Atari Hotel. These sessions will be held until the developers are no longer involved in the management of the Phoenix, Arizona-based Hotel, but at least through the construction and grand opening thereof. Eligible investors will receive an invitation to each session at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such invitation is sent).

(6)	Eligible investors will be entitled to purchase tickets for events at the Phoenix, Arizona-based Atari Hotel at least 48 hours prior to such tickets being made available for purchase by the general public. Pre-sale access pursuant to this reward program will last for one year from the grand opening of the Phoenix, Arizona-based Atari Hotel.

(7)	The Phoenix, Arizona-based Atari Hotel will hold an annual VIP in its attached event venue which is intended to have a capacity of 2,000+. At least 90 days prior to any VIP gala, each eligible investor will receive a digital invitation at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such invitation is sent) specifying the date and time at which the VIP gala will take place. Investors will then have 30 days to respond to the invitation in accordance with the instructions provided therewith, indicating whether they would like to attend, and if so, whether they desire a plus one. Eligible investors who respond to the invitation and indicate their desire for a plus one shall be granted such permission on a first-come, first-serve basis according to management’s estimated attendance numbers. Eligible investors who respond and indicate they desire a plus one within the above timeframe will not be permitted to bring a plus one. Eligible investors who fail to respond to the invitation all together within the above timeframe, or who otherwise decline the invitation, will have their invitation cancelled and will not be permitted to attend the VIP gala to which the invitation relates; provided, that any such eligible investor will continue to receive invitations to future VIP galas regardless of their failure to respond or declination of any applicable invitation.

(8)	Eligible investors will receive access to the virtual tour of the Phoenix, Arizona-based Atari Hotel at the invitation at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such access is sent) at least 180 days prior to the hotel’s grand opening.

(9)	Eligible investors will receive an email at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such email is sent) no earlier than 90 days, but no later than 365 days, following the Closing of this offering on their investment in our Units, which will contain an order form for their exclusive Atari Hotel t-shirt, which shall include a request for a current physical address at which the t-shirt may be mailed. Eligible investors shall have until the day that is 180 days prior to the grand opening of the Phoenix, Arizona-based Atari Hotel to complete the order form, after which their t-shirt will be mailed to them at the physical address specified therein. Failure to complete the t-shirt order form prior to such date shall result in forfeiture of this reward.

(10)	The serialized Atari Hotel collectible will be of a type and design decided in our sole discretion.

(11)	Eligible investors will receive an email at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such email is sent) no earlier than 270 days following the Closing of this offering on their investment in our Units, which will contain an order form for their serialized Atari Hotel collectible and include a request for a current physical address at which the collectible may be mailed. Eligible investors shall have until the day that is 180 days prior to the grand opening of the Phoenix, Arizona-based Atari Hotel to complete the order form, after which their serialized Atari Hotel collectible will be mailed to them at the physical address specified therein. Failure to complete the serialized Atari Hotel collectible order form prior to such date shall result in forfeiture of this reward.

(12)	The digital brick reward will be in a form determined in our sole discretion, which will include each eligible investor’s first and last name and gaming or social media username or handle, if specified and subject to our prior approval that will not be unreasonably withheld, and which will appear on a combination of digital displays and projections in the Phoenix, Arizona-based Atari Hotel lobby and common areas.

(13)

Eligible investors will receive an email at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such email is sent) within 180 days (approximately 6 months) following the Closing on their investment in our Units. This email will contain a form through which investors may customize their digital brick reward. The digital brick will be in a form determined in our sole discretion and will be displayed on a combination of digital displays and projections in the Phoenix, Arizona-based Atari Hotel lobby and common areas.

The form will allow each eligible investor to specify either their first and last legal name or a gaming or social media username/handle, subject to a maximum of 20 characters (including spaces and punctuation), to be included on the digital brick. All customization aspects, including the submitted name or handle, must comply with the Company’s style and content limitations, and are subject to the Company’s prior approval, which will not be unreasonably withheld. The Company reserves the right to reject any portion of the submitted text for any reason, including content or style considerations.

Eligible investors will have at least 60 days from receipt of the form to complete and return it to ensure their digital brick will appear as described. If the Company rejects any portion of the text specified in the form, the investor will receive a follow-up email indicating the reason for such rejection and requesting alternative text input, or a summary of the investor’s disagreement with the rejection. Any eligible investor who receives such a rejection email will have 15 days to respond in the manner specified. Failure to respond to any email described above may result in forfeiture of this reward, and the investor will not be compensated in any way for such forfeiture. Notwithstanding the foregoing, management will use its best efforts to acquire the information necessary to avoid forfeiture of this reward by an eligible investor.

(14)	The physical brick reward will consist of a paver, the exact form of which has not been determined as of the date of this offering circular but which shall be of a size and material similar to engraved brick pavers used in similarly constructed walkways and like construction, engraved with an eligible investor’s first and last name or gamer/social media username or handle (up to 20 characters in length), designed with the eligible investor’s input, in each case subject to our approval which will not be unreasonably withheld.

(15)

Eligible investors will receive an email at the email address provided at the time of their subscription for our Units (or another email address communicated to the Company from time to time prior to the date on which such email is sent) within 180 days (approximately 6 months) following the Closing on their investment in our Units. This email will contain a form through which investors may customize their physical brick reward. The physical brick will consist of a paver, the exact form of which has not been determined as of the date of this offering circular but which shall be of a size and material similar to engraved brick pavers used in similarly constructed walkways and like construction.

The form will allow each eligible investor to specify either their first and last legal name or a gaming or social media username/handle, subject to a maximum of 20 characters (including spaces and punctuation), to be engraved on the brick. The form will also give eligible investors the opportunity to provide input on the design aspects of the brick, including font, color, and other design elements, if any. The message and all customization aspects must comply with the Company’s style and content limitations, including but not limited to the approval of the submitted name or handle, font, color, and design. The Company reserves the right to reject any portion of the submitted text or design for any reason, including content, style, or design considerations, provided that such approval will not be unreasonably withheld.

Given the nature of the award and the construction timelines associated with the laying and cementing in place of physical bricks, eligible investors will have at least 60 days from receipt of the form to complete and return it to ensure their physical brick will appear in the gaming-arena walkway. If the Company rejects any portion of the text or design specified in the form, the investor will receive a follow-up email indicating the reason for such rejection and requesting alternative text or design input, or a summary of the investor’s disagreement with the rejection. Any eligible investor who receives such a rejection email will have 15 days to respond in the manner specified. Failure to respond to any email described above may result in forfeiture of this reward, and the investor will not be compensated in any way for such forfeiture. Notwithstanding the foregoing, management will use its best efforts to acquire the information necessary to avoid forfeiture of this reward by an eligible investor.

Terms and Conditions

In addition to the terms and conditions set forth above, the following terms and conditions will apply to the investment reward program:

●	Automatic Enrollment: We will enroll each investor in the reward program at each Closing.

●	Term: The reward program will remain open to eligible investors until the earlier of the date on which we terminate this offering, or one year. We will not amend, alter, supplement, or otherwise change the reward program prior to the end of its term.

●	Non-Transferability: Rewards may not be sold, assigned, or transferred. See “Risk Factors — Risks Related to this Offering — All investment rewards are non-transferable and may be forfeited under certain circumstances” for more information.

●	Contingency: Our ability to deliver certain rewards depends entirely on the successful construction, grand opening, and continued operation of the Phoenix, Arizona-based Atari Hotel. Should Main & Main fail to complete the hotel, fail to open it, or successfully opens and subsequently ceases operations, you will permanently lose any reward that is dependent on the successful construction, grand opening, and continued operation of the Phoenix, Arizona-based Atari Hotel. In any such circumstance, all of your hotel-dependent rewards will be automatically canceled, and we will send an email to the email address you provided with your subscription (or any updated address you later supply) informing you that you will no longer receive the affected rewards. Further, you will not receive any monetary or other compensation for this loss. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — If the Phoenix, Arizona-based Atari Hotel is not completed or operated as planned, or later closes before you redeem your rewards, we may not be able to deliver certain investment rewards” for more information.

●	No Impact On Unit Ownership. An investor retains every reward even if the investor later disposes of the Units. Conversely, owning Units is not a condition precedent to retaining a reward after an investor becomes eligible for such reward.

Basis of Reward Valuation

The dollar values assigned to each tier of rewards under our investment reward program reflect the Company’s own good-faith, internal estimates of the fair-market value of the underlying goods or services, calculated as of the date of this offering circular. In estimating those values, the Company considered: (i) prevailing third-party price of each reward; (ii) anticipated cost to the Company or its affiliates to procure or fulfill the rewards at scale. No third-party appraisals were obtained, and no independent opinion as to valuation was sought, nor intended to be sought with respect to any reward. Accordingly, the stated values may differ, potentially materially, from actual value a holder could realize in an arm’s-length transaction, from the cost the Company ultimately incurs to deliver the benefit, or from any value an investor might personally ascribe to the benefit. See “Risk Factors — Risks Related to this Offering — The values we assign to your investment rewards may differ materially from their actual or perceived worth” for more information.

USE OF PROCEEDS

The expected use of proceeds described in the tables below represents our intentions based upon current plans and business conditions which could change in the future as our plans and business conditions evolve. The amount and timing of any actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering. See “Risk Factors — Risks Related to this Offering and Ownership of our Units - We may use the net proceeds of this Offering in ways with which you may not agree” for more information.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses set forth in the below tables for both the Company and Main & Main. Specifically, this amount I is expected to cover the following non-exhaustive list of expenses: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023; (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing of this Offering. See “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●

Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. You should also note that there are risks associated with the indebtedness we expect to incur to complete the Phoenix, Arizona-based Atari Hotel’s construction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” and “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

The two following tables below sets forth the uses of proceeds of the Company and Main & Main, respectively, assuming the sale of 25%, 50%, 75%, 100%, and the Minimum Offering Amount of Units offered for sale in this Offering. The final table sets forth the amounts Main & Main expects to finance through a future construction financing facility assuming the sale of 25%, 50%, 75%, 100%, and the Minimum Offering Amount of Units offered for sale in this Offering.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold	Min. Amount of Offering Sold
Offering Proceeds
Units Sold	37,500	75,000	112,500	150,000	17,336
Gross Proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000	$8,668,000

Offering Expenses
Sales Commissions (4.5%) (1)	$843,750	$1,687,500	$2,531,250	$3,375,000	$390,060
Transaction Fees (2%)	375,000	750,000	1,125,000	1,500,000	173,360
Legal, Professional & Consulting Fees	187,500	375,000	562,500	750,000	86,680
Accounting Fees	250,000	250,000	250,000	250,000	-
Publishing/EDGAR	50,000	50,000	50,000	50,000	-
Marketing Fees	740,125	1,044,000	1,346,875	1,649,750	26,453
Transfer Agent	25,000	25,000	25,000	25,000	-
Blue Sky Compliance	15,000	15,000	15,000	25,000	-
Posting Agent Fees	5,000	5,000	5,000	5,000	-
Escrow Fees	2,750	2,000	2,250	2,500	1,025
Total Offering Expenses	2,494,125	4,203,500	5,912,875	7,632,250	677,578

Offering Proceeds Available for Use	$16,255,875	$33,296,500	$50,337,125	$67,367,750	$7,990,422
Uses
Investment Reward Program (2)	$75,000	$150,000	$225,000	$300,000	$34,672
Repayment of Advancement (3)	105,250	105,250	105,250	105,250	105,250
Investment in Main & Main RoRo Property Owner, LLC	16,075,625	33,041,250	50,006,875	66,962,500	7,850,500
Total Expenditures	$16,255,875	$33,296,500	$50,337,125	$67,367,750	$7,990,422

(1)	See “Plan of Distribution” for more information.

(2)	The total cost of the investment reward program will depend on the mix of investment amounts. The cost could be as high as approximately $600,000 if all investors invest in increments exceeding $50,000 and thereby qualify for the highest tier of rewards. Conversely, the cost could be $0 if no investor invests more than $10,000. Based on the Company’s internal calculations, assuming the sale of the Maximum Offering Amount, the Company expects that the investment reward program will cost approximately $100,000. However, for purposes of the Use of Proceeds table set forth above, the Company has allocated $300,000 to this program, which represents a conservative midpoint between $0 and $600,000 to account for potential variations in actual participation levels. Any amounts allocated to the reward program will be deducted from the proceeds otherwise available for investment in the Company’s core business operations and plan. See “Investment Reward Program” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — A portion of the offering proceeds will be used for non-cash investment rewards, which may not enhance the value of your investment” for more information.

(3)	Jason Merck, a co-manager of our Manager, advanced a total of $105,250 to the Company for legal and accounting fees, with an agreement to repay this advance out of the net proceeds of this Offering.

The Company will immediately use the net proceeds of this Offering to purchase a number of Main & Main Units. In turn, through Main & Main, we expect to use the proceeds of the Company’s investment in the Main & Main Units in the following manner:

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold	Min. Amount of Offering Sold
Proceeds From Central RoRo’s Investment
Main & Main Units Sold	32,151	66,083	100,014	133,925	15,701
% of issued and outstanding Main & Main Units owned by the Company (1)	76.446%	86.964%	90.988%	93.113%	50.002

Gross Proceeds to Main & Main from the Company’s Investment in the Main & Main Units Which are Available for Use in the Construction of the Phoenix, Arizona-based Atari Hotel	$16,075,625	$33,041,250	$50,006,875	$66,962,500	$7,850,500

Uses
Redemption of Main & Main Units (1)	$3,900,000	$3,900,000	$3,900,000	$3,900,000	$3,900,000
License Acquisition	4,000,000	4,000,000	4,000,000	4,000,000	2,000,000
Legal Fees	250,000	250,000	250,000	250,000	100,000
Accounting Fees	75,000	75,000	75,000	75,000	25,000
Consulting Fees	750,000	2,000,000	2,000,000	2,000,000	100,000
Architecture & Engineering	1,930,000	3,860,000	3,860,000	3,860,000	1,175,500
Site & Utilities	1,250,000	1,250,000	1,250,000	1,250,000	500,000
Development Fees (2)	500,000	2,140,000	2,140,000	2,140,000	-
Fees, Permits & Testing(3)	325,000	325,000	325,000	325,000	50,000
Closing Costs (2)	150,000	150,000	150,000	150,000	-
Construction Management Fees (2)	250,000	725,000	725,000	725,000	-
Origination Fee (3)	-	1,120,000	1,120,000	1,120,000	-
Construction Costs (2)	2,695,625	13,246,250	30,211,875	47,167,500	-

Total Expenditures	$16,075,625	$33,041,250	$50,006,875	$66,962,500	$7,850,500

(1)	There is a total of 15,700 Main & Main Units issued and outstanding prior to this offering that are held by the Original Members as of the date of this offering circular and the offering statement of which it forms a part. Upon the Initial Closing, the Company will acquire at least 15,701 Main & Main Units and obtain majority control of Main & Main (50.002% of all issued and outstanding Main & Main Units). Immediately following the Initial Closing and our acquisition of Main & Main, Main & Main will use $3,900,000 of the proceeds from our acquisition of its units to redeem an aggregate of 5,794 Main & Main Units held by the Original Members at a redemption price equal to the original purchase price paid for the applicable Main & Main Units being redeemed, plus a redemption fee equal to 38.10% of such original price, plus the applicable Main & Main Units’ pro rata share of Main & Main’s net operating profits (defined as rental and parking income less administrative expenses, calculated according to Main & Main’s customary accounting practices) through the Redemption Date. We do not expect Main & Main to generate any net operating profits. See “Description of Our Units and Significant Governance Matters — Original Members,” “Description of Our Units and Significant Governance Matters — Original Members” and “Risk Factors — Risks Related to this Offering and Ownership of our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. The percentages set forth above with respect to the Company’s ownership of Main & Main Units assumes the redemption of $3,900,000 of the Main & Main Units in accordance with the Redemption Right.

(2)	If we raise no more than the Minimum Offering Amount in this Offering, the $4,000,000 we will pay AH Endeavors for the licensing rights necessary to complete the Phoenix, Arizona-based Atari Hotel will consist of (i) $2,000,000 of the proceeds from our investment in Main & Main, and (ii) $2,000,000 drawn under a future construction financing facility. See “Interest of Management and Others in Certain Transactions — Option and License Agreement,” and “Risk Factors — Risks Related to Our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information.

(3)	Main & Main will not pay any Construction Costs, Construction Management Fees, Closing Costs, or Development Fees if we do not raise more than the Minimum Offering Amount in this Offering. See “Risk Factors — Risks Related to Our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information.

(4)	Main & Main will not pay any Origination Fee if we cannot raise more than 25% of the Maximum Offering Amount.

The following table sets forth the amount of indebtedness we expect to incur pursuant to a future construction financing facility, assuming the sale of 25%, 50%, 75%, 100%, and the Minimum Offering Amount of Units in this Offering, which will be used to cover any additional amounts up to the expected $125,000,000 cost of constructing the Phoenix, Arizona-based Atari Hotel.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold	Min. Amount of Offering Sold

Gross Offering Proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000	$8,668,000
Uses
Offering Expenses	2,494,125	4,203,500	5,912,875	7,632,250	677,578
Investment Reward Program	75,000	150,000	225,000	300,000	34,672
Repayment of Advance	105,250	105,250	105,250	105,250	105,250
Investment in Main & Main	16,075,625	33,041,250	50,006,875	66,962,500	7,850,500

Expected Indebtedness (1)	106,250,000	87,500,000	68,750,000	50,000,000	116,332,000

Total Aggregate Financing (2)	$125,000,000	$125,000,000	$125,000,000	$125,000,000	$125,000,000

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” for more information.

(2)	Includes the amounts raised in this offering and the expected amount of the future construction financing facility entered to finance the remaining capital necessary to complete the Phoenix, Arizona-based Atari Hotel, but does not include the amounts of additional equity financing raised in other offerings of Units (and subsequently invested in the Main & Main Units), if any, or the expenses associated with any such offerings. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — We may issue additional units in the future, which would reduce investors’ ownership percentage and may dilute our Unit’s value” for more information.

(3)	We may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should note that there are risks associated with concurrent offerings. See “Risk Factors — Risks Related To This Offering and Ownership of Our Units — We may conduct a concurrent offering of our Units under Rule 506(c) of Regulation D, which could be integrated with this Offering of our Units pursuant to Rule 152 of the Securities Act if we fail to ensure compliance with the requirements of Regulation A and Regulation D, or fail to comply with any safe harbor from integration under Rule 152” for more information.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

OUR CORPORATE STRUCTURE AND OPERATIONAL HISTORY

You should note that following the Initial Closing on the Minimum Offering Amount of $8,668,000, the Company will acquire a minimum of 15,701 Main & Main Units, at $500 per unit, for a total price of at least $7,850,500, which will result in the Company owning more than 50% of the issued and outstanding Main & Main Units. Potential Investors should note that investment in this Offering is an investment in the Units of the Company and not, for the avoidance of doubt, the Main & Main Units being purchased by the Company with the net proceeds of this Offering. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information. See also “Notes on Offering Circular Presentation” for information about capitalized terms used in this section but not defined.

Introduction

Central RoRo, LLC, is a Delaware limited liability company formed on August 16, 2023, by Jason Merck and Jordan Taylor, our co-founders and the co-managers of our Manager. The Company’s business focuses on the development, construction, and operation of various Atari-branded hotels, if any, either directly by the Company, or indirectly through majority or wholly owned subsidiaries. The Company has a holding company structure. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information. Within the greater Atari-branded hotel business, the Company will oversee and execute the administration and management of (i) all Atari intellectual property to be licensed under the Option and License Agreement with Atari, or any other agreement with Atari or a licensee thereof which is our affiliate or otherwise, pursuant to which we are the licensee of certain Atari intellectual property for use in an Atari-branded hotel, including the Atari intellectual property used in the Phoenix, Arizona-based Atari Hotel, after which the Company will act as the master sub-licensor with respect to Main & Main and the Phoenix, Arizona-based Atari Hotel, and all future Atari-branded hotels held indirectly through an operating subsidiary if any, (ii) the intellectual property that we create or is created on our behalf for use in any Atari-branded hotels we may own in the future, to the extent such intellectual property is not deemed to be the property of Atari, or a violation of any future agreement therewith or in which they are privy to as a third-party beneficiary, if any, and (iii) all brand management and relations functions for our Atari-branded hotel business, and the brand of each of our majority or wholly owned direct or indirect subsidiaries which operate the Atari-branded hotels which we will develop, build, and operate in the future, if any, of the Atari-branded hotels which we may own directly in the future.

Main & Main RoRo Property Owner, LLC, is a Delaware limited liability company formed on October 24, 2023 by Jason Merck and Jordan Taylor, the co-managers of our Manager, and our co-founders, which acquired the Land Parcel, and through which we will develop, construct, and operate the Phoenix, Arizona-based Atari Hotel after we obtain a majority ownership percentage therein after the Initial Closing. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information.

Our Manager is Central RoRo Manager, LLC, an Arizona limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on August 16, 2023. See “Our Manager” and “Risk Factors — Risks Related to Conflicts of Interest” for more information. The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, we may elect to comply with certain reduced reporting requirements for future filings after this Offering.

Main & Main’s Original Members

Main & Main RoRo, LLC, is an Arizona limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on September 21, 2023, and is another affiliate of the Company and Main & Main. RoRo Affiliate was formed to facilitate investment into Main & Main via the sale of its equity securities. See “Description of Our Units and Significant Governance Matters — Original Members” for more information.

Main & Main RoRo QOZB, LLC, is a Delaware limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on October 24, 2023, and is also an affiliate of the Company and Main & Main. QOZB Affiliate is a Qualified Opportunity Fund under Section 1400Z-2(d) of the Internal Revenue Code, or the “Code” that was formed to invest in Main & Main, to assist with financing the Land Parcel’s Acquisition, which resulted in Main & Main’s ownership of a designated Qualified Opportunity Zone as that term is defined under Section 45D(e) of the Code. See “Description of Our Units and Significant Governance Matters — Original Members” for more information.

Our Corporate Structure

As of the date of this offering circular, there are 15,700 Main & Main Units issued and outstanding. In this case, the Minimum Offering Amount of $8,668,000, or 17,336 Units, will be sufficient, after deduction of fees and offering expenses, to result in Main & Main becoming a majority-owned subsidiary of the Company via the Company’s subsequent investment of the net offering proceeds of at least $7,850,500 in the Main & Main Units, at $500 per unit, for a total of 15,701 Main & Main Units. See “Security Ownership of Management and Certain Securityholders” and “Use of Proceeds” for more information.

Following our acquisition of a majority of the outstanding Main & Main Units following the Initial Closing, Main & Main will use $3,900,000 of the proceeds from such acquisition to redeem 5,794 Main & Main Units held by the Original Members at a redemption price equal to the original purchase price paid for the applicable Main & Main Units being redeemed, plus a redemption fee equal to 38.10% of such original price, plus the applicable Main & Main Units’ pro rata share of Main & Main’s net operating profits (defined as rental and parking income less administrative expenses, calculated according to Main & Main’s customary accounting practices) through the Redemption Date. We do not expect Main & Main to generate any net operating profits prior to the Initial Closing. See “Use of Proceeds,” “Description of Main & Main’s Securities and Significant Governance Matters — Original Members,” and “Risk Factors — Risks Related to this Offering and Ownership of our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. Following the Initial Closing and our acquisition of 15,701 Main & Main Units in which we raise anywhere from the Minimum Offering Amount to the Maximum Offering Amount, we will own a majority of Main & Main. For the avoidance of doubt, we do not expect that the Company will obtain 100% ownership of the Main & Main Units unless we redeem all of the Main & Main Units held by RoRo Affiliate and QOZB Affiliate in an agreement therewith, which we do not intend to pursue in the foreseeable future.

You should note that there are significant limitations on your ability to participate in the management of Main & Main indirectly via your ownership of our Units. For example, (a) the voting rights of the Units are directly tied to the voting rights of the Main & Main Units held by the Company, except according to applicable law and as stated in the Operating Agreement, and (b) the voting rights associated with the Main & Main Units are significantly limited, except according to applicable law and as stated in the Operating Agreement. See “Description of the Our Units and Significant Governance Matters — Voting Rights” for more information. Instead, our Manager is responsible for managing and operating the business of Main & Main and the Company and intends to continue as Manager of the Company and Main & Main for the foreseeable future unless removed for good cause according to the Operating Agreements or dissolved according to a court order issued under applicable law; provided, however that the operating agreements of the Company and Main & Main contain provisions that prohibit removal of our Manager if either Jordan Taylor or Jason Merck, the co-managers of our Manager, have given personal guarantees as a condition of any debt financing in which the Company or Main & Main are a recipient, separately or concurrently, and as such, our Manager cannot be removed as Manager of Main & Main until we repay the CBAZ LOC. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information. In light of the forgoing, although the Company will own at least 50.1% of Main & Main depending on the number of Units sold in this Offering, the direction, management, and operations of the Company and Main & Main are not expected to change due to any increase in the Company’s ownership of Main & Main beyond 50.1% since we are both under common control of our Manager pursuant to our operating agreements. See “Risk Factors — Risks Related to Conflicts of Interest” for more information.

The following diagrams depict our organizational structure (i) prior to this Offering; (ii) immediately upon the issuance of Units in the Initial Closing of this Offering; and (iii) if our sale of the $75,000,000 Maximum Offering Amount and issuance of 150,000 Units, provided, that there can be no assurance that we will be successful in raising any amount under this Offering.

Pre-Offering Organizational Structure of the Company	Pre-Offering Organizational Structure of Main & Main

Our Organizational Structure after an Initial Closing of this Offering on the Minimum Offering Amount

Our Organizational Structure after Raising the Maximum Offering Amount

Denotes a Central RoRo Manager, LLC, managed entity. You should note that there are conflicts of interest between us and our Manager, and that there are risks associated with such conflicts. See “Risk Factors — Risks Related to Conflicts of Interest” for more information. You should also note that we cannot currently remove our Manager under our operating agreements and pursuant to the CBAZ LOC, do not expect to receive or make any cash distributions in the foreseeable future, and that our Manager, who holds sole management authority over the Company, Main & Main, and our business, does not hold any equity in either Main & Main or the Company but is entitled to a significant carried interest in Main & Main pursuant to the Main & Main Operating Agreement. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business,” “Risk Factors — Risks Related to this Offering and Ownership of Our Units — We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price,” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement” for more information.

**	Following our acquisition of a majority of the outstanding Main & Main Units following the Initial Closing, Main & Main will use $3,900,000 of the proceeds from such acquisition to redeem 5,794 Main & Main Units held by the Original Members. See “Description of Our Units and Significant Governance Matters — Original Members,” “Description of Our Units and Significant Governance Matters — Original Members” and “Risk Factors — Risks Related to this Offering and Ownership of our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. Following our redemption of the Original Members’ Main & Main Units, RoRo Affiliate and QOZB Affiliate will own 5,048 and 4,858 Main & Main Units, respectively. Except for the sale of Main & Main Units to the Company upon each closing of this Offering, we do not expect to sell any additional Main & Main units to RoRo Affiliate or QOZB Affiliate, or any other person.

Our Operating History

To date the Company’s operations have been limited to formational activities and activities undertaken in furtherance of the qualification of this Offering, and Main & Main’s operations have been limited to normal and customary formational activities, and those in furtherance of the Land Parcel acquisition and any ongoing development matters, if any.

From October 25, 2023, to December 7, 2023, Main & Main conducted private placements of the Main & Main Units to QOZB Affiliate and RoRo Affiliate in exchange for gross offering proceeds of $4,000,000 and $3,850,000, respectively. Such private placements took place under Section 4(a)(2) of the Securities Act in transactions not involving a public offering. In addition to the Main & Main Units, to induce QOZB Affiliate and RoRo Affiliate into participating in the private placements referred to above, Main & Main granted QOZB Affiliate and RoRo Affiliate a redemption right and preferred return on their investment in the Main & Main Units pursuant to the Main & Main Operating Agreement. See “Description of Our Units and Significant Governance Matters — Original Members” for more information.

On November 27, 2023, Main & Main was assigned the rights, privileges, and obligations of JMJT Roosevelt 2 LLC, our affiliate, under that certain “Land Purchase Agreement” dated August 31, 2023, by and between JMJT Roosevelt 2 LLC and Audacy Atlas, LLC, whereby Audacy agreed to sell the Phoenix, Arizona-based Land Parcel to JMJT for a purchase price of $10,500,000, with JMJT’s payment to Audacy of $200,000 of the purchase price as a deposit, in exchange for our repayment of the $200,000 deposit to JMJT. On December 8, 2023, Main & Main as assignee of the Land Purchase Agreement, paid Audacy the $10,500,000 balance due on the purchase price in exchange for ownership of the Land Parcel.

As a condition to the closing of the Land Purchase Agreement, Main & Main and Audacy entered a Leaseback Agreement pursuant to which Audacy leased, as of December 8, 2023, the Land Parcel and the structure currently standing thereon for a base rent of $13,487 per month beginning in year two of the agreement, in addition to a sum equal to the aggregate of any municipal, county, state, or federal excise, sales, use, or transaction privilege taxes legally levied or imposed against, or on account of, any amounts payable by Audacy or our receipt of such amounts. The term of the Leaseback Agreement is two years ending on December 8, 2025, the amount of time that we believe it will take to complete all of the pre-construction phases of the hotel building process. Moreover, the Leaseback Agreement is a triple net lease, meaning that Audacy, as the tenant, will manage, contract, and directly pay for any and all expenses for maintaining, repairing, replacing, operating, and insuring the Land Parcel and for all assessments, costs, fees, personal and real property taxes, charges and expenses incurred with respect to the Land Parcel.

The Leaseback Agreement is subject to terms and conditions that are customary for agreements of this nature and also requires Audacy to maintain: (i) commercial general liability of $1,000,000 per occurrence and $2,000,000 in the aggregate; (ii) workmen’s compensation insurance as required under applicable law with a waiver of subrogation in favor of Main & Main, (iii) all-risk property insurance for damage or other losses caused by fire or other casualty or cause; and (iv) property insurance for the market value of certain improvements made under the Leaseback Agreement. Audacy may terminate the agreement at any time upon sixty (60) days’ prior written notice, provided, however, that the effective termination will be no sooner than December 8, 2024.

Main & Main financed the $10,500,000 purchase price of the Land Purchase Agreement via (i) the offer and sale of the Main & Main Units to QOZB Affiliate and RoRo Affiliate for gross proceeds of $7,652,379; and (ii) a $3,000,000 secured, revolving, interest-only line of credit from Commerce Bank of Arizona, Scottsdale Branch, which we refer to as the “CBAZ LOC.” The CBAZ LOC was established pursuant to a certain business loan agreement, dated December 7, 2023, referred to in this offering circular as the “CBAZ Loan Agreement,” by and between Main & Main and the Commerce Bank of Arizona, Scottsdale Branch, which we refer to as the “Lender” and “CBAZ.” In connection with the CBAZ LOC, the Lender issued to Main & Main a promissory note, dated December 7, 2023, or the “CBAZ Note,” with a principal of $3,000,000. Main & Main paid a loan origination and other fees via equity in the Land Parcel, and the Lender immediately disbursed $3,000,000 of the funds in connection with the CBAZ LOC so that Main & Main could close on the Land Purchase Agreement.

The CBAZ Note has a maturity date of December 7, 2025, and there is no penalty for prepayment thereof. The CBAZ Note is subject to a variable interest rate subject to change from time to time, but not more than once a day, based on changes in the prime rate as published in the West Coast Edition of the Wall Street Journal’s Money Rates table. As of December 7, 2023, the applicable interest rate was 8.5% per annum. Interest on the CBAZ Note is calculated by applying the ratio of the interest rate over a year of 360 days, multiplied by the actual number of days the principal balance is outstanding. We will make regular monthly payments of all accrued unpaid interest due under the note as of each payment date, the first of which occurred on January 7, 2024. The CBAZ LOC is subject to customary terms and conditions associated with agreements of a similar nature. For example, the following events are considered events of default under the CBAZ Loan Agreement, CBAZ Note, Deed of Trust, and Assignment of Rents: (i) failure to make a payment; (ii) breach of the note or any ancillary documents executed in connection therewith; (iii) insolvency of Main & Main; (iv) commencement of foreclosure, forfeiture, bankruptcy, or similar proceedings against Main & Main; (v) the occurrence of any of the foregoing with respect to the Guarantors; (vi) the occurrence of a material adverse change in Main & Main’s financial condition, or the Lender believes the prospect of payment on the note is impaired; or (vii) the Lender believes, in good faith, that it is insecure. Upon an event of default, the Lender may declare the entire unpaid balance of the note and all accrued unpaid interest immediately due.

The CBAZ LOC was secured by (i) a “Deed of Trust,” dated December 7, 2023, by and between Main & Main as trustor, CBAZ as the beneficiary of the trust, and Commerce Bank of Arizona, Tucson Branch as trustee, whereby Main & Main conveyed to the trustee in trust, with power of sale for the benefit of CBAZ in satisfaction of amounts owed under the CBAZ LOC, all of Main & Main’s rights, title, and interest in and to the Land Parcel; (ii) an “Assignment of Rents,” dated December 7, 2023, whereby Main & Main assigned a continuing security interest in, and conveyed to CBAZ, all of Main & Main’s rights, title, and interest in and to the rental income generated by the Land Parcel; and (iii) the guarantee and grant of security in all of the property currently owned, or owned in the future, by Jordan Taylor, and Jason Merck, the co-managers of our Manager in their capacity as individuals; the Jason Merck Revocable Trust Dated September 27, 2016; RoRo Affiliate; QOZB Affiliate, Main & Main RoRo OZ, LLC, an Arizona limited liability company managed by our Manager, referred to as “OZ Affiliate,” which is the owner of all of the membership interest of QOZB Affiliate; and Central RoRo Manager, LLC, our Manager. As a result of the Deed of Trust and the fact that our operating agreements contain provisions which provide that we cannot remove our Manager if either of our Manager’s co-managers, Jordan Taylor and Jason Merck, have given personal guarantees as a condition of any debt financing, our Unitholders have zero to a significantly limited ability to remove our Manager of the Company or Main & Main. See “Our Manager — Removal” and “Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information.

In furtherance of the Phoenix, Arizona-based Atari Hotel business, AH Endeavors, our affiliate, will sub-license to Main & Main the right to use the Atari brand, logo, and game titles (which covers all Atari game titles, including, among others, Pong, Centipede, and Breakout) inside the Phoenix, Arizona-based Atari Hotel and attached Atari Entertainment Complex. See “Description of Business — Our Intellectual Property” for more information.

Since acquiring the Phoenix, Arizona-based Land Parcel on December 8, 2023, Main & Main’s operations have focused on the pre-construction phase of the hotel building process, which consists of the following types of activities:

●	Site Analysis and Due Diligence. The initial phase of this process was completed prior to Main & Main’s acquisition of the Phoenix, Arizona-based Land Parcel; however, Main & Main continues to evaluate the site for the upcoming development to ensure it is maximized for density and efficiency.

●	Design and Architecture Planning. Design and architecture planning includes conceptual design drafting (completed), schematic design drafting (in process), which determines the general layouts of rooms, restaurants, venue spaces, and all other uses inside the Phoenix, Arizona-based Atari Hotel, and the finalization of design, development, and construction documents for eventual submission to the City of Phoenix for permits.

●	Budgeting and Financial Planning. This process ensures that the design and implementation of the Phoenix, Arizona-based Atari Hotel not only meets the experiential goals of the project but also adheres to a prudent and disciplined budget and efficient building designs to reduce the cost of construction.

●	Community Engagement. A critical step in the development process is ensuring that neighborhood stakeholders, such as local government officials, community leaders, and potential local business partners, are involved in an ongoing conversation and that their voices are heard and considered throughout the process of design and eventual construction of the Phoenix, Arizona-based Atari Hotel.

●	Contractor and Vendor Selection Planning. This portion of the developmental phase ensures that all parties bring specialized expertise in gaming, technology, construction, and all related experiential components to “future-proof” the property while maintaining sound construction principles.

●	Risk Management Planning. This phase of development focuses on insurance strategies and the utilization of financial tools to reduce costs and eliminate various risks during and after the property’s construction.

●	Sustainability Planning. With the growing focus on environmental sustainability practices, this phase seeks to develop intentional and environmentally conscience strategies utilizing alternative energy sources and sustainable building materials as part of the design and construction process.

●	Marketing and Branding Strategy Development. This includes the selection of various vendors to ensure the attraction and solidification of established brand partners and public messaging around the project and eventual experiences once construction is complete.

DESCRIPTION OF BUSINESS

You should note that following the Initial Closing on the Minimum Offering Amount of $8,668,000, the Company will acquire a minimum of 15,701 Main & Main Units, at $500 per unit, for a total price of at least $7,850,500, which will result in the Company owning more than 50% of the issued and outstanding Main & Main Units. Potential Investors should note that investment in this Offering is an investment in the Units of the Company and not, for the avoidance of doubt, the Main & Main Units being purchased by the Company with the net proceeds of this Offering. See “Risk Factors — Risks Related to Our Holding Company Structure” for more information. See also “Notes on Offering Circular Presentation” for information about capitalized terms used in this section but not defined.

We are in the hotel and immersive entertainment business, which includes hotel development and construction, the offering of hotel rooms and related amenities, and immersive experiences revolving around gaming, technology, artificial intelligence, food and beverage, nostalgia, and pop culture. Our business specifically focuses on the development, construction, and operation of various Atari-branded hotels, if any, either directly through the Company, or indirectly through majority or wholly owned subsidiaries. The Phoenix, Arizona-based Atari Hotel will be the first Atari-branded hotel that we will develop, build, and operate, with the structure of any additional Atari-branded hotel arm of our business being dictated by economic efficiencies, deal deadlines, and the best interests of our Unitholders. While we cannot guarantee that we will develop, build, and construct any additional Atari-branded hotels other than the Phoenix, Arizona-based Atari Hotel, we expect to pursue and exercise any opportunities to do so, including, without limitation, the opportunity to develop, build, and operate an Atari-branded hotel in the Denver, Colorado area pursuant to amendment no. 4 to the License and Option Agreement. See “Interest of Management and others in certain transactions” and “Corporate Structure and Operational History” for more information. For the avoidance of doubt Main & Main will become our majority owned subsidiary following the Initial Closing of this Offering. See “Our Corporate Structure and Operational History” for more information.

Within the greater Atari-branded hotel business, the Company will oversee and execute the administration and management of (i) all Atari intellectual property to be licensed under the Option and License Agreement with Atari, or any other agreement with Atari or a licensee thereof which is our affiliate or otherwise, pursuant to which we are the licensee of certain Atari intellectual property for use in an Atari-branded hotel, including the Atari intellectual property used in the Phoenix, Arizona-based Atari Hotel, after which the Company will act as the master sub-licensor with respect to Main & Main and the Phoenix, Arizona-based Atari Hotel, and all future Atari-branded hotels held indirectly through an operating subsidiary if any; (ii) the intellectual property that we create or is created on our behalf for use in any Atari-branded hotels we may own in the future, to the extent such intellectual property is not deemed to be the property of Atari, or a violation of any future agreement therewith or in which they are privy to as a third-party beneficiary, if any; and all brand management and relations functions for our Atari-branded hotel business, and the brand of each of our majority or wholly owned direct or indirect subsidiaries which operate the Atari-branded hotels which we will develop, build, and operate in the future, if any, of the Atari-branded hotels which we may own directly in the future.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023; (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing. See “Use of Proceeds,” “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●

Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. You should also note that there are risks associated with the indebtedness we expect to incur to complete the Phoenix, Arizona-based Atari Hotel’s construction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” and “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should note that there are risks associated with concurrent offerings.

On December 27, 2024, AH Endeavors exercised a $50,000 option to acquire from Atari the right to develop, build, and operate an Atari-branded hotel in the Denver, Colorado area, which we refer to as the “Denver Option,” with a requirement to break ground on constructing such hotel on or before December 31, 2025, and an option to extend such deadline until June 30, 2026 for an additional $50,000. Assuming the success of this Offering, we expect, although we cannot guarantee, that AH Endeavors will sub-license the Denver Option to a yet-to-be-formed Manager-managed affiliate that will become the Company’s majority or wholly owned subsidiary upon the closing of a future offering of our units under Regulation A and a future acquisition thereof, which would not occur prior to the closing of this Offering.

Description of the Land Parcel and Potential Design of the Phoenix, Arizona-based Atari Hotel

On December 8, 2023, we acquired the 46,000 square-foot Land Parcel on which we will develop, build, and operate the 60,000 square-foot Phoenix, Arizona-based Atari Hotel. The Land Parcel is located at 840 N. Central Avenue, the intersection of Central Avenue and Roosevelt Street, also known as Roosevelt Row Arts District, in Phoenix, Arizona. The Land Parcel is collateral for the $3,000,000 CBAZ LOC, which Main & Main used to partially finance the Land Purchase Agreement’s $10,500,000 purchase price. The zoning of the Land Parcel is ready for hotel usage. See “Our Corporate Structure and Operational History” and “— Our Operating History” thereunder for more information. Illustrations of the hotel’s potential design follow.

(Potential design of the Phoenix, Arizona-based Atari Hotel. For Illustration Purposes Only)

(Potential design of the Phoenix, Arizona-based Atari Hotel. For Illustration Purposes Only)

(Potential design of the Phoenix, Arizona-based Atari Hotel. For Illustration Purposes Only)

(Potential design of the Phoenix, Arizona-based Atari Hotel. For Illustration Purposes Only)

(Potential design of the Phoenix, Arizona-based Atari Hotel. For Illustration Purposes Only)

After we complete the Phoenix, Arizona-based Atari Hotel’s construction and upon the grand opening thereof, we intend to offer the following hotel services, which we estimate will generate most of our future income:

●	Lodging. Main & Main intends that the Phoenix, Arizona-based Atari Hotel will have approximately 91 hotel rooms, consisting of 19 suites and 72 rooms in varying sizes and that approximately 80% of the rooms will be standard hotel rooms, thoughtfully designed and infused with gaming and technological enhancements. Main & Main also intends for the remaining rooms to be larger, two to five-bedroom units catering to friends, families and larger groups looking to stay immersed throughout their duration by paying a premium for the highest-end accommodations and upgrades.

●	Food & Beverage. Main & Main intends that the Phoenix, Arizona-based Atari Hotel will offer multiple food and beverage options, ranging from pool bars and casual dining to fine dining and immersive drinking and dining options that utilize the Atari-created concepts.

●	Retail Shopping. Main & Main intends to offer certain spaces within the Phoenix, Arizona-based Atari Hotel, such as gift shops and merchandize stalls, for lease to companies that sell souvenirs, clothing, collectibles, digital assets, and digital and analog games, among other categories.

●	Immersive Experiences. Main & Main intends that the Phoenix, Arizona-based Atari Hotel will operate and/or lease portions of the hotel to create free and ticketed opportunities for customers to experience the latest in AR/VR and AI technologies. Main & Main intends that these experiences are curated to focus on existing brands, new IP, and the ever-evolving world of technology.

●	Event Venue. Main & Main intends that the Phoenix, Arizona-based Atari Hotel will include a year-round space that can be utilized for esports competitions and gaming events, concerts, content and movie/film/anime releases as well as smaller convention-style offerings and corporate events.

Future Point-Based Loyalty Program

In today’s competitive hospitality industry, creating a loyal customer base is essential for the success of any hotel. A well-structured guest loyalty program not only helps attract repeat customers but also ensures that they have a memorable and satisfying experience with each visit. As such, we intend to introduce a point-based guest loyalty program designed to reward customers for staying at the Phoenix-Arizona-based Atari Hotel within six months of the launch of the Phoenix, Arizona-based Atari Hotel. Although we have not established the Phoenix, Arizona-based Atari Hotel loyalty program yet, we expect that this plan will encompass the following characteristics that are common to typical hotel loyalty programs:

●	Earn and Redeem Points. Members of the loyalty program can earn points with each stay, which makes them eligible for various benefits, including complimentary room upgrades, free nights, or exclusive services.

●	Special Discounts. Loyalty program members will enjoy special discounts on room rates, dining, spa services, and more, ensuring that they receive the best value for their money.

●	Personalized Experiences. We believe in creating a personalized experience for our loyal guests. With insights gained through the loyalty program, we will tailor hotel services to match our customers’ preferences.

●	Exclusive Access. Loyalty program members will have access to exclusive promotions, events, and partnerships with local attractions, providing a unique and memorable stay.

●	Tiered Rewards. Main & Main’s loyalty program will offer tiered rewards, allowing guests to unlock new benefits as they progress through different membership levels.

Our Industry

U.S. Hotels

The U.S. hotel industry has faced significant challenges and changes over the past few years. U.S. hotels saw their annual room revenue plummet from $170.35 billion in 2019 to just $86.01 billion in 2020 due to the COVID-19 pandemic. However, 2021 witnessed a revival with revenues climbing to $142.92 billion. By 2022, revenues surged to $189.07 billion, exceeding the figures before the pandemic hit. This upward trajectory is anticipated to persist into 2023, with projections estimating room revenues at $197.48 billion, marking a 4.4% increase from 2022 and a 15.9% rise from 2019. According to the American Hotel & Lodging Association (the “AHLA”), several catalysts are expected to impact the U.S. hotel industry in 2024:

●	Inflationary Pressures. Inflation remains above historical averages despite easing from peak levels; ongoing geopolitical risks could impact the industry.

●	Guest Experience. Emphasis on cleanliness and friendly staff continues as key factors for positive guest experiences.

●	Memorable Events. Demand for impactful, memorable events that foster human connections is expected to rise, with nearly half of meeting planners increasing their budgets.

●	Transaction Activity. Hotel transaction volume is poised to accelerate, driven by a rebound in fundamental performance and multiple market stress points.

●	Technology Adoption. Hotels will increasingly adopt cloud technology and AI to enhance operational efficiency and guest experiences

●	Parking Revenue. Strategic management of parking services is projected to enhance guest satisfaction and become a significant revenue driver

The outlook for the U.S. hotel industry in 2024 is cautiously optimistic, characterized by a continued recovery in occupancy rates and average daily rates (“ADR”). Occupancy is projected to improve to 63.6%, a slight uptick from 62.9% in 2023, though it remains below the 2019 benchmark of 65.8%. This improvement is supported by a robust increase in ADR, which is expected to climb to $160.16, marking a 21.8% rise over the 2019 figures. Revenue per available room (“RevPAR”) has shown a consistent upward trajectory since the downturn in 2020, reaching a nominal high of $97.84 in 2023 and is forecasted to rise further to $101.82 in 2024. This growth is underpinned by a recovery in guest spending, which is anticipated to achieve a record $758.61 billion in 2024, a significant leap from prior years. While the sector continues to face challenges, it’s making promising strides in rebuilding its workforce to pre-pandemic levels, actively attracting, and retaining talent through competitive salaries and enhanced benefits.

(AHLA, January 2024)	(AHLA, January 2024)

Phoenix Tourism and Hotels

This Atari Hotel will be in the Roosevelt Row downtown area of Phoenix, Arizona. As of the 2022 Census estimate, Phoenix city proper has a population of 1.64 million, ranking it fifth in the US. The median age of its residents is 34.5 years, and the city spans an area of approximately 500 square miles. The Greater Phoenix area is a nexus for sectors like aerospace, high-tech, bioscience, and advanced business services, as well as sustainable technologies. It’s also home to Arizona State University and stands out as one of only 13 U.S. cities that proudly feature teams from all four major professional sports leagues. As a result, tourism significantly fuels its economy. Phoenix, often referred to as the “Valley of the Sun,” draws in millions of tourists each year, making it a sought-after resort and regional conference spot due to its warm and sunny climate.

In 2022, Phoenix welcomed 19.5 million visitors, including a million from international destinations. These visitors directly spent over $4.4 billion in the city. Considering indirect and induced spending, the total economic contribution exceeded $7.5 billion. This influx of tourism supported approximately 53,000 jobs and generated over $626 million in state and local taxes. In terms of demographics, the typical visitor to Phoenix is around 46.3 years old with a median household income of $79,000. Tourists usually stay in Phoenix for an average of 3.5 nights and travel in groups of about 2.6 people. The most popular activities for these overnight visitors include shopping, sightseeing, visiting landmarks or historical sites, frequenting bars or nightclubs, and attending celebrations.

According to the 2024 Phoenix Hospitality Investment Forecast Report (the “FHIFR”), the Phoenix hotel market is set to witness growth in 2024. The market is expected to lead major U.S. cities in room inventory expansion with the addition of 3,650 new hotel rooms, a 5.1% increase from the existing room count. This expansion is set to accommodate a surge in demand, highlighted by the Men’s NCAA Final Four and the introduction of Mattel’s Adventure Park. Despite the potential for market saturation, occupancy rates are projected to rise modestly, with a 60 basis points increase from 2023, reaching an occupancy rate of 69.0%. This growth in occupancy is expected even as new supply could restrain rate increases. Should the supply have remained at 2019 levels, the anticipated demand could have pushed occupancy rates to a record high.
(FHIFR, 2024)

Furthermore, the annual average daily rate (ADR) is projected to climb to $175.72, approximately 33% above the 2019 figure, marking the second-largest increase among all major U.S. markets. Revenue per available room (RevPAR) is set to follow a similar upward trajectory, exceeding the 2019 mark by over 30%. At a forecasted $121.27, Phoenix’s RevPAR will stand out as the highest among landlocked metros, trailing only behind Nashville and Las Vegas. These factors contribute to an overall positive forecast for Phoenix’s hotel market, suggesting a steady year of performance bolstered by strategic economic developments and sustained investment interest, particularly in extended-stay hotels due to the influence of corporate entities like Taiwan Semiconductor Manufacturing Co. in North Phoenix.
(FHIFR, 2024)

Gaming

While the gaming community has long been stereotyped as predominantly young, antisocial males, recent data challenges this notion, revealing a much broader and diverse audience. According to GWI Gaming research, which surveyed 19,488 gamers aged 16-64 across 15 countries, the gaming audience is vast and spans various demographics. While gaming is nearly universal among the online population, there have been notable demographic shifts in recent years. Older internet users, specifically those aged 55-64, have increasingly embraced gaming, making it an integral part of family time, especially among grandparents and households with three or more children. Additionally, there has been a significant rise in female gamers, underscoring the diversity within the gaming community. This data suggests that the gaming world is not only expansive but also more inclusive than previously perceived, encompassing a wide range of ages, genders, and backgrounds.

The gaming industry has experienced remarkable growth over the years, becoming an integral part of both culture and economy. As of January 2024, there were approximately 3.32 billion active video gamers worldwide, a figure that has grown by over one billion in the last eight years. The U.S. stands out in this surge, boasting more active e-sports competition participants than any other nation, solidifying its position as a major force in the e-sports sector. By 2027, the industry’s value is projected to be worth $363 billion, which is more than the entire GDP of Finland. This exponential growth is not just about numbers; it’s about the evolution of gaming culture. With 75% of U.S. households having at least one gamer and over half of American parents introducing their children to video games, a new generation of gamers is on the rise, reshaping the medium’s societal perception.

Despite the continuous release of new video games, the allure of retro games remains undiminished. A survey by ExpressVPN indicates that 79% of players are drawn to these vintage games. While nostalgia plays a role, especially for millennials who were introduced to these games in their youth, it’s not the sole reason. Many gamers appreciate retro games for their originality, as many of these classics, such as Pac-man, Tetris, Super Mario Bros, and Mario Kart, were groundbreaking in their time. Interestingly, not only do older generations enjoy these games, but younger ones find them equally captivating, suggesting that their appeal transcends generational boundaries.

Arizona Gaming

According to data from Wisdom Gaming, gamers in the state of Arizona had over 3.9 million unique gaming devices as of November 2023. Moreover, the state saw a wide diversity of gaming-related travel from January 2023 to November 2023, with the majority of visits coming from states such as California, Texas, and Nevada, among others. Additionally, data reveals that Arizona gamers are diverse in terms of several demographics including age, gender, and marital status, among others.

(Wisdom Gaming)

Arizona Gamers Age by Category, November 2023

(Wisdom Gaming)

Our Market Opportunity and Customers

Immersive Entertainment Business

Companies such as Disney and Great Wolf Lodge have blended immersive entertainment with lodging accommodation for many years. However, with the Atari brand and intended technology partners such as Intel, the Phoenix, Arizona-based Atari Hotel will focus its immersive entertainment offerings on technology-based experiences, artificial intelligence (AI), and video gaming in our hotel common areas as well as in the hotel’s private rooms and suites. With gaming having quickly become the largest entertainment vertical in the world, the Phoenix, Arizona-based Atari Hotel will look to provide experiences in the property’s many venues and rooms that embrace and leverage this largest and fastest-growing entertainment vertical.

The Atari Brand

Atari, established in 1972 by Nolan Bushnell and Ted Dabney, played a pioneering role in the gaming industry with iconic games like “Pong” and the “Atari 2600” device, which were instrumental in shaping the electronic entertainment landscape from the 1970s to the mid-1980s. During its peak in the late 70s and early 80s, Atari dominated the video game market, ushering in what’s often referred to as the golden age of video games. In particular, the Atari 2600 was a monumental success and became a staple in millions of households, showcasing the brand’s widespread popularity. However, post the video game crash of 1983, the company saw several ownership and structural changes. Over the years, the brand name transitioned through various entities, and as of 2024, it is now owned by the French company Atari SA, with a diversified focus on video games, consumer hardware, licensing, and blockchain technology. Atari’s intellectual property, which includes iconic games such as Pong®, Asteroids®, and Centipede® Missile Command®, has been played by millions, and the brand continues to bring joy to gamers with its expanding portfolio of computer, console, and mobile games.

Through Main & Main, we will utilize the unique Atari brand and the brands of select game titles to attract clients seeking nostalgic and futuristic experiences. We intend that our hotel services will attract gamers, families, business travelers, pop-culture enthusiasts, collectors (digital and physical assets), experience-seekers, and foodies. We also expect to partner with existing and established operators, brands, and databases to create multiple avenues to attract customers to stay and play at our Atari hotel property.

THE “ATARI” NAME AND LOGO ARE THE EXCLUSIVE INTELLECTUAL PROPERTY OF ATARI INTERACTIVE, INC. AND ARE USED IN CONNECTION WITH HOTEL AND ENTERTAINMENT PROJECTS SOLELY PURSUANT TO A LIMITED LICENSE. CENTRAL RORO, LLC, MAIN & MAIN RORO PROPERTY OWNER, LLC, AND AH ENDEAVORS LLC ARE THE CURRENT LICENSEES; APART FROM THIS LICENSING RELATIONSHIP, THEY HAVE NO AFFILIATION WITH ATARI INTERACTIVE, INC. THIS INVESTMENT OPPORTUNITY IS NEITHER SPONSORED NOR ENDORSED BY ATARI INTERACTIVE, INC. OR ANY OF ITS AFFILIATES, AND IT CONFERS NO EQUITY OR OTHER OWNERSHIP INTEREST IN ATARI INTERACTIVE, INC., NOR IS IT GUARANTEED BY ATARI INTERACTIVE, INC. OR ITS AFFILIATES. SEE "Risk Factors - Risks Related to Our Business and Industry - We will hold a limited license to the Atari brand for use in the Phoenix, Arizona-based Atari Hotel and do not have any affiliation with Atari Interactive, Inc.," AND "Risk Factors - Risks Related to Our Business and Industry - If we fail to comply with its obligations in the agreements under which it will license intellectual property and other rights from third parties or otherwise experience disruptions to its business relationships with any licensor, it could lose license rights that are important to the business" FOR MORE INFORMATION.

Phoenix, Arizona

Recognized as one of the most dynamic and rapidly evolving metropolitan areas in the U.S., Phoenix continues to hold its standing as the fifth largest city, with its population increasing by 4% from 2020-2023. The downtown region of the city is particularly bustling, with numerous developmental projects underway. Among the notable investments is a potential $535 million mixed-use project that is currently awaiting approval from the Phoenix City Council. If approved, this project is expected to contribute to the urban landscape with the construction of two new buildings. Additionally, an investment of $100 million has been announced for the creation of new headquarters and a state-of-the-art practice facility for the NBA’s Phoenix Suns and WNBA’s Phoenix Mercury, underscoring the city’s dedication to enhancing its sports infrastructure and fostering a vibrant community. These developments, among others, reflect a concerted effort to bolster the urban appeal and functionality of downtown Phoenix, aligning with the broader trajectory of growth and modernization that Phoenix is experiencing.

Roosevelt Row Development

Roosevelt Row is a walkable arts district in downtown Phoenix, Arizona, which is known for its art galleries, restaurants, bars, boutique shops, and vibrant street art. The district has been a focal point for urban renewal, with rehabilitated bungalows and new infill projects adding to its charm. Its popularity has surged, drawing both locals and tourists to its numerous events like the monthly First Fridays Art Walk and annual festivities such as the M3F Music Festival. The integration of the Atari Hotel into Roosevelt Row further accentuates the district’s standing as a dynamic, creative, and cultural epicenter in downtown Phoenix. Through this blend of nostalgic gaming culture and contemporary urban development, the Atari Hotel is poised to contribute a unique flavor to the diverse offerings of the Roosevelt Row district, amplifying its allure as a destination for both local and international visitors.

(Left: Downtown Phoenix; Right: Roosevelt Row)

Our Sales and Marketing Efforts

We intend to utilize numerous avenues to promote our Atari-branded hotels, including digital marketing across social media channels, Web3 reservation systems, AI-powered implementation, and various modes of advertisements.

Our Competition and Competitive Strengths

Commercial real estate is highly competitive, and we may face competition from many sources, including from other income producing real estate both in the immediate vicinity and the geographic markets where we will construct Atari-branded hotels, including the Phoenix, Arizona-based Atari Hotel. If so, this would increase the number of hotel rooms available and may decrease occupancy and rooms rates at our hotels. We will also compete with other hotels in the downtown Phoenix market as well as other regional destination style hotels, restaurants and bars in the area as well as the pop-up and long-term immersive experiences throughout the Phoenix market. See “Risk Factors — Risks Related to Our Business and Industry” for more information.

We believe that the Phoenix, Arizona-based Atari Hotel, and any future geographic markets in which we may develop, build, and operate an Atari-branded hotel, will have an advantage over other hotels in such markets and neighboring markets given the exclusive Atari license such hotels may utilize, which, in any case, grants the sole ability to utilize the Atari brand in a given market, including the Phoenix hotel market. However, our realization of the above competitive strength, the success of our business and of any future Atari-branded hotel development, construction, and operation project, is dependent on the construction and operation of the Phoenix, Arizona-based Atari Hotel, and, pursuant to a certain amendment no. 4 to the Option and License Agreement dated May 29, 2024, the breaking of ground on construction of the Phoenix, Arizona-based Atari Hotel on or before June 30, 2026, with an option to further extend the term of the Option and License Agreement until December 31, 2026, in exchange for payment of a $50,000 extension fee. However, if we require no more than nine months of additional time to break ground on the Phoenix, Arizona-based Atari Hotel’s construction due to city permitting delays or acts of god and has secured required capital for the project, Atari’s approval of such additional time will not be unreasonably withheld. See “Interest of Management and Others in Certain Transactions — Option and License Agreement” for more information.

We also intend to enter into an agreement with Intel Corporation for the provision of computers and electronic systems for use in our Atari-branded hotels. We cannot assure you, however, that we will execute any such agreement with Intel, or if we do, that such agreement will be on favorable terms to us. See “Risk Factors — Risks Related to Our Business and Industry — We may be unable to enter into an agreement with Intel Corporation for the provision of the Phoenix, Arizona-based Atari Hotel’s computer and electronics systems, and even if it does, we cannot guarantee that such agreement will be favorable to us in price or scope” for more information. We also believe that the intended Intel-based technology infrastructure of the Phoenix hotel would serve to “future proof” the property, enabling and supporting consistent evolution of our systems based on the ever-changing world of technology. We believe that future proofing the Phoenix, Arizona-based Atari Hotel would also allow it to adapt to changes in technology quicker than its competitors.

Our Growth Strategies

We expect to grow the Atari-branded hotel business through advanced and modern marketing techniques, influencer programs, and brand and operator partnerships while creating an immersive environment that will stand apart from existing hotels around the world. We also expect to develop an Atari-centric hotel loyalty program to drive repeat customer growth. See “Business Description — Future Point-Based Loyalty Program” for more information.

Our Sourcing and Suppliers

We will partner with large and established hotel and restaurant operators to create efficiency in operations and sourcing supplies and materials for the rooms and dining, technology companies to ensure consistent and real-time experiences, and companies in gaming, event production, pop culture, and the like.

Effect of Seasonality

We expect seasonality to having a significant effect on the business of any of our Atari-branded hotels due to climactic patterns and decreases or increases in temperature due to the city’s climatic patterns. With respect to the Phoenix, Arizona-based Atari Hotel, we believe that the cooler months from November to April attract more visitors to Phoenix who are seeking refuge from colder climates, and that such season represents a peak season the Phoenix hotel market, where we can expect higher occupancy rates in their hotel and increased patronage of their immersive entertainment offerings. Conversely, Phoenix’s extremely hot summers may deter tourists, potentially reducing the demand for outdoor activities and impacting hotel occupancy rates.

Despite the foregoing effect, our focus on offering unique, indoor immersive entertainment experiences could counterbalance the typical seasonal downturns experienced by the broader hotel industry. By providing engaging indoor activities, we believe we can draw visitors looking for entertainment options that are not affected by the outside temperature, which would help stabilize demand throughout the year.

Our Intellectual Property

Our affiliate owns a transferable license to use the Atari brand, logo, and game titles in Atari-branded hotels located in certain markets, such as Phoenix, Arizona and Denver, Colorado, according to that certain “Option and License Agreement” by and between our affiliate and Atari Interactive Inc., as amended from time to time. With respect to the Phoenix, Arizona-based Atari Hotel, we expect that we will enter into an agreement with our affiliate for the sub-licensing of such intellectual property within thirty (30) days from the Initial Closing of this Offering in exchange for $4,000,000 cash consideration and our assumption of certain Licensing Fee payment obligations upon the licensing of the Atari intellectual property. We also expect that any such rights will become perpetual upon the completion and launch of each Atari-branded hotel before a given date specified by Atari. For example, we will obtain a perpetual license with respect to the Phoenix, Arizona-based Atari Hotel so long as we complete the hotel on or before December 31, 2029. If the Phoenix, Arizona-based Atari Hotel is not completed before December 31, 2029, then ownership of the rights underlying the transferable license for the Phoenix, Arizona hotel market will revert to Atari Interactive, Inc. We expect to see a similar deadline and sub-licensing requirements for each Atari-hotel license which we obtain. See “Interest of Management and Others in Certain Transactions” for more information.

Our Human Capital

We do not have any full-time or part-time employees, or any independent contractors, and do not intend to hire any such person in the foreseeable future. Additionally, we have not established an employee benefit plan or trust, or an “ERISA Plan,” within the meaning of, and subject to, the provisions of the Employee Retirement Income Security Act of 1974, or “ERISA,” or an equity incentive plan, and we do not intend to adopt any such plans in the foreseeable future.

Our Legal Proceedings

We may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business, from time to time. Litigation carries inherent uncertainties, and it is possible that adverse outcomes in these or other matters could emerge, potentially harming our financial condition, business, and results of operations. Currently, we are not aware of any legal proceedings or claims against us. However, this status is subject to change, and Main & Main cannot guarantee that it will not become subject to any such legal proceedings in the future.

Our Environmental Sustainability Efforts

We place importance on sustainability and are committed to contributing to the development of a more sustainable future. In furtherance of sustainability, we intend to enhance the sustainability of the Phoenix, Arizona-based Atari Hotel by incorporating solar and wind energy solutions, along with installing electric vehicle charging stations. This strategy highlights our commitment to environmental stewardship and aims to improve the hotel’s appeal and operational efficiency.

Government Regulation

We navigate a complex landscape of regulatory requirements impacting our business and the development, construction, and eventual operation of the Phoenix, Arizona-based Atari Hotel, including regulations that aim to protect natural resources and ensure public health and safety. Non-compliance with these regulations could result in significant fines, penalties, and other sanctions.

Significant fines, penalties, and other sanctions may be imposed for non-compliance with environmental and health and safety laws and regulations, and some laws provide for joint and several strict liabilities for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts that followed all applicable laws at the time these acts were performed. For example, there are several governmental laws that strictly regulate the handling, removal, treatment, transportation, and disposal of toxic and hazardous substances, such as the Comprehensive Environmental Response Compensation and Liability Act of 1980, and comparable national and state laws, that impose strict, joint, and several liabilities for the entire cost of cleanup, without regard to whether a company knew of or caused the release of hazardous substances. In addition, some environmental regulations can impose liability for the entire clean-up upon owners, operators, generators, transporters, and other persons arranging for the treatment or disposal of such hazardous substances related to contaminated facilities or project sites. Other federal environmental, health, and safety laws affecting us include, but are not limited to, the Resource Conservation and Recovery Act, the National Environmental Policy Act, the Clean Air Act, the Clean Air Mercury Rule, the Occupational Safety and Health Act, the Toxic Substances Control Act, and the Superfund Amendments and Reauthorization Act, as well as other comparable national and state laws. Liabilities related to environmental contamination or human exposure to hazardous substances, comparable national and state laws, or a failure to comply with applicable regulations could result in substantial costs to us, including cleanup costs, fines and civil or criminal sanctions, third-party claims for property damage or personal injury, or cessation of remediation activities.

We will adhere to state regulations governing hospitality and restaurant operations as we develop and operate the Phoenix, Arizona-based Atari Hotel. This will involve securing necessary licenses and registrations for liquor sales and following specific safety and health standards and codes of conduct. We will also ensure compliance with laws governing employee relationships, including adhering to minimum wage laws, managing overtime, maintaining working conditions, and meeting work permit requirements, and committing to proactively managing these legal requirements to secure the Atari Hotel’s future success and regulatory compliance. Any significant changes or compliance demands in any of the above legal areas might affect the revenue and profitability of the Phoenix, Arizona-based Atari Hotel and could pose challenges to our operations. See “Risk Factors — Risks Related to Our Business and Industry” for more information.

Our Executive Offices and Contact Information

Our executive offices were provided by our Manager and are located at 829 N 1st Ave, Suite 201, Phoenix, AZ 85003, our telephone number is 800-617-8981, and our website address is www.atarihotels.com. The information on or accessible through our website is not part of this offering circular. Neither the Company nor Main & Main have a lease agreement or currently pay rent for our executive offices. This may change in the future, however, and we may pay a ratable portion of the lease and utilities payments due for our use of the executive offices on terms determined reasonable by our Manager.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited financial statements and the notes to those financial statements that are included elsewhere in this Form 1-A. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this Form 1-A. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this Form 1-A. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this Form 1-A, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and prospects. See “Notes on Offering Circular Presentation” for more information about capitalized terms used in this section but not defined.

Overview

We are in the hotel and immersive entertainment business, which includes hotel development and construction, the offering of hotel rooms and related amenities, and immersive experiences revolving around gaming, technology, food and beverage, nostalgia, and pop culture. Our business specifically focuses on the development, construction, and operation of various Atari-branded hotels, if any, either directly through the Company, or indirectly through majority or wholly owned subsidiaries, including the Phoenix, Arizona-based Atari Hotel which will be the first Atari-branded hotel that we will develop, build, and operate. The structure of any additional Atari-branded hotel arm of our business being dictated by economic efficiencies, deal deadlines, and the best interests of our Unitholders. While we cannot guarantee that we will develop, build, and construct any additional Atari-branded hotels, we expect to pursue and exercise any opportunities to do so, including, the opportunity to develop, build, and operate an Atari-branded hotel in the Denver, Colorado area pursuant to amendment no. 4 to the License and Option Agreement. See “Interest of Management and others in certain transactions” and “Corporate Structure and Operational History” for more information. For the avoidance of doubt Main & Main will become our majority owned subsidiary following the Initial Closing of this Offering. See “Our Corporate Structure and Operational History” for more information.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023; (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing. See “Use of Proceeds,” “Our Corporate Structure and Operational History” and “Description of Our Units and Significant Governance Matters — Original Members” for more information. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in this Offering; and

●

Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

For the avoidance of doubt, we have broad discretion over how the proceeds of this Offering are to be used and may spend such proceeds in ways you may not agree. See “Risk Factors — Risks Related to This Offering and Our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information. You should also note that there are risks associated with the indebtedness we expect to incur to complete the Phoenix, Arizona-based Atari Hotel’s construction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Construction Financing Facility” and “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” for more information. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should note that there are risks associated with concurrent offerings.

Recent Developments

On December 8, 2023, Main & Main was assigned the rights, privileges, and obligations of JMJT Roosevelt 2 LLC, its affiliate which is owned by Jason Merck and Jordan Taylor, the co-managers of our Manager, under that certain Purchase Agreement dated August 31, 2023, by and between JMJT Roosevelt 2 LLC, which we refer to as “JMJT,” and Audacy Atlas, LLC, whereby Audacy agreed to sell the Phoenix, Arizona-based Land Parcel to JMJT for a purchase price of $10,500,000, with JMJT’s payment to Audacy Atlas, LLC of $200,000 of the purchase price as a deposit. JMJT assigned such Land Purchase Agreement to Main & Main in exchange for $200,000 in repayment of the deposit. Main & Main financed the $10,500,000 purchase price of the Land Purchase Agreement via (i) tee offer and sale of the Main & Main Units to QOZB Affiliate and RoRo Affiliate for gross proceeds of $4,850,000; and (ii) a $3,000,000 secured revolving line of credit from Commerce Bank of Arizona, Scottsdale Branch.

As a condition to closing the land purchase agreement, Main & Main and Audacy Atlas, LLC entered into a two-year triple net lease. Under this lease, Audacy is responsible for all expenses related to the property throughout the lease term. Beginning in the second year of the lease, and unless Audacy Atlas, LLC terminates the agreement early in accordance with its terms, Audacy will also pay Main & Main a monthly base rent of $13,487. See “Our Corporate Structure and Operational History” for more information.

Our Financial Condition

As of December 31, 2024, our total assets were $96,750, consisting entirely of deferred offering costs, and we had no cash or cash equivalents as of either December 31, 2024 or 2023. Our total liabilities were $105,250, all of which represented amounts due to a related party for legal and accounting expenses paid on our behalf. Further, Members’ equity (deficit) was $(8,500) as of both December 31, 2024 and 2023, reflecting the Company’s net loss since inception.

As of December 31, 2024, Main & Main’s total assets were $10,613,690, primarily consisting of land held for development ($10,510,569), cash and cash equivalents ($12,335), accounts receivable ($16,227), and deferred rent receivable ($74,559). Total liabilities were $3,029,625, including a $3,000,000 mortgage payable to Southwest Heritage Bank, interest payable, accounts payable, and other current liabilities. Members’ equity was $7,584,065, with an accumulated deficit of $(68,314).

Our Plan of Operation

Because we do not have any cash or cash equivalents as of the date of this offering circular, we will have to raise a substantial amount of funds in this Offering to fully implement our plan of operations for the next 12-month period. Additionally, since we have not generated any revenues to date, and do not intend to generate any revenues in the future, there is substantial doubt that we can continue as a going concern for the next 12 months unless we obtain capital through this Offering to execute our plan of operations. Assuming we are successful in raising the Minimum Offering Amount of $8,668,000, although there can be no assurances that we will do so, we plan to use the net proceeds from the Offering to carry out our business plan and purchase the Main & Main Units.

As of December 31, 2024, Main & Main had approximately $12,335 in cash or cash equivalents. We do not anticipate generating revenue until the Phoenix, Arizona-based Atari Hotel becomes operational, which is expected in the fourth quarter of 2027. This means that there is substantial doubt that we can continue as a going concern for the next 12-months if we do not raise at least the Minimum Offering Amount. Even if we raise the Minimum Offering Amount, we will require between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount), which we intend to acquire through a future construction financing facility.

Main & Main intends to reach the following milestones during the initial 12 months following a successful closing of this Offering:

Milestone	Time Frame for Reaching Milestone	Estimated Milestone Expense (if the $75,000,000 Maximum Amount is raised in this Offering)
Construction financing facility signing	To be arranged and in place as soon as practicable	To cover the balance of the hotel construction cost over and above the amount raised in this Offering
Schematic design for the Atari hotel	Complete by end of fourth quarter 2025	Estimated Cost - $463,200
Value engineering and construction pricing	Complete by end of fourth quarter 2025	Estimated Cost - $115,800
Design development	Complete by end first quarter 2026	Estimated Cost - $694,800
Construction documents	Complete by end of second quarter 2026	Estimated Cost - $2,200,200
Construction permitting	Complete by end of third quarter 2026	Estimated Cost - $115,800
Construction bidding	Complete by end of third quarter 2026	Estimated Cost - $115,800
Final value engineering and permitting	Complete by end of third quarter 2026	Estimated Cost - $154,400

Main & Main expects that sources of funding for the above listed milestones will be derived from this Offering. If we raise the entire Maximum Offering Amount of $75,000,000, Main & Main should have sufficient funds to complete the pre-construction phase of the Phoenix, Arizona-based Atari Hotel, reaching all of the milestones indicated in the table above, as well as funds to begin the construction phase of the hotel, as currently planned, in the second quarter of 2026. Any budget shortfalls created as a result of our not being able to raise the Maximum Offering Amount in this Offering will be met through the planned Main & Main construction financing facility; provided, that the amount of any such financing may be reduced by the gross proceeds we receive from any concurrent offering of Units under Rule 506(c) of Regulation D that we may perform. We can provide no assurances that we will be able to successfully raise sufficient funds in this Offering so that Main & Main begin to execute these plans or reach any of the above specified milestones. Also, we cannot assure you that we be able to execute a construction financing facility or raise additional capital or debt as and when needed on acceptable terms if at all.

Results of Operations

For the year ended December 31, 2024, the Company did not generate any revenues and did not incur any operating expenses, resulting in no net loss for the period. For the period from inception (August 16, 2023) to December 31, 2023, the Company incurred $8,500 in professional fees, resulting in a net loss of $8,500. All operating expenses and offering costs to date have been paid by the Manager on behalf of the Company and are reflected as amounts due to related parties.

For the year ended December 31, 2024, Main & Main generated $331,990 in rent and parking income, primarily from a short-term sale-leaseback arrangement concerning the Land Parcel with its prior owner, which included fees owed to Main & Main from parking operations. Operating expenses for the period were $116,406, consisting of parking operation fees of $85,107, professional fees of $28,485, and general and administrative expenses of $2,814. Interest expense on the mortgage loan was $254,498. Main & Main reported a net loss of $(38,914) for the year ended December 31, 2024, and a net loss of $(29,400) for the period from inception (October 24, 2023) to December 31, 2023.

Pro Forma Impact of Our Acquisition of Main & Main

Immediately after the Initial Closing, Main & Main will become our majority-owned subsidiary. Because the Company and Main & Main are entities under common control, we will account for the transaction under ASC 805-50. Accordingly:

●	Carrying-Over of Historical Amounts: Main & Main’s assets and liabilities, including the $3,000,000 mortgage payable, will be brought onto our consolidated balance sheet at their historical book values on a retrospective basis. No purchase-price allocation, fair-value step-up, bargain-purchase gain or goodwill will be recorded.

●	Equity/Net Loss Reclassification: The historical members’ equity/(deficit) and share of net losses of Main & Main will be partially reclassified as “Members’ equity/(deficit) attributable to non-controlling interests” and “Net loss attributable to non-controlling interests” based on the Company’s ownership percentage of Main & Main following the Initial Closing. See “Unaudited Pro Forma Condensed Combined Financial Statements — Note 2. The Acquisition” for more information.

●	Results of Operations: Main & Main’s historical revenues (currently parking and ground-lease income) and expenses (property operating costs, professional fees and interest expense) will be consolidated with those of the Company with no retroactive fair-value adjustments.

●	No Amortization of Intangibles: Because no identifiable intangible assets are recognized under the common-control method, there will be no incremental non-cash amortization expense related to brand-license rights or similar items.

●	Intercompany Eliminations: All intercompany balances and transactions will be eliminated in consolidation.

The acquisition, if completed, will significantly expand our asset base through the inclusion of the Land Parcel, but it will also expose us to the risks inherent in large-scale real-estate development, most notably, the need for substantial additional capital, potential cost overruns and construction delays, regulatory approvals, and market demand for the completed Phoenix, Arizona-based Atari Hotel. Our ability to continue as a going concern will depend on raising additional equity, refinancing or repaying the mortgage loan and successfully executing the development plan.

Key expected impacts on our consolidated results of operations (after giving effect to the common-control method of accounting described above) are:

●

Revenue (short-term leaseback): Main & Main’s current revenue consists solely of base rent of $13,487 per month beginning in year two of the Leaseback Agreement (plus pass-through taxes) and related parking fees earned for a one-year period under a two-year, triple-net Leaseback Agreement with Audacy dated December 8, 2023. The lease expires on December 8, 2025, but Audacy may terminate on 60 days’ notice any time after December 8, 2024. Because the lease is triple-net, Audacy bears virtually all property operating costs, so the rent and parking income have minimal associated expense. Once the lease terminates, Main & Main will have no recurring revenue until the Phoenix Atari Hotel opens, currently targeted for Q4 2027.

●	Operating Expenses: Full inclusion of Main & Main’s operating and development expenses, followed by hotel operating costs post-opening.

●	Interest expense: Inclusion of interest on the existing mortgage payable and any future construction financing.

●	Non-Controlling Interest Allocation: Allocation of a proportionate share of future income or loss to the non-controlling interests based on the ownership percentage of the Company.

Because this transaction is accounted for under the common-control method, and because incremental Offering proceeds only affect the equity allocation between Central RoRo and the non-controlling interests, no provisional fair-value measurements or purchase-price allocation adjustments are required. Accordingly, management has not included additional quantitative pro forma adjustments beyond those described above and in the Unaudited Pro Forma Condensed Combined Financial Statements.

Liquidity and Capital Resources

The Company

As of December 31, 2024, the Company had no cash or cash equivalents and was entirely dependent on advances from its Manager to fund its operating and offering-related expenses. Our total liabilities were $105,250, all of which represented amounts due to our Manager for legal and accounting expenses paid on our behalf. Members’ equity (deficit) was $(8,500) as of December 31, 2024, representing cumulative net losses incurred by the Company.

Net cash used in our operating activities for primarily relates to payments for professional fees associated with this Offering and Offering costs , which have been funded by advances from our Manager. For the year ended December 31, 2024, operating expenses and offering costs paid by the related party were $60,000. For the period from inception (August 16, 2023) to December 31, 2023, these amounted to $45,250.

Going Concern

The Company has not generated any revenues to date and is entirely dependent on advances from its Manager to fund its operating and offering-related expenses. Our ability to continue as a going concern is contingent upon the successful completion of this Offering and the receipt of sufficient capital to fund our planned acquisition of a majority interest in Main & Main and to support ongoing operations. Because we do not have any cash or cash equivalents as of the date of this offering circular, we will have to raise a substantial amount of funds in this Offering to fully implement our plan of operations for the next 12-month period. There is substantial doubt that we can continue as a going concern for the next 12 months unless we obtain capital through this Offering.

Main & Main

As of December 31, 2024, Main & Main had cash and cash equivalents of $12,335. Total assets were $10,613,690, primarily consisting of land held for development ($10,510,569). Total liabilities were $3,029,625, which included a $3,000,000 mortgage payable (current portion), interest payable of $15,046, accounts payable of $14,199, and sales tax payable of $380. Members’ equity was $7,584,065.

Main & Main’s liquidity as of December 31, 2024, was limited. The $3,000,000 mortgage loan from Southwest Heritage Bank matures in December 2025, is interest-only charged at the prime rate (7.50% as of December 31, 2024), collateralized by the Land Parcel, and personally guaranteed by related parties. Main & Main is dependent on additional capital infusions from investors or other financing sources to fund development activities, service debt, and meet ongoing obligations. These factors raise substantial doubt about Main & Main’s ability to continue as a going concern.

For the year ended December 31, 2024, Main & Main’s net cash used in operating activities was $109,623. This was primarily due to the net loss of $38,914, an increase in deferred rent receivable of $67,815, and an increase in accounts receivable of $16,227, partially offset by an increase in accounts payable and other current liabilities of $14,579.

For the period from October 24, 2023 (inception) to December 31, 2023, net cash used in operating activities was $19,852.

Cash flows from investing activities for the period from inception to December 31, 2023, consisted of the purchase of land for $10,510,569. There were no investing activities in 2024.

Cash flows from financing activities for the year ended December 31, 2024, were $21,958 from members’ contributions. For the period from inception to December 31, 2023, net cash provided by financing activities was $10,630,421, consisting of $3,000,000 from a bank loan and $7,630,421 from members’ contributions.

Going Concern

Main & Main’s liquidity as of December 31, 2024, was limited, with $12,335 in cash and cash equivalents and significant current liabilities, including a $3,000,000 mortgage loan maturing in December 2025. The mortgage is interest-only, collateralized by the Land Parcel, and personally guaranteed by related parties. Main & Main is dependent on additional capital infusions from investors or other financing sources to fund development activities, service debt, and meet ongoing obligations, including the net proceeds from this Offering, if any. Failure to complete this Offering or otherwise secure such funding could materially and adversely affect the Main & Main’s viability and financial condition.

Liquidity and Capital Resources Following Our Acquisition of Main & Main

Upon the Initial Closing of this Offering, we will contribute the net proceeds to Main & Main in exchange for 15,701 Main & Main Units. This infusion of capital is intended to significantly improve Main & Main’s liquidity and fund the pre-construction phases of the Phoenix Atari Hotel. If we raise the Maximum Offering Amount, funds will be available to begin the construction phase of the hotel. See “ — Plan of Operations” for more information. However, even if we raise the Maximum Offering Amount, we will require substantial additional financing, estimated to be between $50,000,000 and $116,332,000, through a future construction financing facility to complete the Phoenix Atari Hotel. We anticipate selecting a construction financing lender as soon as practicable. Main & Main includes an interest reserve for this financing within its projected $125,000,000 budget for the construction project. However, there is no assurance that we will be able to secure this construction financing on acceptable terms, if at all. See “ — Future Construction Financing Facility” for more information.

Our future consolidated liquidity and ability to continue as a going concern will depend on our ability to successfully complete this Offering, raise additional capital through the construction financing facility, manage project costs, and ultimately generate revenue from the hotel’s operations.

Future Construction Financing Facility

We have initiated the evaluation of construction financing facilities for the development and construction of the Phoenix, Arizona-based Atari Hotel which is not funded through the sale of our units in this Offering. We anticipate selecting a construction financing lender as soon as practicable.

The expected terms for such a facility typically include interest-only payments for 36 months or more, with interest accruing based on the amount drawn. During the construction phase, interest accrues, is reserved, and added to the total loan proceeds, increasing the loan balance for interest calculations. This structure aims to cover both the construction period and the initial years of hotel operations as the property gains market presence and revenue. The construction loan will grant the lender(s) a first position lien on the hotel property. After the interest-only phase, the loan will either convert to an amortizing loan with a 25-year term or be refinanced into a new long-term senior secured mortgage, ensuring the lender maintains a priority security interest in the property. Main & Main includes an interest reserve for this financing within its projected $125,000,000 million budget for the construction project. We also expect this facility to contain customary restrictions on business conduct, including the removal of the Manager as manager of Main & Main and the Company. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all,” “Risk Factors — Risks Related to our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations,” “Use of Proceeds” and “Our Manager — Removal” for more information.

Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should note that there are risks associated with concurrent offerings.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant accounting policies are described in Note 3 to the Company’s audited financial statements and Note 3 to Main & Main RoRo Property Owner, LLC’s audited financial statements included elsewhere in this Offering Circular. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Land

Land is initially measured at cost, including transaction costs. The initial cost of land consists of its purchase price and any directly attributable costs of bringing the asset to its working condition for its intended use. The purchase price is allocated solely to land based on the intended use and relative fair values to the purchase price.

When Land is retired or otherwise disposed of, the cost and any impairment in value are removed from the accounts and any resulting gain or loss is credited or charged to statement operations. Land is derecognized when either they have been disposed of or when the Land is permanently withdrawn from use and no future economic benefit is expected from its disposal. Any gains or losses on the retirement or disposal of Land is recognized in the statement of operations in the year in which they arise.

Land is recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of property are capitalized. Expenditures for maintenance and repairs are charged to expense.

Land is not depreciated. We review the carrying value of long-term assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment, there was no impairment involving the Land Parcel for the periods ended December 31, 2024 and 2023.

Common Control Accounting

Upon completion of the Company’s acquisition of Main & Main, we will apply the guidance in ASC 805-50, which addresses transfers of assets and liabilities between entities under common control. Because Central RoRo and Main & Main are deemed to be under common control, the assets acquired and liabilities assumed will be recorded by the Company at the historical carrying amounts reflected in Main & Main’s financial statements immediately prior to the transaction. Consequently:

●	No purchase-price allocation will be performed.

●	No step-up to fair value, bargain-purchase gain, or goodwill will be recognized.

●	The Company’s capital contribution will be presented within members’ equity.

The historical cost basis of Main & Main’s assets, including the Land Parcel and any previously recorded intangible assets will remain unchanged in our consolidated financial statements. Future capitalized development expenditures incurred by either entity after the combination will follow our existing accounting policies for long-lived assets and intangible assets.

Impairment of Long-Lived Assets and Goodwill

Although goodwill will not arise from the Company’s acquisition of Main & Main, we will continue to evaluate the recoverability of long-lived assets and definite-lived intangible assets, including capitalized development costs and any license rights, whenever events or circumstances indicate that their carrying amounts may not be recoverable. The assessment will compare the asset’s carrying value with the undiscounted cash flows expected to result from its use and eventual disposition. If the carrying amount exceeds those cash flows, we will measure and record an impairment loss equal to the amount by which the carrying amount exceeds fair value, determined using discounted cash flows or other appropriate valuation techniques.

Revenue Recognition

For Main & Main, revenue from rent is recognized on a straight-line basis over the term of the lease. Parking income is recognized in the month earned. The Company has not yet generated revenue. Future hotel revenues will be recognized when control of the promised goods or services is transferred to customers.

Emerging Growth Company

We may elect to be a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Certain Trends and Uncertainties

Our business and prospects are subject to various trends and uncertainties that could impact our financial condition and results of operations. We have summarized some of these trends and uncertainties below, but prospective investors are urged to review the “Risk Factors” section of this Offering Circular before deciding to participate in this Offering. These summaries do not purport to be complete and are qualified in their entirety by the risk factors described in the “Risk Factor” section.

●	Successful Offering and Acquisition: Our immediate plans are entirely dependent on the successful completion of this Offering and the subsequent acquisition of a controlling interest in Main & Main. There is no assurance that we will raise the Minimum Offering Amount or be able to complete the acquisition as planned.

●	Real Estate Development Risks: The development and construction of the Phoenix Atari Hotel involve significant risks, including potential cost overruns, construction delays, shortages of materials or labor, unforeseen site conditions, and the need to obtain necessary permits and regulatory approvals.

●	Financing Risks: As discussed, we will require substantial additional debt financing to complete the hotel project even if we raise the Maximum Offering Amount. Our ability to obtain this construction financing on acceptable terms, or at all, is uncertain. Failure to do so would materially adversely affect our ability to complete the project. The terms of such debt could also include restrictive covenants.

●	Market Acceptance and Competition: The success of the Phoenix Atari Hotel will depend on market acceptance of an Atari-branded hotel and immersive entertainment concept. We will face competition from existing hotels and entertainment venues in the Phoenix market and potentially from other themed entertainment providers.

●	Reliance on Key Personnel and Related Parties: We share a Manager, Central RoRo Manager, LLC, with Main & Main. Our success will depend on the continued services and performance of our Manager and its affiliates. Related party transactions, including development and asset management fees, may result in conflicts of interest.

●	Brand Licensing Risks: Our business model relies heavily on the Atari brand through the License and Option Agreement with Atari. Risks include maintaining the brand’s value, adhering to license terms, and the possibility of default or termination of the agreement.

●	Economic Conditions: Our business will be sensitive to general economic conditions, including recessions, inflation, interest rate fluctuations, and consumer discretionary spending levels. The hospitality and entertainment industries are often affected by these factors.

●	Going Concern: As disclosed in the notes to the audited financial statements of both Central RoRo and Main & Main, factors such as recurring losses from inception, limited cash resources, and dependence on raising additional capital raise substantial doubt about their ability to continue as a going concern. Our ability to continue as a going concern is contingent upon the successful completion of this Offering and securing further financing.

We do not anticipate generating revenue until the Phoenix, Arizona-based Atari Hotel becomes operational. Until that time, we expect to incur net losses.

Recently Adopted Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Contingencies

Both our company and Main & Main may be subject to legal proceedings and regulatory actions in the ordinary course of business. While we do not anticipate that the outcome of any such matters will have a material adverse effect on our business, financial condition, or results of operations, the results of such proceedings cannot be predicted with certainty.

Our Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2024, or the stub periods included in our audited financial statements.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Neither the Company nor Main & Main have any directors, executive officers, or significant employees or intend to hire any directors, executive officers, or significant employees in the foreseeable future. Instead, the management functions of the Company and Main & Main are performed by our Shared Manager.

The following table sets forth certain information with respect to each of the directors and executive officers of our Manager:

Executive Officer	Age	Position Held with the Company (1)	Position Held with Our Manager
Jordan Taylor	40	N/A	Co-Manager
Jason Merck	47	N/A	Co-Manager
Shelly Murphy	50	N/A	Member

(1)	The co-managers of our Manager are currently devoting a significant amount of their working time to ensure that our Manager satisfies their respective responsibilities as our Manager.

Jordan Taylor. Mr. Taylor has served as Co-Manager of Central RoRo Manager, LLC, since August 2023. Mr. Taylor is a visionary disruptor in the realms of finance and real estate. Previously, Mr. Taylor has acquired, developed, and managed commercial real estate assets across five major markets, including Phoenix, Las Vegas, Austin, Chicago, and Washington, D.C. In 2016, Mr. Taylor began acquiring and developing properties in the Roosevelt Row Arts District in Phoenix and is still active in that neighborhood today, having completed north of $300 million in projects across all major uses, hotel, restaurant, office, multifamily, mixed-use and retail. In 2010, Mr. Taylor launched his first company in the financial services industry. During that same time, Mr. Taylor acquired a real estate consulting firm, working with commercial developers, real estate investors and architects on financial strategy and tax incentive maximization. Mr. Taylor earned his CPA designation in 2008, and began his career in 2005, working for two different national and regional CPA firms in Phoenix, Arizona, providing tax and financial consulting services for commercial real estate developers, multi-billion-dollar investment funds and real estate professionals. Throughout his career, Mr. Taylor has actively served on boards and participated with multiple organizations focused on the health and wellness of children, both mentally and physically. Mr. Taylor graduated in Accounting and Finance from Olivet Nazarene University.

Jason Merck. Mr. Merck has served as Co-Manager of Central RoRo Manager, LLC, since August 2023. Prior to his involvement in real estate, Mr. Merck dedicated over two decades to developing software for the healthcare industry. In March 2015, Mr. Merck founded Cloudmed, an innovative healthcare technology enterprise which was sold to New Mountain Capital in June 2018 for $110 million, with a 3 year earn-out. As part of a roll-up strategy New Mountain Capital acquired 13 healthcare companies under the Cloudmed brand and in June 2022, Cloudmed sold to R1, a publicly traded revenue cycle management company, for $4.1 billion. Prior to Cloudmed, Mr. Merck worked in growth and sale of MethodCare, a technology startup focused on the healthcare revenue cycle sector, where he served as Director of Systems Engineering. MethodCare sold in 2014 for $75M to ZirMed, which eventually became Waystar. In 2000, Mr. Merck served as a senior developer at Stockamp and Associates, a healthcare revenue cycle consulting company, where he leveraged SQL to build databases and software programs.

Shelly Murphy. Ms. Murphy has served as member of our Manager since August 2023. Since January 2018, Ms. Murphy has been the Chief Executive Officer of GSD group, which is associated with Woz Innovation Foundation. Ms. Murphy founded the largest tech and innovation event in Arizona, DesTechAZ, with Steve Wozniak. Since January 2020, Ms. Murphy has also served as a partner of the Atari Hotels Innovation Foundation, a non-profit focused on building the future of technology by providing opportunities for innovation through K-12 education. Ms. Murphy has over two decades of experience in finance with over $900MM issued in private activity bonds. Since January 2005, Ms. Murphy has been serving as the Executive Director and CEO of Arizona Higher Education Loan Authority, a not-for-profit organization with a mission to provide low-cost education financing solutions for Arizona students.

Family Relationships

There are no family relationships between any members of our Manager, or any person chosen to become a significant employee of our Manager.

Legal Proceedings

To the best of our knowledge, neither our Manager nor any of its members have, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

OUR MANAGER

Central RoRo Manager, LLC, an Arizona limited liability company, is our Manager that will manage all the business and affairs of the Company and Main & Main, and will direct, manage, and control the Company and Main & Main and our immersive entertainment hospitality business to the best of its ability, with full and complete authority, power, and discretion to make any and all decisions and carry our any and all acts that our Manager deems to be reasonably required to accomplish our business objectives. Under Delaware and Arizona law, respectively, our Manager generally owes the Company and Main & Main the fiduciary duties of care and loyalty; provided that we have partially waived the duty of loyalty in that our Manager is permitted to own and manage interests that are competitive with the Company and Main & Main. Moreover, our Manager is under no obligation to present any business opportunity to the Company or Main & Main. See “Risk Factors — Risks Related to Conflicts of Interest” for more information.

Removal

The operating agreements of the Company and Main & Main contain provisions that prohibit removal of our Manager if either Jordan Taylor or Jason Merck, the co-managers of our Manager, have given personal guarantees as a condition of any debt financing in which the Company or Main & Main are a recipient, respectively. As such, until we repay the CBAZ LOC, our Manager cannot be removed as Manager of Main & Main. See “Our Corporate Structure and Operational History — Our Operating History” for more information. After release of the personal guarantees of our Manager’s co-managers, unless and until either co-manager extends another personal guarantee which satisfies the provision of the Main & Main Operating Agreement, our Manager may be removed from its position as Manager of the Company and Main & Main only for Good Cause by the holders holding 75% of the issued and outstanding units thereof, respectively. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information. For purposes of the foregoing, “Good Cause” means that our Manager conducted itself on behalf of the Company or Main & Main in a manner that constitutes gross negligence or willful misconduct and caused a material adverse impact thereon. In the event our Unitholders or Main & Main Unitholders vote to remove our Manager for Good Cause, our Manager will have the right to submit the question of whether sufficient grounds for removal exists to binding arbitration, to be conducted as further described in our operating agreements. for more information. Conversely, our Manager may resign from their position with the Company and Main & Main at any time. Further, no unitholder of Main & Main or the Company, including a Manager, if applicable, will have any special right to withdraw upon the removal of a Manager.

You should note that we intend to enter into a construction finance facility to finance at least 40% of the construction costs associated with the Phoenix, Arizona-based Atari Hotel, and that we expect the transaction documents related to that facility to contain restrictions on the removal of the Manager as manager of the Company or Main & Main. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information.

Compensation

Pursuant to the Main & Main Operating Agreement, our Manager is entitled to receive an asset management fee equal to 1% of Main & Main’s gross revenues on an annual basis, and reimbursement for the costs incurred in (i) managing the operations of Main & Main; (i) managing the operation of the Phoenix, Arizona-based Atari Hotel; (iii) and relating to this Offering. Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with this Offering. See “Plan of Distribution — Fees and Expenses” and “Use of Proceeds” for more information. After our distribution, through Main & Main, of an amount of funds in satisfaction of certain preferred returns owed to the Original Members, and then to the Main & Main Unitholders together, which includes, indirectly, the holders of our Units as beneficial owners of the Main & Main Units, our Manager is entitled to a significant percentage of any distributable cash, as that term is defined under Main & Main’s Operating Agreement. See “Description of Our Units and Significant Governance Matters — Distribution Policy” for more information. The Manager does not receive any compensation for its services as the managing member of the Company.

Indemnification

Our operating agreements generally provide that the Company and Main & Main will indemnify our Manager, or its affiliates, and certain other parties, or the “Indemnified Parties,” against any claim or loss incurred in connection with any action, suit, or proceeding resulting from such party’s relationship to Company or Main & Main. An Indemnified Party will not be indemnified with respect to matters which such Indemnified Party is finally adjudicated in any action, suit or proceeding, each, a “Claim,” (a) to have acted in bad faith, or in the reasonable belief that the party’s action was opposed to the best interests of the Company or Main & Main, or with gross negligence or willful misconduct, or in breach of such party’s fiduciary duty to the Company or Main & Main (if any), or (b) with respect to any criminal action or proceeding, to have had cause to believe beyond any reasonable doubt the party’s conduct was criminal. We have also agreed to pay the expenses incurred by an Indemnified Party in connection with any Claim or arising in connection with any potential or threatened Claim, in advance of the final disposition of such Claim. Upon receipt of a final judgment indicating that indemnification should not have applied, then such party will repay indemnification payments. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Managers, officers, and controlling persons and their affiliates, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, may be unenforceable. In addition, in no case can investors be asked to, nor are they being asked to, waive any claims or actions under the Securities Act, Exchange Act or similar state law.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company has not issued any securities or convertible securities and will not issue any Units until the Initial Closing of this Offering, if such closing occurs. Conversely, Main & Main has issued 15,700 Units to the persons listed in the following table, and no other securities or convertible securities:

Name and Address of Beneficial Owner	Main & Main Units Owned Before Initial Closing	Ownership Before Initial Closing	Main & Main Units Owned After Initial Closing	Ownership After Initial Closing	Main & Main Units Owned After Initial Closing and Redemption of Original Member Main & Main Units	Ownership After Initial Closing and Redemption of Original Member Main & Main Units (1)
Main & Main RoRo, LLC (1), (2)	8,000	50.955%	8,000	25.477%	5,048	19.712%
829 N 1st Ave Suite 201 Phoenix AZ 85003
Main & Main RoRo QOZB, LLC (2), (3)	7,700	49.045%	7,700	24.522%	4,858	18.973%
829 N 1st Ave Suite 201 Phoenix AZ 85003
Central RoRo, LLC	-		15,701	50.002%	15,701	61.315%
829 N 1st Ave Suite 201 Phoenix AZ 85003

(1)	Following our acquisition of a majority of the outstanding Main & Main Units following the Initial Closing, Main & Main will use $3,900,000 of the proceeds from such acquisition to redeem a number of Main & Main Units held by the Original Members. See “Description of Our Units and Significant Governance Matters — Original Members,” “Description of Our Units and Significant Governance Matters — Original Members” and “Risk Factors — Risks Related to this Offering and Ownership of our Units — We may use the net proceeds of this Offering in ways with which you may not agree” for more information.

(2)	Main & Main RoRo, LLC, is an Arizona limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on September 21, 2023, and is an affiliate of the Company and Main & Main. See “Our Corporate Structure and Operational History” for more information.

(3)	Main & Main RoRo QOZB, LLC, is a Delaware limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on October 24, 2023, and is also an affiliate of the Company and Main & Main. Main & Main RoRo QOZB is a Qualified Opportunity Fund under Section 1400Z-2(d) of the Internal Revenue Code. See “Our Corporate Structure and Operational History” for more information.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In addition to the compensation arrangements discussed in “Our Manager - Compensation” and the transactions discussed in “Our Corporate Structure and Operational History,” the following is a description of the material terms of those transactions with related parties to which we are a party to, and which we are required to disclose pursuant to the disclosure rules of the SEC.

Option and License Agreement

On January 15, 2020, Breakout 1976, LLC, an affiliate under common control of our Manager and the co-managers of our Manager, entered into an Option and License Agreement with Atari Interactive, Inc. On February 15, 2025, Breakout 1976 assigned all its assets and liabilities, including its rights and obligations under the Option and License Agreement, to AH Endeavors, an Arizona limited liability company, under common control of our Manager and the co-managers of our Manager.

Pursuant to the Option and License Agreement, Atari Interactive Inc. granted the exclusive, transferable right and license to use the Atari trademark, as well as a non-exclusive, transferable right and license to use certain Atari Interactive, Inc. intellectual property in connection with the operation of Atari Hotels owned by AH Endeavors or its eventual licensee, in this case, the Company, and certain other uses specified in the agreement. Additionally, Atari Interactive, Inc. provided a non-exclusive, non-transferable, royalty-bearing right to use its intellectual property to manufacture, promote, distribute, and sell licensed merchandise at the Phoenix, Arizona-based Atari Hotel. The initial term of the Option and License Agreement is three years and allows up to six one-year extensions during which the eventual licensee will hold the exclusive rights to build an Atari-themed hotel. Once an Atari Hotel is completed, the right to use the Atari trademark for that hotel remains in perpetuity. The agreement may be terminated by either party if the other party breaches its obligations and fails to cure the breach within 30 days of receiving written notice.

For purposes of the following discussion, we are assuming the occurrence of the Initial Closing and execution of a sub-licensing agreement, referred to as the “Sub-Licensing Agreement,” by and between our company and AH Endeavors, pursuant to which we will receive a license to the Atari intellectual property described above for use in Atari-branded hotels in locations which are specified and agreed upon in writing by us and Atari, from time to time, including the Phoenix, Arizona-based Atari Hotel, and which we expect to include a Denver, Colorado-based Atari Hotel pursuant to the Denver Option. See “ — The Denver Option” below for more information. Due to this assumption, instead of stating “AH Endeavors or its licensee, in this case, the Company,” we will simply state “the Company,” or “the eventual licensee,” as dictated by context.

In exchange for the rights granted through the Option and License Agreement for the Phoenix, Arizona-based Atari Hotel, the Company will pay Atari two non-refundable area option fees totaling $100,000 for the Phoenix, Arizona-based Atari Hotel, as well as the following royalties for utilizing Atari’s licensed intellectual property within such hotel: (i) five percent (5%) of the portion of the gross revenue of the Phoenix, Arizona-based Atari Hotel exceeding twelve million ($12,000,000) dollars on a cumulative basis (i.e., since the opening thereof) and on a consolidated basis including any other hotels which utilize the Atari intellectual property, and (ii) ten percent (10%) of the net merchandising revenue generated by the licensed merchandising products at the Phoenix, Arizona-based Atari Hotel, on a monthly basis, within thirty days of the end of each month. Collectively, the aforementioned fees and charges are referred to as the “Licensing Fees.” The Option and License Agreement also contains other customary provisions relating to the concept, quality control, advertising, marketing, promotion, confidentiality, and representations and warranties.

The Option and License Agreement was amended for the first time on September 30, 2020, to expand the eventual licensee’s ability to sell and otherwise distribute licensed merchandising products outside of the physical location of the Phoenix, Arizona-based Atari hotel, including without limitation online, to market and promote the Atari hotels both before and after the opening of any hotel. On the same day, a second amendment was entered into to modify and adjust the rates applicable to the first three Atari hotels in operation and to require payment of certain fees to Atari for providing additional services, including consulting services, to be provided to the eventual licensee. The agreement was amended for a third time on December 15, 2022, to modify the initial term and the extension area option fee. Thereafter, on May 29, 2024, the Option and License Agreement was amended for a fourth time to extend its term until June 30, 2026, in exchange for the Company’s payment of a $50,000 extension fee to Atari on or before June 30, 2024. See “ — Extension Fee Advance” for more information. Atari also agreed to provide an additional extension until December 31, 2026 in exchange for our payment of an additional $50,000 extension fee. Subject to the amendment, if the Company, requires no more than nine months of additional time to break ground on the Phoenix, Arizona-based Atari Hotel’s construction due to city permitting delays or acts of god and has secured required capital for the project, Atari’s approval of such additional time shall not be unreasonably withheld.

AH Endeavors intends to enter a sub-licensing agreement with the Company, whereby the Company will be granted the right to use the Atari-brand and related intellectual property rights under the Option and License Agreement with respect to the Phoenix, Arizona-based Land Parcel and Atari Hotel for $4,000,000 cash consideration and the payment of the Licensing Fees with respect to the Phoenix, Arizona-based Land Parcel and Atari Hotel; provided, that if we raise no more than the Minimum Offering Amount in this Offering, the $4,000,000 we will pay AH Endeavors will consist of (i) $2,000,000 of the proceeds from our investment in Main & Main, and (ii) $2,000,000 drawn under the future construction financing facility, to be paid in installments under the future sub-licensing agreement. See “Use of Proceeds,” “Risk Factors — Risks Related to Our Business and Industry — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations,” and “Risk Factors — Risks Related to Our Business and Industry — We may not be able to obtain adequate cash to fund the Phoenix, Arizona-based Atari Hotel business” for more information. Furthermore, as authorized by the Option and License Agreement, the rights granted pursuant to the sub-licensing agreement will become perpetual upon the completion and launch of the Phoenix, Arizona-based Atari Hotel, so long as that occurs before December 31, 2029, a condition of the Option and License Agreement, as amended.

We expect that the Company and AH Endeavors will execute the sub-licensing agreement within thirty (30) days from the Initial Closing. If the Phoenix, Arizona-based Atari Hotel is not completed before December 31, 2029, then ownership of the rights underlying the transferable license for the Phoenix, Arizona hotel market will revert to Atari.

The Denver Option

On December 27, 2024, AH Endeavors exercised a $50,000 option to acquire from Atari the right to develop, build, and operate an Atari-branded hotel in the Denver, Colorado area, which we refer to as the “Denver Option,” with a requirement to break ground on constructing such hotel on or before December 31, 2025, and an option to extend such deadline until June 30, 2026 for an additional $50,000. Assuming the success of this Offering, we expect, although we cannot guarantee, that AH Endeavors will sub-license the Denver Option to a yet-to-be-formed Manager-managed affiliate that will become the Company’s majority or wholly owned subsidiary upon the closing of a future offering of our units under Regulation A and a future acquisition thereof, which would not occur prior to the closing of this Offering.

Legal Fee Advances

Jason Merck, our co-founder and the co-manager of our Manager advanced us $105,250 to cover legal fees. We intend to repay this amount out of the proceeds from this Offering, if any. See “Use of Proceeds” for more information. We expect that each of the Company or its future majority or fully owned subsidiaries, if any, may require legal fee advances from our co-founders in the future in order to seize on opportunities related to our Atari-branded hotel business.

Future Development Services Agreement

Main & Main intends to enter a development services agreement with Intersection Development, LLC, an Arizona limited liability company and commercial real estate development company which is jointly owned by the co-managers of our Manager, Jason Merck and Jordan Taylor, in connection with the development of the Phoenix, Arizona-based Atari Hotel, upon the Initial Closing. Pursuant to that Agreement, Main & Main will pay Intersection Development a fee for the provision of development services during the Phoenix, Arizona-based Atari Hotel’s construction phase equal to between three and five percent (3% - 5%) of the hotel’s project budget. Main & Main and Intersection Development intend that the development fee may be shared with a development partner, provided, however, that such fee will not exceed five percent (5%). We expect that the Company or any wholly or majority owned subsidiaries, if any, will enter into a similar development services agreement in connection with their respective Atari-branded hotels, if any.

DESCRIPTION OF OUR UNITS AND THE UNITS OF MAIN & MAIN

Central RoRo, LLC, is a Delaware limited liability company. Main & Main is a Delaware limited liability company. The rights and obligations of the Company’s Unitholders are governed by the Amended and Restated Operating Agreement of the Company, as amended from time to time, referred to as the “Operating Agreement,” which each investor in this Offering will be required to sign. The rights and obligations of the Main & Main Unitholders are governed by the Third Amended and Restated Operating Agreement of Main & Main, as amended from time to time, referred to as the “Main & Main Operating Agreement,” which the Company will sign as a member upon the Initial Closing of this Offering.

The following summary covers certain significant provisions of the Company’s Operating Agreement and is qualified in its entirety by the provisions thereof. The following summary also covers certain significant provisions of the Main & Main Operating Agreement, but only where there are differences. If there are no differences, the you should assume that the provisions are substantially similar in substance and form. If any term of this offering circular conflicts with the Operating Agreement, then the Operating Agreement shall control. Prospective investors in this Offering should carefully study our operating agreements which are filed as exhibits to the Company’s Offering Statement on Form 1-A of which this offering circular forms a part. If any term of this section conflicts with the Operating Agreement or the Main & Main Operating Agreement, then the Operating Agreement shall control. Prospective investors in this Offering should carefully study both of our operating agreements before investing in this Offering. See “Our Manager” for information about our Manager and the compensation, indemnification, and removal thereof.

Units

We are authorized to issue an unlimited number of Units of membership interest of the Company which have limited voting rights. No Units have been issued as of the date of this offering circular. Our Unitholders have a significantly limited opportunity to take part in the management or control of the business or operations of the Company. See “ — Voting Rights” below for more information. If the Company is operated in accordance with our Operating Agreement, a Unitholder generally will not be liable for the obligations of the Company in excess of its total capital contributions and share of undistributed profits. However, a Unitholder may be liable for any distributions made to them if, after such distribution, the remaining assets of the Company are not sufficient to pay our then outstanding liabilities. The Operating Agreement provides that the Unitholders will not be personally liable for the expenses, liabilities, or obligations of the Company.

In Main & Main, we are authorized to issue an unlimited number of units of membership interest, referred to as the “Main & Main Units,” with limited voting rights. As of the date of this offering circular, Main & Main has 15,700 units issued and outstanding, held by the Original Members. See “ — Original Members” for more information. Each holder of the Main & Main Units is entitled to cast one vote in respect of each unit held in all matters that such holders are entitled to vote upon. Main & Main’s unit holders have significantly limited opportunities to participate in the management of Main & Main and its business or operations. Moreover, the debts, obligations, and liabilities of Main & Main, whether arising in contract, tort, or otherwise, will be solely the debts, obligations, and liabilities of Main & Main, and no unit holder thereof will be obligated personally for any such debt, obligation or liability solely by reason of being a Main & Main Unitholder. No unit holder, in any event, will have any liability whatsoever to Main & Main in excess of the amount of any unconditional obligation of such unit holder to make additional capital contributions to Main & Main pursuant to a written agreement, and the amount of any wrongful distribution to such unit holder, if, and only to the extent, such unit holder has actual knowledge, at the time of the distribution, that such distribution is made in violation of applicable limited liability company law.

You should note that we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel. You should also note that there are risks associated with concurrent offerings. See “Risk Factors — Risks Related To This Offering and Ownership of Our Units — We may conduct a concurrent offering of our Units under Rule 506(c) of Regulation D, which could be integrated with this Offering of our Units pursuant to Rule 152 of the Securities Act if we fail to ensure compliance with the requirements of Regulation A and Regulation D, or fail to comply with any safe harbor from integration under Rule 152” for more information.

Original Members

Main & Main reserved for itself, under the Main & Main Operating Agreement, a discretionary redemption right, referred to in this offering circular as the “Redemption Right,” to facilitate QOZB Affiliate and RoRo Affiliate’s initial purchase of 15,700 Main & Main Units for $7,652,379 prior to Main & Main’s acquisition of the Land Parcel.

Pursuant to the Redemption Right, in our Manager’s sole and absolute discretion, at any time following the Initial Closing, Main & Main may redeem the Original Member’s Main & Main Unit holdings, in whole or in part, at a redemption price equal to the original purchase price paid for the applicable Main & Main Units being redeemed, plus a redemption fee equal to 38.10% of such original price, plus the applicable Main & Main Units’ pro rata share of Main & Main’s net operating profits (defined as rental and parking income less administrative expenses, calculated according to Main & Main’s customary accounting practices) through the Redemption Date.

The Redemption Right does not obligate Main & Main to redeem any Main & Main Units, and the Original Members have no right to compel redemption at any time. However, following our acquisition of a majority of the outstanding Main & Main Units following the Initial Closing, Main & Main will use $3,900,000 of the proceeds from such acquisition to redeem a portion of the Original Members’ Main & Main Units pursuant to the Redemption Right. See “Use of Proceeds” and “Risk Factors — Risks Related to this Offering and Ownership of our Units” for more information. Main & Main also granted the Original Members a preferred return on their investment under the Main & Main Operating Agreement. See “– Distribution Policy” for more information.

Voting Rights

On the one hand, our Unitholders are entitled to vote on (1) any matter which the Company is entitled to vote on as a holder of the Main & Main Units that it will acquire with the net proceeds from the sale of the Units in this Offering, and (2) certain other matters as specified in our Operating Agreement, which includes:

●	Removal of the Manager for good cause by the Unitholders holding seventy-five percent (75%) of the issued and outstanding Units, provided, however, that the Manager cannot be removed

●	Dissolution of the Company by the Unitholders holding seventy-five percent (75%) of the issued and outstanding Units.

●	Amendment to the Operating Agreement except as set forth therein by the Unitholders holding at least seventy-five percent (75%) of the issued and outstanding Units.

For any matter which the Company is entitled to cast a vote by virtue of its Main & Main Unitholders, the Manager shall call a vote of the Unitholders, and will vote the Company’s Main & Main Unit holdings in accordance with the will of a majority of the issued and outstanding Unitholders Units entitled to vote on such matter. See “Our Manager — Removal,” “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Investors lack voting rights with respect to the day to day management of the business, and our Manager may take actions that are not in the best interests of investors.”

Notwithstanding the forgoing, we have zero to a significantly limited ability to remove the Manager as manager of the Company or “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information.

On the other hand, in addition to the matters set forth in the Main & Main Operating Agreement or as required by applicable law, the following activities require approval by a majority of the Main & Main Unitholders:

●	The decision to enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by Main & Main of any assets and/or equity interests of any person, other than in the ordinary course of business consistent with past practice; provided, however, that such acquisition will not result in Main & Main or any of its unit holders being required to register as an investment company under the Investment Company Act of 1940.

●	The decision to enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by Main & Main of any material assets, other than sales of inventory in the ordinary course of business consistent with past practice.

●	The initiation or consummation of an initial public offering or the making of a public offering and selling of the Main & Main Units or any other securities of Main & Main.

●	The making of any investments in any person who is or may be considered an investment company under the Investment Company Act of 1940,

●	A merger, consolidation, dissolution, winding-up or liquidation Main & Main or initiation of bankruptcy proceeding involving Main & Main.

The Main & Main Operating Agreement also provides that the Main & Main Unitholders are entitled to vote on certain other matters as specified in Main & Main’s Operating Agreement, which includes:

●	Additional Managers may be appointed, from time-to-time, by an affirmative vote of the Main & Main Unitholders holding seventy-five percent (75%) of the Units.

●	Removal of the Manager for good cause by the Main & Main Unitholders holding seventy-five percent (75%) of the issued and outstanding Main & Main Units.

●	Amendment to the section of the Mian & Main Operating Agreement which relates to compensation of the Manager by the Main & Main Unitholders holding seventy-five percent (75%) of the issued and outstanding Main & Main Units.

●	Dissolution of Main & Main by the Main & Main Unitholders holding seventy-five percent (75%) of the issued and outstanding Main & Main Units.

●	Amendment to the Main & Main Operating Agreement, except as set forth therein, by the Main & Main Unitholders holding at least seventy-five percent (75%) of the issued and outstanding Main & Main Units.

See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Investors lack voting rights with respect to the day to day management of the business, and our Manager may take actions that are not in the best interests of investors” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information.

Transfers

No Unitholder is permitted to assign, pledge, mortgage, hypothecate, give, sell, or otherwise dispose of or encumber all or a portion of its units, unless such transfer:

●	Is approved by our Manager, which approval may be granted or withheld in its sole discretion and subject to such conditions as it may impose;

●	Is evidenced by a written agreement, in form and substance satisfactory to our Manager, which is executed by the transferor, the transferee(s), and our Manager;

●	Will not result in violation of the registration requirements of the Securities Act;

●	Will not require the Company to register as an investment company under the Investment Company Act of 1940, as amended; and

●	Will not result in any Unitholder holding more than 19.9% of our Units; and

●	Will not result in the Company being classified for federal income tax purposes as an association taxable as a corporation.

Moreover, the transferor of any units is required to reimburse the Company for any expenses reasonably incurred in connection with a transfer, including any legal, accounting, and other expenses, whether or not such transfer is consummated. The transferee of any Units that is admitted as a substituted Unitholder will succeed to the rights and liabilities of the transferor Unitholder and, after the effective date of such admission, the capital account of the transferor will become the capital account of the transferee, to the extent of units transferred. See “Risk Factors — Risks Related to this Offering and Ownership of our Units — There are limitations on the transfer of our Units, which are designed to protect our structure and compliance with various regulatory frameworks” for more information.

Similarly, Main & Main’s Unitholders are not permitted to assign, pledge, mortgage, hypothecate, give, sell, or otherwise dispose of or encumber all or a portion of the Main & Main Units, unless such transfer is approved by our Manager, which approval may be granted or withheld in its sole discretion and subject to such conditions as it may impose. Notwithstanding the foregoing, the Manager will not permit the transfer of any of Main & Main Units unless:

●	There is then in effect a registration statement under the Securities Act covering such proposed transfer and such transfer is made in accordance with such registration statement; or

●	Such transfer is exempt from registration under the Securities Act and applicable state securities laws and, if requested by the Manager, a legal opinion shall have been furnished to Main & Main, reasonably satisfactory to its legal counsel, that such transfer will not require registration of the Main & Main Units under the Securities Act and applicable state securities laws; or

●	The transfer will not cause, as reasonably determined by the Manager, Main & Main to be considered a “publicly traded partnership” under Section 7704(b) of the Code.

Access to Information

Our Unitholders, but not assignees thereof, may examine and audit our books, records, accounts, and assets at the principal office of the Company, or such other place as our Manager may specify, subject to such reasonable restrictions as may be imposed by our Manager. All expenses attributable to any such examination or audit shall be borne by such Unitholder.

Distribution Policy

With respect to the Company, our Manager will make distributions of Distributable Cash upon its receipt of any funds as a result of its Main & Main Unit holdings, if any. “Distributable Cash” means all cash of the Company derived from operations and capital transactions, less the following items: (i) payment of all fees, costs, indebtedness, and expenses of the Company, (ii) any required tax withholdings, and (iii) reserves for future expenses related to the Company’s operations, including reinvestment, as established in the reasonable discretion of our Manager. If distributed in our Manager’s discretion, Distributable Cash will be distributed as follows:

First, to the Unitholders in proportion to their respective allocations of estimated taxable income of the Company for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to the unitholders to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such unitholders; and

Second, to the Unitholders pro rata, in accordance with their Unit holdings as set forth on the register of members of the Company maintained by the Transfer Agent or the Company’s ledger. For more information, see “Risk Factors — Risks Related to this Offering and Ownership of Our Units — We do not expect to be able to make, cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price,” “Risk Factors — Risks Related to this Offering and Ownership of Our Units — After completion of the Phoenix, Arizona-based Atari Hotel, distributions the Company may receive from Main & Main, if any, may be less than estimated and the Company may experience a decline in realized revenues from time to time as a result of such difference which could adversely affect the value of the Units and the distributions you could receive,” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement.”

At the Main & Main level, after withholding any amounts reasonably necessary for (i) the operation of the Company; (ii) payment of any outstanding asset management fee; and (iii) the setting aside as reserves, in such amounts as may be determined by the Manager, for expenses to be incurred by Main & Main within the following 12-month period, the Manager may, from time to time, determine the amount of cash and other property of the Company that is available for distribution to the Main & Main Unitholders, which is referred to as the “Net Distributable Cash” for purposes of this description of Main & Main’s distribution policy, if any, and in its sole discretion, may cause the Main & Main to distribute such Net Distributable Cash to the Main & Main Unitholders, subject to applicable laws and the other terms and conditions of the Main & Main Operating Agreement. Any such distributions of Net Distributable Cash will be made to the Main & Main Unitholders as follows:

First, the Manager is required to and will cause to be distributed to the Main & Main Unitholders, in proportion to their respective allocations of estimated taxable income of Main & Main for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to Main & Main Unitholders to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such Main & Main Unitholder;

Second, to the Original Members pro rata in accordance with their respective Unit holdings, on an annual basis or more frequently, in the Manager’s discretion, an amount of Net Distributable Cash until the Original Members have received, in the aggregate, an amount equal to thirty-eight and one-tenth percent (38.10%) of their original, aggregate capital contributions as set forth on Main & Main’s list of unitholders;

Third, to the Main & Main Unitholders pro rata in accordance with their respective unit holdings until such holders have been returned their aggregate capital contributions as set forth on the Main & Main company ledger, giving credit to the Original Members distributions previously received under the paragraph starting with Second;

Fourth, to the Main & Main Unitholders pro rata in accordance with their respective unit holdings, an amount of Net Distributable Cash until such Members receives a cumulative, non-compounding return on their investments equal to eight percent (8%) per annum, calculated on their aggregate Unreturned Capital Contributions (defined below);

Fifth, an amount of Net Distributable Cash will be distributed 80% to the Main & Main Unitholders pro rata in accordance with their respective unit holdings, and 20% to the Manager, as a carried interest, until the Main & Main Unitholders have received an IRR (defined below) of 15%; and

Sixth, after the Main & Main Unitholders have received an IRR (defined below) of 15%, Net Distributable Cash will be distributed 70% to the Main & Main Unitholders pro rata in accordance with their respective unit holdings, and 30% to the Manager.

For purposes of the foregoing, “IRR” means the internal rate of return that, when applied to the aggregate capital contributions made by a Main & Main Unitholder to the Main & Main as of a certain date and all distributions made to such holder as of such date, produces a net present value of zero. In calculating the IRR, all capital contributions made by a Main & Main Unitholder shall be measured based on the actual amount and date such capital contributions were contributed to Main & Main, all distributions to a Main & Main Unit holder shall be measured based on the actual amount and date such distributions were made by Main & Main, and the amount of any distribution shall be based on the amount of such distribution prior to the application of any federal, state or local taxation to Main & Main Unit holders (including any withholding, deduction or assessment requirements). The IRR may be calculated using Microsoft Excel’s XIRR function. Additionally, the term “Unreturned Capital Contributions” means, regarding a Main & Main Unit holder, all capital contributed by such holder less any amounts returned to such holder from a sale or refinancing of Main & Main’s assets. See “Risk Factors — Risks Related to this Offering and Ownership of Our Units — We do not expect to be able to make, cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price,” “Risk Factors — Risks Related to this Offering and Ownership of Our Units — After completion of the Phoenix, Arizona-based Atari Hotel, distributions the Company may receive from Main & Main, if any, may be less than estimated and the Company may experience a decline in realized revenues from time to time as a result of such difference which could adversely affect the value of the Units and the distributions you could receive,” and “Risk Factors — Risks Related to this Offering and Ownership of Our Units — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement” for more information.

Allocation Policy

Except as otherwise provided in our Operating Agreement, our profits and losses, including individual items of profit, income, gain, loss, credit, deduction and expense, will be allocated among the Unitholders in a manner such that the capital account balance of each Unitholders, immediately after making that allocation, is, as nearly as possible, equal, proportionately, to the distributions that would be made to that our Unitholders if we were dissolved, had our affairs wound up and our assets sold for cash equal to their fair market value, all of our liabilities were satisfied, limited with respect to each nonrecourse liability to the fair market value of the assets securing that liability, and our net assets are distributed in accordance with the dissolution procedures to the Unitholders immediately after making that allocation, adjusted for applicable special allocations, computed immediately prior to the hypothetical sale of assets.

In the event that Unitholders are issued units on different dates, the profits or losses allocated to the Unitholders for each fiscal year during which Unitholders receive units will be allocated among the Unitholders in accordance with Section 706 of the Code, using any convention permitted by law and selected by our Manager. For purposes of determining the profits, losses and individual items of income, gain, loss credit, deduction and expense allocable to any period, profits, losses and any other items will be determined on a daily, monthly or other basis, as determined by our Manager using any method that is permissible under Section 706 of the Code and the Treasury Regulations. Except as otherwise provided in our Operating Agreement, all individual items of Company income, gain, loss and deduction will be divided among tour Unitholders in the same proportions as they share profits and losses for the fiscal year or other period in question. Additionally, allocations of profits and losses may be modified by subsequent agreements to conform to adjustments made to the Units because, for example, of loans to the Company that are converted to contributions of capital, any non-uniform distributions of cash, and any liquidating distributions.

Dispute Resolution Policy

Our Operating Agreement contains a detailed internal alternative dispute resolution procedure, in lieu of litigation, which requires the parties to any dispute to engage in good-faith negotiations for no less than 90 days, followed by a minimum of 3 face-to-face mediations, and, as a last resort, binding arbitration, all of which shall be performed in accordance with the rules of the American Arbitration Association and will take place in the county of the principal office of the Company.

In the event of a dispute, a Unitholder is limited to seeking its initial capital contributions plus any Distributable Cash to which it is entitled. Each party will bear its own attorneys’ fees and costs regardless of the outcome. In the event arbitration is required, discovery will be limited. Our Manager will be required to maintain the status quo with respect to company operations and distributions pending the outcome of any dispute, except for any distributions to the complaining Unitholder, which will be held in trust pending the outcome of the proceeding. Investors are encouraged to seek their own legal counsel as to the effect of this provision. Additionally, the alternative dispute resolution provisions of our Operating Agreement will not apply to claims under the Securities Act or Exchange Act.

Main & Main does not have a dispute resolution policy.

Term and Dissolution

The Company’s term commenced upon the filing of its Certificate of Formation with the Delaware Secretary of State on August 16, 2023 and will last in perpetuity or until such time as the company is wound up and liquidated following a liquidation event, which are as follows:

●	The liquidation and/or distribution of all assets as directed by our Manager.

●	The withdrawal of our Manager unless (i) the Company has at least one other manager, or (ii) within 90 days after the withdrawal, the Unitholders vote to continue the Company’s business and to appoint one or more new or additional managers.

●	The withdrawal of all Unitholders, unless the Company is continued in accordance with applicable law.

●	The affirmative vote of the Unitholders holding seventy-five percent (75%) of the issued and outstanding Units.

●	The entry of a decree of judicial dissolution.

Main & Main’s term commenced upon the filing of its Articles of Organization with the Arizona Corporation Commission on October 24, 2023 and will last in perpetuity or until such time as the winding up and liquidation of Main & Main following a liquidating event, which include:

●	The affirmative vote of the Main & Main Unitholders holding seventy-five percent (75%) of the issued and outstanding Main & Main Units; and

●	The occurrence of any event which, under applicable law, would cause the dissolution of Main & Main; provided, however, that, unless required by applicable law, Main & Main will not be wound up as a result of any such event and the business of Main & Main will continue.

Indemnification

Our operating agreements generally provide that the Company and Main & Main will indemnify our Manager, or its affiliates, and certain other parties against any claim or loss incurred in connection with any action, suit, or proceeding resulting from such party’s relationship with the Company or Main & Main, as the case may be. See “Our Manager — Indemnification” for more information.

MATERIAL UNITED STATES TAX CONSIDERATIONS

You should be aware of the material federal and state income tax aspects of an investment in the Units. Investors should consult with their tax professional to determine the effects of the tax treatment of Units with respect to their individual situation.

Reporting Status of the Company

We will elect for the Company to be treated as a partnership for federal and state income tax purposes. By maintaining partnership tax status, we will not report income or loss at the Company level but will report to each Unitholder their pro rata share of profits and losses from operations and disposition according to the Operating Agreement. This process will make us a pass-through entity for tax purposes.

Taxation of Unitholders

The Company will be treated as a partnership for Federal tax purposes. A partnership is not generally a taxable entity. Each Unitholder will be required to report on their federal tax return their distributable share of partnership profit, loss, gain, deductions, or credits. Cash distributions may or may not be taxable, depending on whether such cash distribution is being treated as a return of capital or a return on investment. Tax treatment of the cash distributions will be treated according to appropriate tax accounting procedure as determined by the Company’s tax advisor.

Basis of the Company

An original tax basis will be established for the Company by including the total acquisition costs of the property. An original tax basis will be established for the Company on the property based on their purchase price and acquisition costs. The tax basis of the Company will be adjusted during the operations of the Company under applicable partnership tax principles.

Basis of Units

A Unitholder will establish their original tax basis based on the amount of their initial capital contribution. Each Unitholder’s tax basis will be adjusted during the operations of the Company by principles of subchapter K of the Internal Revenue Code. A Unitholder may deduct, subject to other tax regulations and provisions, their share of the Company losses only to the extent of the adjusted basis of their interest in the Company. Unitholders should seek qualified tax advice regarding the deductibility of any company losses.

Cost Recovery and Recapture

Our Manager will apply the current cost recovery rules to the improved portion of each property according to the relevant Internal Revenue Code sections, namely: straight-line, using thirty-nine (39) years for non-residential property. Our Manager may elect to use the cost segregation method of depreciation for any personal property associated with real property it acquires on behalf of the Company.

The annual cost recovery deductions that must be taken by the Company will be allocated to the Unitholders based on their percentage of Units of the Company. The cost recovery deductions will be available to the Unitholders to shelter the principal reduction portion of the debt service payments and part of the cash flow distributed by the Company. According to the current tax code, cost recovery deductions taken during operations may be required to be reported on the sale of a property and may be taxed at a twenty-five percent (25%) marginal rate, not the more favorable long-term capital gains rates.

Deductibility of Prepaid and Other Expenses

The Company will incur expenditures for legal fees in association with the set-up of the Company. These expenditures will be capitalized and will be deducted on dissolution of the Company based on current tax law. The Company will also incur expenditures for professional fees associated with the preparation and filing of the annual income tax and informational return and the preparation of Schedule K-1 reports to be distributed to the Unitholders. This expenditure will be deducted on an annual basis. All other normal operating expenses will be deducted on an annual basis by the Company, which will use a calendar accounting year.

Taxable Gain

Unitholders may receive taxable income from company operations, from the sale or other disposition of a Unitholder’s units, from disposition of the properties, or from phantom income. Presently, the maximum federal tax rate on cost recovery recapture is twenty-five percent (25%). The balance of the taxable gain will be taxed at the capital gain tax rate in effect at that time. Investors should check with their tax professional for information as to what capital gains tax rate applies to them.

From Operations

According to the Company investment objectives and policies, our Manager is projecting that there will be taxable income to distribute to the Unitholders on the Schedule K-1 report provided to each Unitholder annually.

From Disposition, Dissolution and Termination

On disposition of a property or on dissolution and termination of the Company, which will likely be caused by the sale of the property, the Unitholders may be allocated taxable income that may be treated as ordinary income or capital gain. In addition, the Unitholders may receive an adjustment in their capital account(s) that will either increase or decrease the capital gain to be reported. The Operating Agreement describes the operation of capital accounts for the Company and the Unitholders.

From Sale or Other Disposition of Units

A Unitholder may be unable to sell their units in the Company, as there may be no market. If there is a market, it is possible that the price received will be less than the market value. It is possible that the taxes payable on any sale may exceed the cash received on the sale. Upon the sale of a Unitholder’s interest, the Unitholder will report taxable gain to the extent that the sale price of the interest exceeds the Unitholder’s adjusted tax basis. A portion of taxable gain may be reported as a recapture of the cost recovery deduction allocated to the Unitholder and will be taxed at the cost recovery tax rate in effect at that time. Unitholders should seek advice from their qualified tax professional in the event of the sale of the Unitholder’s units.

Phantom Income

It may occur that in any year the Unitholders will receive an allocation of taxable income and not receive any cash distributions. This event is called receiving phantom income as the Unitholder has taxable income to report but receives no cash. In this event, the Unitholders may owe tax on the reportable income, which the Unitholder will need to pay out of pocket.

Unrelated Business Income Tax (UBIT)

An investor who is tax exempt (such as a charitable organization), or who acquires Units through a tax-exempt vehicle (such as an Individual Retirement Account) may be subject to Unrelated Business Income Tax (UBIT). Our Manager recommends that investors contact their qualified tax advisor to determine how/whether the application of UBIT may apply to them.

Audits

Election Out of Bipartisan Budget Act Audit Rules

Effective for partnership returns for tax years beginning on or after January 1, 2018, partnerships will be subject to the audit rules of sections 6221 through 6241 of the Internal Revenue Code, as amended by Bipartisan Budget Act of 2015 (BBA). Under the previous rules, partnership audits (subject to certain exceptions for small partnerships) were conducted at the partnership level, through interaction with a Tax Matters Partner (TMP) authorized to bind all partners (subject to participation in some instances by Notice Partners). Tax adjustments were made at the partnership level, but the adjustments would flow through to the partners who were partners during the year(s) under audit. Collection would then occur at the partner level.

Under the BBA audit rules, the IRS will assess and collect tax deficiencies directly from the partnership at the entity level. Generally, the tax is imposed on and paid by the partnership in the current year, calculated at the highest individual rate. The result is that the underlying tax burden of the underpayment may be shifted from the partners who were partners during the year(s) under audit to current partners. In addition, the positions of TMP and Notice Partners have been eliminated and replaced with a Partnership Representative, which must be designated annually on the partnership’s timely filed return. The Partnership Representative has the sole authority to act on behalf of the partnership and the partners in an audit, and those powers cannot be limited.

A partnership may elect out of the BBA audit rules if certain conditions are met. In order to elect out, the partnership must issue 100 or fewer K-1s each year with respect to its partners. Moreover, each partner must be either an individual, a C corporation, a foreign entity that would be treated as a C corporation if it were domestic, an S corporation, or the estate of a deceased partner. Thus, a partnership is ineligible to elect out if any partner is a trust (including a grantor trust), a partnership, or a disregarded entity, such as an LLC where the social security number of the individual Unitholder is used for income tax reporting purposes. The election must be made annually on the partnership’s timely filed return and must include a disclosure of the name and taxpayer identification number of each partner. In the case of a partner that is an S corporation, each K-1 issued by the S corporation partner counts toward the limit of 100 K-1s. The partnership must notify each partner of the election out.

It is the intent of the Company to elect out of the BBA audit rules, if possible. By electing out of the BBA audit rules, the Company will be subject to audit procedures similar to the TEFRA and pre-TEFRA rules, but the IRS will be required to assess and collect any tax that may result from the adjustments at the individual partner level. However, this opt-out provision likely will not be available to the Company based on the tax classification of the Unitholders. Unitholders will be required in a timely manner to furnish the Company with the information necessary to make the annual election, and the Company will be authorized to provide such information to the IRS.

Push Out Election (Audit)

The “push out” election of Internal Revenue Code section 6226 provides an alternative to the general rule that the partnership must pay any tax resulting from an adjustment made by the IRS. Under section 6226, a partnership may elect to have its reviewed year partners consider the adjustments made by the IRS and pay any tax due as a result of those adjustments. The partnership must make the “push out” election no later than 45 days after the date of the notice of final partnership adjustment and must furnish our Manager and each partner for the reviewed year a statement of the partner’s share of the adjustment. If the Company fails to make a valid election out of the BBA audit rules or is otherwise disqualified from electing out of their application, the Company intends to elect the application of the “push out” procedures. In the event of a push out, or if the “push out” is not effective, a former Unitholder may owe additional tax if they were a Unitholder during the reviewed year.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES, IF APPLICABLE, OF PURCHASING, HOLDING AND DISPOSING OF THE INTERESTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bevilacqua PLLC.

INDEPENDENT AUDITOR

The financial statements of the Company and Main & Main as of December 31, 2024 and 2023 and for the periods then ended and respective notes thereto have been included in this offering circular with the reports of Artesian CPA, LLC, our independent certified public accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the Units that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and the Units, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. For the avoidance of doubt, an investment in this Offering is an investment in the Units of the Company and not the Main & Main Units. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. You can read our Commission filings, including the offering statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

We maintain a website at www.atarihotels.com. The inclusion of our website address in this offering circular is an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this offering circular or the offering statement of which this offering circular forms a part. Investors should not rely on any such information in deciding whether to purchase our Units.

The offering statement is also available on our website at www.atarihotels.com. After the completion of this Offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

Reporting Requirements under Tier II of Regulation A for a Company not Registered under the Exchange Act

Following this Tier 2, Regulation A offering, for so long as we have not filed with the Commission a Form 8-A which would require us to comply with all of the reporting requirements of the Exchange Act, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by the end of September each year, which will include unaudited financial statements for the six months ending June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the effect of Central RoRo’s acquisition of a 50.002% controlling interest in Main & Main, a transaction between entities under common control accounted for under ASC 805-50 on a carry-over basis. The information presents (i) the historical balance sheets of Central RoRo and Main & Main as of December 31, 2024 and their statements of operations for the year then ended, (ii) pro forma adjustments limited to Transaction Accounting Adjustments required to depict the accounting for the transaction, and (iii) the resulting combined financial position as if the acquisition had occurred on December 31, 2024 and the combined results of operations as if the acquisition had occurred on January 1, 2024. No Autonomous Entity Adjustments are required, and no Management’s Adjustments are presented. The pro forma information excludes anticipated financing, use of offering proceeds, any redemptions of Main & Main units, any subsequent unit purchases, and other transactions not required by Article 11.

Consistent with ASC 805-50, the pro forma adjustments reflect the carry-over of Main & Main’s historical assets, liabilities, and equity, together with the related reclassification to non-controlling interests and allocation of net loss based on ownership. Assets and liabilities are reflected at historical carrying amounts, and any difference between consideration and the historical carrying amounts was recorded within equity. No purchase price allocation or fair value step-up has been recorded.

These unaudited pro forma condensed combined financial statements are presented for informational purposes only. They are not intended to represent or be indicative of the actual consolidated financial position or results of operations of Central RoRo that would have been achieved had the acquisition occurred as of the dates indicated, and they do not purport to project the future financial position or results of operations of the combined company. Actual results may differ materially due to a variety of factors and the impact of future events and transactions.

The unaudited pro forma condensed combined financial statements do not reflect any potential cost savings, operating synergies, or restructuring costs that may result from the integration of Main & Main with Central RoRo, nor do they reflect any costs or benefits associated with other historical or future acquisitions.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements and related notes of Central RoRo and Main & Main included elsewhere in this Offering Circular.

Unaudited Pro Forma Condensed Combined
Balance Sheet

As of December 31, 2024

	Main & Main RoRo Property Owner LLC	Central RoRo LLC	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$12,335	$-	$-	$12,335
Accounts receivable	16,227	-	-	16,227
Deferred rent receivable	74,559	-	-	74,559
Deferred offering costs	-	96,750	-	96,750
Total current assets	103,121	96,750	-	199,871

Land	10,510,569	-	-	10,510,569
Total Assets	$10,613,690	$96,750	$-	$10,710,440

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$14,199	$-	$-	$14,199
Sales tax payable	380	-	-	380
Interest payable	15,046	-	-	15,046
Mortgage payable - current	3,000,000	-	-	3,000,000
Due to related party	-	105,250	-	105,250
Total current liabilities	3,029,625	105,250	-	3,134,875
			-
Mortgage payable	-	-	-	-

Total Liabilities	3,029,625	105,250	-	3,134,875

Members’ equity/(deficit)
Contributed capital	7,652,379	-	(3,791,881)	3,860,498
Accumulated deficit	(68,314)	(8,500)	-	(76,814)
Members’ equity/(deficit) attributable to non-controlling interests	-	-	3,791,881	3,791,881
Total members’ equity/(deficit)	7,584,065	(8,500)	-	7,575,565

Total liabilities and members’ equity/(deficit)	$10,613,690	$96,750	$-	$10,710,440

See accompanying notes which are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS

For the Year Ended December 31, 2024

	Main & Main RoRo
	Property Owner LLC	Central RoRo LLC	Pro Forma Adjustments	Pro Forma Combined
Rent and parking income	$331,990	$-	$-	$331,990

Operating expenses:
Parking operation fees	85,107	-	-	85,107
Professional fees	28,485	-	-	28,485
General and administrative expenses	2,814	-	-	2,814
Total operating expenses	116,406	-	-	116,406
Other expense - interest expense	254,498	-	-	254,498
Net loss	$(38,914)	$-	$19,456	(19,458)
Net loss attributable to non-controlling interests	$-	$-	$(19,456)	$(19,456)

See accompanying notes which are an integral part of these financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 have been prepared in accordance with Article 11 of Regulation S-X to illustrate the effects of the Company’s acquisition of a 50.002% controlling interest in Main & Main on the initial closing of Central RoRo’s Tier II Regulation A Offering, as if it had occurred on December 31, 2024 for the balance sheet and on January 1, 2024 for the statements of operations, as applicable. The adjustments are limited to Transaction Accounting Adjustments, are directly attributable to the transaction, and are factually supportable. No Autonomous Entity Adjustments apply. The Company has not presented any Management’s Adjustments. Further, management evaluated differences in accounting policies between Central RoRo and Main & Main and identified none that would require a pro forma adjustment.

The transaction is a transaction between entities under common control within the scope of ASC 805-50. Assets and liabilities are reflected at historical carrying amounts. No purchase accounting or purchase price allocation is presented. Any difference between consideration and the historical carrying amounts was recorded within equity. The pro forma information excludes anticipated financing, use of offering proceeds, or other transactions not required by Article 11 of Regulation S-X, as amended.

Management evaluated differences in accounting policies between Central RoRo and Main & Main and identified none that would require a pro forma adjustment.

These unaudited pro forma condensed combined financial statements should be read together with the historical financial statements of Central RoRo and Main & Main included elsewhere in this Offering Circular. The unaudited pro forma financial information does not purport to be indicative of the results of operations or financial position that would have been achieved had the transaction occurred on the dates assumed, nor is it necessarily indicative of the Company’s future results.

NOTE 2. THE ACQUISITION

Prior to the initial closing of Central RoRo’s Tier II Regulation A offering, there are 15,700 Main & Main units of membership interest outstanding, held by existing members. At the initial closing of such offering in which Central RoRo raises the minimum offering amount of $8,668,000, it will acquire 15,701 Main & Main units in exchange for $7,850,500 of net proceeds and, thereafter, will own 50.002% of Main & Main’s outstanding equity. Acquisition-related expenses, including legal and accounting fees and other directly related external costs, will be expensed as incurred.

Supplemental Ownership Sensitivity Analysis

The pro forma information excludes the effects of offering proceeds, any redemptions of Main & Main units, and any subsequent unit purchases. As such, the following analysis is presented outside the Article 11 pro forma totals. It illustrates how (i) Main & Main’s redemption of $3,900,000 of Main & Main Units from existing unitholders and (ii) Central RoRo’s application of any subsequent offering proceeds to purchase additional units could change ownership percentages and therefore affect only:

(a)	the balance reclassified to “Accumulated members’ equity/(deficit) attributable to non-controlling interests;” and

(b)	the share of Main & Main’s 2024 net loss allocated to the non-controlling interests.

No other pro forma captions would change.

	Central RoRo Ownership	Non- Controlling Interest Ownership (%)	Accumulated Members’ equity/(deficit) attributable to non-controlling interests (1)	Net loss attributable to non-controlling interests (2)
Minimum proceeds (baseline)	50.002%	49.998%	$3,791,881	$(19,456)
Redemption of non-controlling interest Main & Main Units	61.315%	38.685%	2,933,896	(15,054)
Maximum proceeds	93.422%	6.578%	498,956	(2,560)

(1)	Calculated as historical Main & Main members’ equity ($7,584,065) multiplied by the non-controlling interest ownership percentage.

(2)	Calculated as historical Main & Main net loss for the year ended December 31, 2024 ($38,914) multiplied by the non-controlling interest ownership percentage.

In preparing this analysis, management assumed that: (i) the acquisition remains a common-control transaction under ASC 805-50 in every scenario and historical assets, liabilities, revenues, and expenses are unchanged; (ii) the only effects are the reclassification between controlling and non-controlling interests and the related allocation of net loss; (iii) Central RoRo funds additional unit purchases solely with offering proceeds; and (iv) Main & Main applies $3,900,000 of the initial proceeds to redeem units, reducing cash and non-controlling interests proportionately. If ultimate ownership falls outside the range presented, or if proceeds materially affect other captions, the Company will revise or supplement the pro forma information.

NOTE 3. PRO FORMA ADJUSTMENTS

The adjustments described below are Transaction Accounting Adjustments required to give effect to the acquisition as if it had occurred on the dates assumed. No Autonomous Entity Adjustments apply. The Company has not presented any Management’s Adjustments. Further, management evaluated differences in accounting policies between Central RoRo and Main & Main and identified none that would require a pro forma adjustment.

Central RoRo’s acquisition of Main & Main is a transaction between entities under common control within the scope of ASC 805-50. Assets and liabilities are reflected at historical carrying amounts. No purchase accounting or purchase price allocation is presented. Any difference between consideration and the historical carrying amounts was recorded within equity. There are no differences requiring restatement or pro forma adjustment were identified.

Non-Controlling Interests

Upon consolidation, Main & Main’s historical members’ equity is reclassified between controlling and non-controlling interests based on Central RoRo’s ownership of 50.002% and the non-controlling ownership of 49.998%. Accordingly, $3,791,881, representing 49.998 percent of Main & Main’s historical members’ equity of $7,584,065, has been reclassified from “Members’ equity (deficit)” to “Equity attributable to non-controlling interests.” This adjustment has no impact on total equity.

Historical members’ equity	$7,584,065
Percentage retained by legacy Main & Main members	49.998%
Reclassification to non-controlling interest	$3,791,881

Net Loss

Main & Main’s historical net loss for the period is allocated between controlling and non-controlling interests based on relative ownership. The adjustment increases “Net loss attributable to non-controlling interests” by $(19,456) and reduces “Net loss attributable to the Company” by the same amount. No other statement of operations captions change because the pro forma gives effect only to consolidation and the related ownership allocation.

Transaction costs

Direct external costs of the acquisition will be expensed as incurred in accordance with ASC 805-10-25-23. No pro forma adjustment has been recorded for estimated transaction costs because such amounts were not factually supportable as of the filing date. Central RoRo will recognize these expenses in the period incurred.

Income Tax

No separate income tax effects of the adjustments have been recorded because the adjustments do not change pre-tax results other than the attribution of net loss between controlling and non-controlling interests.

Leaseback Revenue

Main & Main’s 2024 revenues of $331,990 are entirely attributable to a certain Leaseback Agreement dated December 8, 2023, entered between Main & Main and the former owner of the land it acquired and intends to become the future development and construction site of the Phoenix, Arizona-based Atari Hotel, as a condition to the purchase agreement related to that land purchase. The Leaseback Agreement provides base rent of $13,487 per month (plus pass-through taxes) beginning in year two of the agreement through its scheduled expiration on December 8, 2025; however, the lessee may terminate on 60 days’ notice after December 8, 2024. Because the lease is triple-net, the related property operating costs are borne by the tenant. No pro forma adjustment is required, as the 2024 historical results already reflect rent and parking income under the agreement. Management will reassess revenue recognition in future periods if the lease is terminated before its scheduled expiration.

AUDITED FINANCIAL STATEMENTS
OF
CENTRAL RORO, LLC

Page
Audited Financial Statements of Central RoRo, LLC
Independent Auditor’s Report	F-2
Balance Sheet as of December 31, 2024 and 2023	F-4
Statement of Operations for the year ended December 31, 2024 and the period beginning August 16, 2023 (Inception) ending December 31, 2023	F-5
Statement of Changes in Members’ Equity/(Deficit) for the year ended December 31, 2024 and the period beginning August 16, 2023 (Inception) ending December 31, 2023	F-6
Statement of Cash Flows for the year ended December 31, 2024 and the period beginning August 16, 2023 (Inception) ending December 31, 2023	F-7
Note to Audited Financial Statements	F-8

INDEPENDENT AUDITOR’S REPORT

To the Managing Member of

Central RoRo, LLC

Phoenix, AZ

Opinion

We have audited the accompanying financial statements of Central RoRo LLC (the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2024 and for the period from August 16, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planning principal operations, has not yet generated revenues or profits, plans to incur significant costs in pursuit of its capital financing plans, and is dependent upon its manager for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

May 19, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

CENTRAL RORO, LLC
BALANCE SHEET

As of December 31, 2024 and 2023

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$-	$-
Total current assets	-	-
Deferred offering costs	96,750	89,617
Total Assets	$96,750	$89,617
LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)

Due to related party	$105,250	$45,250
Accounts Payable	-	52,867
Total current liabilities	105,250	98,117
Total Liabilities	105,250	98,117

Members’ equity/(deficit)	(8,500)	(8,500)

Total liabilities and members’ equity/(deficit)	$96,750	$89,617

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

CENTRAL RORO, LLC
STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2024 and

the Period Beginning August 16, 2023 (Inception) Ending December 31, 2023

		August 16,
	For the Year Ended To December 31, 2024	2023 (Inception) To December 31, 2023

Revenues	$-	$-
Operating expenses:
Professional fees	$-	8,500
Total operating expenses	-	8,500
Net loss	-	$(8,500)

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

CENTRAL RORO, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the Year Ended December 31, 2024 and

the Period Beginning August 16, 2023 (Inception) Ending December 31, 2023

	Total Members’	Total Members’
	Equity / (Deficit)	Equity / (Deficit)
	December 31, 2024	December 31, 2023
Balances, beginning of period	$(8,500)	$-

Net loss	-	(8,500)
Balances, end of year	$(8,500)	$(8,500)

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

CENTRAL RORO, LLC
STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2024 and

the Period Beginning August 16, 2023 (Inception) Ending December 31, 2023

	For the Year Ended To	August 16, 2023 (Inception) To
	December 31, 2023	December 31, 2024
Cash flows from operating activities:
Net loss	$-	$(8,500)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating expenses and offering costs paid by related party	60,000	45,250
Increase/(decrease) in accounts payable	(52,867)	52,867
Net cash used in operating activities	7,133	89,617
Cash flows from financing activities:
Offering costs	(7,133)	(89,617)
Net cash used in financing activities	(7,133)	(89,617)
Change in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-

Supplemental disclosure of non-cash financing activities:
Offering costs and operating expenses paid by related party	$60,000	$45,250

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

CENTRAL RORO, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

For the Year Ended December 31, 2024 and

the Period Beginning August 16, 2023 (Inception) Ending December 31, 2023

1.	NATURE OF OPERATIONS

Central RoRo, LLC (the “Company”) is a Delaware limited liability company formed on August 16, 2023. The Company was established by Jason Merck and Jordan Taylor, who also serve as the co-managers of the Company’s manager, Central RoRo Manager, LLC, an Arizona limited liability company (the “Manager”). The Company is a holding company formed to develop, construct, manage, and operate Atari-branded hotels, either directly or through majority- or wholly-owned subsidiaries. The Company intends to act as the central administrative entity for the Atari hotel platform, with responsibilities including brand management, sub-licensing and administration of intellectual property rights granted under an Option and License Agreement with Atari Interactive, Inc., and the coordination of intellectual property development and use related to the Atari-branded hotel business.

The Company intends to offer a minimum of $8,668,000 of limited liability company interests (the “Units”), and a maximum of $75,000,000 Units, in a Regulation A offering qualified under the Securities Act of 1933, as amended (the “Offering”). Upon the initial closing of the offering on at least the minimum offering amount of $8,668,000 (the “Minimum Offering Amount”), the Company will acquire a minimum of 15,701 membership interests in Main & Main RoRo Property Owner, LLC (the “Main & Main Units,” and “Main & Main” or “Operating Affiliate,” respectively), a Delaware limited liability company and affiliate, at a purchase price of $500 per unit, for an aggregate purchase price of at least $7,850,500. This investment will result in the Company owning more than 50% of the issued and outstanding Main & Main Units, thereby making Main & Main a majority-owned subsidiary of the Company. Thereafter, the Company intends to use proceeds from the Offering to finance its acquisition of Main & Main Units and thereafter, to fund the development and construction of the first Atari-branded hotel located in Phoenix, Arizona, through Main & Main.

Main & Main was formed on October 24, 2023, and is the entity through which the Phoenix-based Atari Hotel project will be developed and operated. Main & Main acquired the underlying real estate (the “Land Parcel”) for this development and is currently under common control with the Company through the same Manager. The Company’s future operations are expected to include acting as the master sub-licensor of Atari-related intellectual property to Main & Main and future operating subsidiaries, overseeing the development and operation of Atari-branded hotel properties, and managing any original intellectual property generated for the Atari hotel experience that is not otherwise deemed the property of Atari or subject to third-party rights.

As of December 31, 2024 and 2023, the Company had not commenced planned principal operations and had not generated revenue. The Company’s activities since inception have been limited to formational activities and activities undertaken in furtherance of the qualification of the Company’s planned Offering. The Company is dependent upon additional capital resources for the ongoing costs of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that will incur significant costs in pursuing its capital financing plans, has not generated any revenues as of December 31, 2024 and 2023, and is dependent upon the Manager for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

CENTRAL RORO, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

For the Year Ended December 31, 2024 and

the Period Beginning August 16, 2023 (Inception) Ending December 31, 2023

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to deferred offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, a provision for income tax is not recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

CENTRAL RORO, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

For the Year Ended December 31, 2024 and

the Period Beginning August 16, 2023 (Inception) Ending December 31, 2023

The Company complies with FASB ASC 740, “Income Taxes” for accounting for uncertainty in income taxes recognized in a Company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016- 02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU effective on inception, and it did not have any effect on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	RELATED PARTY TRANSACTIONS

As of December 31, 2024, the Company incurred $105,250 for legal and accounting expenses, which were paid by the Manager of the Company on the Company’s behalf. These advances are non-interest-bearing and are payable on demand. $45,250 were paid in 2023 and $60,000 were paid in 2024.

$96,750 of legal and filing expenses were capitalized to deferred offering costs under the ASC 340-10-S99-10, while $8,500 of accounting fees were charged to operating expenses as such do not quality for capitalization as offering costs under ASC 340-10-S99-10.

The Company had accounts payable of $0 and $52,867 as of December 31, 2024 and 2023, respectively. The balance as of December 31, 2023 was paid by the Manager in 2024.

5.	MEMBERS’ EQUITY/(DEFICIT)

Central RoRo, LLC is a manager-managed limited liability company. Its manager is Central RoRo Manager, LLC. The Company’s operating agreement authorizes an unlimited number of Units. The operating agreement also provides for distributions of distributable cash  (defined in the operating agreement) to be made upon the Company’s receipt of any distribution from Main & Main, as follows:

●	First, to the members of Central RoRo in proportion to their respective allocations of estimated taxable income of the Company for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to the Unit holders to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such Unit holders;

●	Second, to the members of Central RoRo, pro rata, in accordance with their Unit holdings as set forth on the Company Ledger.

No capital has been contributed to the Company, and the Company has not issued any units, as of December 31, 2024 and 2023.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

6.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

7.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 19, 2025, the date the financial statements were available to be issued.

AUDITED FINANCIAL STATEMENTS
OF

MAIN & MAIN RORO PROPERTY OWNER, LLC

Page
Audited Financial Statements of Main & Main RoRo Property Owner, LLC for the years ended December 31, 2024 and 2023
Independent Auditor’s Report	F-12
Balance Sheet as of December 31, 2024 and 2023	F-14
Statement of Operations for the year ended December 31, 2024 and the period beginning October 24, 2023 (Inception) ending December 31, 2023	F-15
Statement of Changes in Members’ Equity/(Deficit) for the year ended December 31, 2024 and the period beginning October 24, 2023 (Inception) ending December 31, 2023	F-16
Statement of Cash Flows for the year ended December 31, 2024 and the period beginning October 24, 2023 (Inception) ending December 31, 2023	F-17
Note to Audited Financial Statements	F-18

INDEPENDENT AUDITOR’S REPORT

To the Managing Member of

Main & Main RoRo Property Owner, LLC

Phoenix, AZ

Opinion

We have audited the accompanying financial statements of Main & Main RoRo Property Owner, LLC (the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2024 and for the period from October 24, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from October 24, 2023 (inception) to December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations, has not yet generated profits, plans to incur significant costs in pursuit of its financing plans and with its real estate development plans, and has a mortgage loan due in full in 2025. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that is free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

May 19, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

MAIN & MAIN RORO PROPERTY OWNER, LLC
BALANCE SHEET

As of December 31, 2024 and 2023

	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$12,335	$100,000
Accounts receivable	16,227	-
Deferred rent receivable	74,559	6,744
Total current assets	103,121	106,744

Land	10,510,569	10,510,569
Total Assets	$10,613,690	$10,617,313
LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$14,199	$-
Sales tax payable	380	-
Interest payable	15,046	16,292
Mortgage payable - current	3,000,000	-
Current liabilities	3,029,625	16,292

Mortgage payable	-	3,000,000

Total Liabilities	3,029,625	3,016,292

Members’ equity/(deficit)
Member contributions	7,652,379	7,630,421
Accumulated deficit	(68,314)	(29,400)
Total members’ equity/(deficit)	7,584,065	7,601,021

Total liabilities and members’ equity/(deficit)	$10,613,690	$10,617,313

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC
STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2024 and

the Period Beginning October 24, 2023 (Inception) Ending December 31, 2023

	For the Year Ended	October 24, 2023 (Inception) to
	December 31, 2024	December 31, 2023
Rent and parking income	$331,990	$6,744

Operating expenses:
Parking operation fees	85,107	-
Professional fees	28,485	-
General and administrative expenses	2,814	19,852
Total operating expenses	116,406	19,852
Other expenses - interest expense	254,498	16,292
Net loss	$(38,914)	$(29,400)

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY / (DEFICIT)

For the Year Ended December 31, 2024 and

the Period Beginning October 24, 2023 (Inception) Ending December 31, 2023

	Total Members’	Total Members’
	Equity / (Deficit)	Equity / (Deficit)
	December 31, 2024	December 31, 2023
Balances, beginning of period	$7,601,021	$-

Member contributions	21,958	7,630,421
Net loss	(38,914)	(29,400)
Balances, end of period	$7,584,065	$7,601,021

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC
STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2024 and

the Period Beginning October 24, 2023 (Inception) Ending December 31, 2023

	For the Year Ended To December 31, 2023	October 24, 2023 (Inception) To December 31, 2024

Cash flows from operating activities:
Net loss	$(38,914)	$(29,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase/(decrease) in interest payable	(1,246)	16,292
Increase in accounts payable and other current liabilities	14,579	-
(Increase)/decrease in accounts receivable	(16,227)	-
(Increase)/decrease in deferred rent receivable	(67,815)	(6,744)
Net cash used in operating activities	(109,623)	(19,852)
Cash flows from investing activities:
Purchase of land	-	(10,510,569)
Net cash used in investing activities	-	(10,510,569)
Cash flows from financing activities:
Proceeds from bank loan	-	3,000,000
Members’ contributions	21,958	7,630,421
Net cash provided by financing activities	21,958	10,630,421
Net change in cash and cash equivalents	(87,665)	100,000
Cash and cash equivalents at beginning of year	100,000	-
Cash and cash equivalents at end of year	$12,335	$100,000

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$255,744	$-

See Independent Auditor’s Report and accompanying notes which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Main & Main RoRo Property Owner, LLC (the “Company”) is a limited liability company formed on October 24, 2023 (inception) under the laws of Delaware. The Company was formed to acquire land and develop and construct a Phoenix, Arizona-based Atari-themed hotel and attached Atari Entertainment Complex on a 46,000 square-foot parcel of land in the Roosevelt Row Arts District in Phoenix, Arizona. The Company’s headquarters are in Phoenix, Arizona. Following the initial closing of a Tier II Regulation A Offering of Membership Interests in Central RoRo, LLC, a Delaware limited liability company (“Central RoRo”), an affiliate of Main & Main under common control of Central RoRo Manager, LLC, an Arizona limited liability company, Central RoRo will acquire at least a majority interest in the Company in exchange for at least $7,850,500, which the Company will use to begin developing and constructing the Phoenix, Arizona-based Atari-themed hotel and attached Atari Entertainment Complex.

As of December 31, 2024, the Company had not commenced planned principal operations and generated revenue from a short-term sale leaseback and related parking income. The Company’s activities since inception have been limited to formational activities and acquisition of the development land in Phoenix, Arizona. The Company is dependent upon additional capital resources for the ongoing costs of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet commenced planned principal operations, has not yet generated profits, plans to incur significant costs in pursuit of its financing plans and with its real estate development plans, and has a mortgage loan due in full in 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain capital financing from investors sufficiently to meet current and future obligations. Management has evaluated these conditions and plans to obtain additional capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

MAIN & MAIN RORO PROPERTY OWNER, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 2024 and 2023, the Company’s cash and cash equivalents balances did not exceed the federally insured limits.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms/ The Company routinely assesses the financial strength of its customers and records an allowance for doubtful accounts as deemed necessary. The Company believes that its accounts receivable credit risk exposure is limited as of December 31, 2024 and 2023 and has not recorded an allowance.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Land

Land is initially measured at cost, including transaction costs. The initial cost of land consists of its purchase price and any directly attributable costs of bringing the asset to its working condition for its intended use. The purchase price is allocated solely to land based on the intended use and relative fair values to the purchase price.

When Land is retired or otherwise disposed of, the cost and any impairment in value are removed from the accounts and any resulting gain or loss is credited or charged to statement operations. Land is derecognized when either they have been disposed of or when the Land is permanently withdrawn from use and no future economic benefit is expected from its disposal. Any gains or losses on the retirement or disposal of Land is recognized in the statement of operations in the year in which they arise.

Land is recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of property are capitalized. Expenditures for maintenance and repairs are charged to expense.

MAIN & MAIN RORO PROPERTY OWNER, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

Land is not depreciated. The Company reviews the carrying value of long-term assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for the periods ended December 31, 2024 and 2023.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. Parking income is recognized in the month earned. Accounts receivable from parking is $16,227 and $0 as of December 31, 2024 and 2023, respectively. Rent is recognized on a straight line basis over the term of the lease. Deferred rent receivable is $74,559 and $6,744 as of December 31, 2024 and 2023, respectively.

The Company recognizes operating expenses as they are incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, a provision for income tax is not recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740, “Income Taxes” for accounting for uncertainty in income taxes recognized in a Company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016- 02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU effective on inception and it did not have any effect on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

MAIN & MAIN RORO PROPERTY OWNER, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

4. LAND

The Company acquired land for real estate development on December 8, 2023 for $10,510,569. The property was owned for over thirty years by Audacy, Incorporated (“Audacy”), who used the property as an owner-user office and never rented the property or charged public parking. The property was acquired as a development site with the intent of demolishing the existing building.

As part of the acquisition Audacy required continued use of the building under a leaseback for two years. As part of this agreement, Audacy will pay rental income from December 2024 to November 2025. The Company will also let the public use the existing parking space and charge hourly parking for its use. The Company will pay a monthly fee of $5,000 to Audacy from January 2024 to November of 2025.

To finance the acquisition of the future development site, the Company’s members contributed $7,630,421 in 2023 and the Company borrowed $3,000,000 from Southwest Heritage Bank in December 2023. See Note 6.

5. MEMBERS’ EQUITY / (DEFICIT)

The Company is owned by Main & Main RoRo, LLC and Main & Main RoRo OZ, LLC and is managed by Central RoRo Manager, LLC. The Company is authorized to issue membership interests to non-managing members. Distributions are to be paid 100% to the managing member, except as outlined in the Company’s operating agreement.

The members contributed $7,630,421 in 2023 primarily in financing the purchase of the land. The members contributed an additional $21,958 in 2024 to cover general expenses.

The Company shall have the right, but not the obligation, at any time and from time to time (any such date, the “Redemption Date”), upon the Manager’s sole election, to redeem all or any portion of the Units held by Main & Main RoRo OZ, LLC and Main & Main RoRo, LLC (the “Original Members”) (such amount, the “Redemption Units”), in whole or in part, for an amount equal to the Redemption Price (as defined below), provided that such redemption right may only be exercised by the Company if, and only if, the Company has sold at least 15,701 Units in an offering. Redemption Price shall be an amount equal to: (i) the original purchase price paid by the applicable Original Members for such Redemption Units according to the Company’s books and records (the “Original Price”), plus (ii) a redemption fee equal to thirty-eight and one-tenth percent (38.10%) of the Original Price, plus (iii) the Redemption Units’ pro rata share (determined as the number of Redemption Units divided by the total number of units held by all Original Members as of the Redemption Date) of any net operating profits of the Company, calculated from the date on which such Original Member became a Member through the applicable Redemption Date. Since this redemption is contingently redeemable within the Company’s control, under FASB ASC 480-10-S99 the Company has presented these amounts as members’ equity and did not adjust the carrying amount to the redemption amount as of December 31, 2024 or 2023.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability, other than the personal guarantee on the bank loan referenced in Note 4.

The operating agreement establishes equity waterfall as follows:

First, the Manager is required to and will cause to be distributed to the Company’s members (the “Members”), in proportion to their respective allocations of estimated taxable income of the Company for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to Members to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such Member;

MAIN & MAIN RORO PROPERTY OWNER, LLC
NOTES TO AUDITED FINANCIAL STATEMENTS

Second, to the Original Members pro rata in accordance with their respective unit holdings, on an annual basis or more frequently, in the Manager’s discretion, an amount of net distributable cash until the Original Members have received, in the aggregate, an amount equal to thirty-eight and one-tenth percent (38.10%) of their original, aggregate capital contributions as set forth on the Company’s ledger;

Third, to the Members pro rata in accordance with their respective unit holdings until such Members have been returned their aggregate capital contributions as set forth on the Company’s ledger, giving credit to the Original Members distributions previously received;

Fourth, to the Members pro rata in accordance with their respective unit holdings, an amount of net distributable cash until such Members receive a cumulative, non-compounding return on their investments equal to eight percent (8%) per annum, calculated on their aggregate unreturned capital contributions;

Fifth, an amount of net distributable cash will be distributed 80% to the Members pro rata in accordance with their respective unit holdings, and 20% to the Manager, as a carried interest, until the Members have received an internal rate of return (as defined in the operating agreement, “IRR”) of 15%; and

Sixth, after the Members have received an IRR of 15%, net distributable cash will be distributed 70% to the Members pro rata in accordance with their respective unit holdings, and 30% to the Manager.

6.	MORTGAGE PAYABLE

The Company obtained a $3,000,000 mortgage loan from Southwest Heritage Bank in December 2023. The loan is interest only charged at the prime rate (7.50% as of December 31, 2024) and has a 2-year term, maturing in December 2025, to match the leaseback period. The bank loan is full recourse, collateralized by the property and by assignment of income from the property, and personally guaranteed by related parties, Jason Merck and Jordan Taylor.

The balance on the mortgage loan was $3,000,000 as of both December 31, 2024 and 2023. Interest expense on this loan amounted to $254,498 and $16,292 for the periods ended December 31, 2024 and 2023, respectively. Interest payable was $15,046 and $16,292 as of December 31, 2024, and 2023, respectively.

7.	RELATED PARTY TRANSACTIONS

The Company’s operating agreement authorizes Central RoRo Manager, LLC, a related party, to receive an asset management fee of 1% of the Company’s gross revenues annually. It also authorizes the reimbursement of expenses incurred by the Company’s manager and reimbursement for the fair value of any services provided to the Company by the Company’s manager or its affiliates.

8.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 19, 2025, the date the financial statements were available to be issued.

EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Certificate of Formation of Central RoRo, LLC dated August 16, 2023
2.2*	Amended and Restated Operating Agreement of Central RoRo, LLC, dated June 11, 2024
2.3*	Third Amended and Restated Limited Liability Company Agreement of Main & Main RoRo Property Owner, LLC, dated August 5, 2024
4.1**	Form of Subscription Agreement
6.1**	Broker-Dealer Services Agreement by and between Central RoRo, LLC and DealMaker Securities, LLC dated September 11, 2025
6.2*	Agreement of Purchase and Sale by and between Audacy Atlas, LLC and JMJT Roosevelt 2, LLC dated August 31, 2023
6.3*	Assignment Agreement by and between Main & Main RoRo Property Owner, LLC and JMJT Roosevelt 2, LLC dated November 27, 2023
6.4*	Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated December 27, 2019
6.5*	Amendment No. 1 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated September 30, 2020
6.6*	Amendment No. 2 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated September 30, 2020
6.7*	Amendment No. 3 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated December 15, 2022
6.8*	Amendment No. 4 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated May 29, 2024
6.9*	Assignment and Assumption Agreement by and between Breakout 1976, LLC and AH Endeavors LLC dated February 14, 2025
6.10*	Business Loan Agreement between Main & Main RoRo Property Owner, LLC and Commerce Bank of Arizona, Scottsdale Branch dated December 7, 2023
6.11*	Deed of Trust between Main & Main RoRo Property Owner, LLC, Commerce Bank of Arizona, Scottsdale Branch, and Commerce Bank of Arizona, Tucson Branch dated December 7, 2023
6.12*	Promissory Note between Main & Main RoRo Property Owner, LLC and Commerce Bank of Arizona, Scottsdale Branch dated December 7, 2023
6.13*	Assignment of Rents between Main & Main RoRo Property Owner, LLC and Commerce Bank of Arizona, Scottsdale Branch dated December 7, 2023
6.14***	Memorandum of Understanding by and between Breakout 1976, LLC and Intel Corporation dated November 7, 2023
6.15**	Leaseback Agreement by and between Main & Main RoRo Property Owner, LLC and Audacy Atlas, LLC dated December 8, 2024
8.1***	Escrow Services Agreement by and between Central RoRo, LLC, DealMaker Securities LLC, and Enterprise Bank & Trust dated [ ], 2025
10.1*	Power of attorney (included on the signature page of this offering statement)
11.1**	Consent of Artesian CPA
11.2***	Consent of Bevilacqua PLLC (included in Exhibit 12.1)
12.1***	Opinion of Bevilacqua PLLC

*	Previously filed

**	Filed herewith

***	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 29, 2025.

Central RoRo, LLC

By: Central RoRo Manager, LLC, its Managing Member

By:	/s/ Jordan Taylor
	Name:	Jordan Taylor
	Title:	Co-Manager of the Manager

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jordan Taylor	Co-Manager of the Manager	September 29, 2025
Jordan Taylor	(Principal executive officer and principal financial and accounting officer)

/s/ Jason Merck	Co-Manager of the Manager	September 29, 2025
Jason Merck